As filed with the Securities and Exchange Commission on April 30, 2008
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

HEALTH BENEFITS DIRECT CORPORATION
(Name of Small Business Issuer in Its Charter)

Delaware	6411	98-0438502
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
150 N. Radnor-Chester Road
Suite B-101
Radnor, Pennsylvania 19087
(484) 654-2200
(Address and Telephone Number of Registrant’s Principal Executive Offices)

Anthony R. Verdi
Chief Financial Officer and Chief Operating Officer
Health Benefits Direct Corporation
150 N. Radnor-Chester Road
Suite B-101
Radnor, Pennsylvania 19087
(484) 654-2200
(Name, Address and Telephone Number of Agent for Service)
Copy to:
James W. McKenzie, Jr., Esq.
Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, Pennsylvania 19103
(215) 963-5000

     Approximate Date of Proposed Sale to the Public: As soon as practicable after the effective date of this registration statement.
      If any Securities being registered on this Firm are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.☐
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one)

Large Accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		maximum	maximum
Title of each class of	Amount to be	offering price	aggregate	Amount of
securities to be registered	registered (1)	per unit (2)	offering price	registration fee
Common Stock, par value $0.001 per share	13,024,186	$0.68	$8,856,446	$348

(1)	Pursuant to Rule 416, there are also being registered such additional shares as may be issued as a result of stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee. Estimated pursuant to Rule 457 under the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee. The fee for the common stock was based on the average of the closing bid and asked price of the common stock reported on the OTC Bulletin Board on April 29, 2008.
     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PRELIMINARY PROSPECTUS Subject to Completion	April 30, 2008
The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy the securities in any state where the offer or sale is not permitted.
13,024,186 shares of Common Stock
HEALTH BENEFITS DIRECT CORPORATION
     This prospectus relates to offers and resales of up to 6,250,000 shares of our common stock, par value $0.001 per share, including 6,774,186 shares issuable upon the exercise of warrants. We will not receive any of the proceeds from the disposition of these shares by the selling stockholders. We will bear all costs, expenses and fees relating to the registration of these shares. The selling stockholders will bear all commissions and discounts, if any, attributable to their respective sales of shares.
     Our common stock is quoted on the over-the-counter bulletin board, or OTCBB, under the symbol “HBDT.OB.”
     The average of the bid and asked prices of our common stock on the OTCBB on April 29, 2008 was $0.68 per share.
INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD READ THIS ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 5.
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The date of this prospectus is                  , 2008

          You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from the information contained in this prospectus. We will not make an offer to sell these securities in any jurisdiction where offers and sales are not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of when this prospectus is delivered or when any sale of our common stock occurs. All dollar amounts in this prospectus are in U.S. dollars unless otherwise stated.
          In this prospectus, unless the context specifically indicates otherwise:
•	with respect to periods following the closing on November 23, 2005 of the merger that resulted in our current public company structure, all references to “the Company,” “we,” “us,” and “our” refer to Health Benefits Direct Corporation and its subsidiaries; and

•	with respect to periods prior to the closing on November 23, 2005 of the merger that resulted in our current public company structure, all references to “the Company,” “we,” “us,” and “our” refer to the entity currently named “HBDC II, Inc.” as it existed prior to such merger under the name Health Benefits Direct Corporation and prior to becoming a wholly-owned subsidiary of Darwin Resources Corp., the Delaware corporation that currently is named Health Benefits Direct Corporation.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
     This prospectus, including the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis or Plan of Operation” and “Our Business,” contains forward-looking statements. Forward-looking statements convey our current expectations or forecasts of future events. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements herein include, among others, statements relating to:
•	our ability to obtain an increased market share in the rapidly expanding individual health and life insurance markets;

•	the perceived benefits of our interactive insurance marketplace to consumers and insurance carriers;

•	our ability to achieve growth;

•	our expansion of the number of insurance carriers we represent, the variety of individual health and life insurance and related products that we offer or the number of states in which we are able to offer insurance products;

•	the benefits of our interactive insurance marketplace in comparison with existing methods of marketing and selling individual health and life insurance and related products;

•	our ability to increase our customer base through various means;

•	the success of our future marketing and brand-building efforts;

•	the further development of our technologies;

•	our ability to protect our proprietary technologies;

•	our ability to compete successfully against new and existing competitors;

•	our future financial and operating results;

•	our ability to fund our current level of operations through our cash and cash equivalents;

•	our anticipated use of cash resources;

•	projections and trends relating to cost of services;

•	our capital requirements and the possible impact on us if we are unable to satisfy these requirements;

•	our ability to attract or retain key personnel; and

•	statements under the caption “Risk Factors” and other statements regarding matters not of historical fact.
     The words “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue” and similar expressions may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking. Forward-looking statements involve known and unknown risks, uncertainties and achievements, and other factors that may cause our or our industry’s actual results, levels of activity, performance, or achievements to be materially different from the information expressed or implied by these forward-looking statements. While we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus, we caution you that these statements are based on a combination of facts and factors currently known by us and projections of the future about which we cannot be certain. Many factors, including general business and economic conditions and the risks and uncertainties described in the “Risk Factors” section of this prospectus, affect our ability to achieve our objectives. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate. In addition, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, if at all. We may not update these forward-looking statements, even though our situation may change in the future.
     We do not, as a matter of course, publicly disclose financial forecasts or projections and have recently adopted a policy against release of forward-looking revenue or earnings guidance. You should not rely on any prior statements by us that could be deemed to represent forward-looking statements of projected revenues or earnings, forecasts or projections. We do not deem any such prior statements to be reliable.

PROSPECTUS SUMMARY
     This summary highlights selected information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the “Risk Factors” section, before making a decision to invest in our common stock.
Our Business
     We are a contact center-based insurance agency that operates an online marketplace enabling consumers to shop for, compare and purchase individual health and life insurance and related products for individuals and families. We act as an independent agent, selling health and life insurance and related products on behalf of a number of nationally-branded, highly-rated insurance carriers.
     Our streamlined sales process, supported by our proprietary online technology, dialing application and voice signature process, ensures efficiency for consumers purchasing, and carriers underwriting, insurance products. Through our proprietary online technology and our dialing application, which we call “Quick-to-Call,” consumers who submit a request for quotes for health insurance and related products through our website are connected with a licensed agent in one of our contact centers in as little as 30 seconds from the time of submission. Our process enables us to reduce the amount of time it takes from the moment a consumer expresses interest in purchasing insurance to submission of an application to a carrier for underwriting to as little as 60 minutes.
     Our common stock is currently publicly traded under the symbol “HBDT.OB” on the OTCBB.
The Shares Being Registered
     On March 31, 2008, we completed a private placement of an aggregate of 6,250,000 shares of our common stock and warrants to purchase 6,250,000 shares of our common stock to certain institutional accredited investors. We sold 6,250,000 investment units in the private placement at a per unit purchase price equal to $0.80 for gross proceeds to us of $5.0 million. These sales were made pursuant to two Securities Purchase Agreements, each in substantially similar form, which we entered into with each institutional investor, effective as of March 31, 2008. Each investment unit sold in the private placement consisted of one share of our common stock and a warrant to purchase one share of common stock at an exercise price of $0.80 per share, subject to adjustment.
     In connection our private placement in March 2007, we issued to certain institutional individual accredited investors five year warrants to purchase up to 2,500,000 shares of our common stock at an exercise price of $3.00 per share, subject to adjustment for certain dilutive events as provided in the warrants. As a result of the private placement in March 2008, the warrants issued in the March 2007 private placement were adjusted, effective March 31, 2008, to provide for the purchase of up to 3,024,186 shares of our common stock at an exercise price of $2.48 per share, which resulted in a total of 524,186 additional shares of our common stock underlying such warrants.

Our Corporate Information
     Our principal executive offices are located at 150 N. Radnor-Chester Road, Suite B-101, Radnor, Pennsylvania 19087. The principal executive offices of our wholly-owned subsidiary, HBDC II, Inc., are located at 2200 S.W. 10th Street, Deerfield Beach, Florida 33442. The principal executive offices of our wholly-owned subsidiary, Atiam, are located at 350 Baldwin Tower, Eddystone, PA 19022. Our telephone number is (484) 654-2200. Our website address is www.hbdc.com. The information contained on our website is not incorporated by reference into, and does not form any part of, this prospectus.

RISK FACTORS
     Investing in our common stock involves significant risks. In addition to all of the other information contained in this prospectus, you should carefully consider the risks and uncertainties described below before deciding to invest in our common stock. If any of the following risks actually occur, they may materially harm our business, our financial condition or our results of operations. In this event, the market price of our common stock could decline and you could lose all or part of your investment.
Risks Relating to our Company
We have a limited operating history and have incurred significant operating losses since our inception, which we anticipate will continue for the foreseeable future.
     We are an early stage company with a limited operating history, which makes it difficult for investors to evaluate our business and prospects. Investors in our common stock must consider our prospects in light of the risks, expenses and difficulties that we face as an early stage company operating in a new, unproven and highly regulated business. There can be no assurance that we will successfully overcome these difficulties.
     Since our inception, we have incurred significant operating losses. As of December 31, 2007, we had an accumulated deficit of approximately $32.4 million. We incurred operating losses of approximately $14.3 million for the year ended December 31, 2007, $14 million for the year ended December 31, 2006, $3.2 million for the year ended December 31, 2005 and approximately $1.1 million for the period from our inception on January 27, 2004 through December 31, 2004. We expect to incur significant and increasing operating expenses and capital expenditures relating to the development of our business, particularly as we pursue growth both internally and through strategic acquisitions, expand our marketing efforts, further the development of our technologies and add personnel. In addition, we will continue to incur significant legal, accounting and other expenses associated with our status as a reporting company under the Securities Exchange Act of 1934, as amended, or the Exchange Act. As a result, we will need to generate significant revenues to achieve profitability. Even if we achieve profitability, we may be unable to maintain or increase profitability on a quarterly or annual basis. If we are unable to achieve and then maintain profitability, the market value of our common stock will decline.
If we fail to increase our brand recognition, we may face difficulty in attracting new customers and insurance carrier partners.
     We believe that establishing, maintaining and enhancing our brand in a cost-effective manner is critical to achieving widespread acceptance of our current and future products and services and is an important element in our efforts to maintain and expand our relationships with insurance carriers and to grow our customer base, particularly in light of the competitive nature of our business. We believe that the importance of brand recognition will increase as competition in our market develops. Some of our competitors already have well-established brands in the individual health and life insurance market. Successful promotion of our brand will depend largely on our ability to maintain a sizeable and active customer base, the success of our marketing efforts and our ability to provide high quality individual health and life insurance and related products and reliable and useful service to our customers. There can be no assurance that brand promotion activities will yield increased revenue, and even if they do, any increased revenue may not offset the expenses we incur in building our brand. If we fail to successfully promote and maintain our brand, or if we incur substantial expenses in an unsuccessful attempt to promote and maintain our brand, we may fail to attract enough new customers or retain our existing customers to the extent necessary to realize a sufficient return on our brand-building efforts, in which case our business, financial condition and results of operations could be materially harmed.
We may be unable to obtain additional capital when necessary or on terms that are acceptable to us, if at all.
     Since our inception, we have used significant amounts of cash in our operations and in investing activities. As of December 31, 2007, we had a cash balance of approximately $5.8 million. We used cash in operations of approximately $5.5 million for the year ended December 31, 2007, approximately $6.5 million for the year ended December 31, 2006, $1.2 million for the year ended December 31, 2005 and approximately $0.5 million for the period from our inception on January 27, 2004 through December 31, 2004. We used cash in investing of approximately $1.9 million for the year ended December 31, 2007, approximately $3.2 million for the year ended December 31, 2006, $0.3 million for the year ended December 31, 2005 and approximately $0.2 million for the period from our inception on January 27, 2004 through December 31, 2004.
     We expect that we will need significant additional cash resources to operate and expand our business in the future. Our future capital requirements will depend on many factors, including our ability to maintain our existing cost structure and return on sales, fund obligations for additional capital and execute our business and strategic plans as currently conceived. If these resources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or obtain a credit facility. The sale of additional equity securities would result in additional dilution to our stockholders. Additional indebtedness would result in debt service obligations and could result in operating and financing covenants that would restrict our operations. In addition, financing might be unavailable in amounts or on terms acceptable to us, if at all.
We may be unsuccessful in attracting or retaining key sales, marketing and other personnel or in retaining the members of our senior management team.
     The success of our business is dependent on our ability to attract and retain highly skilled managers and sales and marketing personnel and to retain the members of our senior management team. In particular, there is intense competition for qualified sales and marketing personnel in the health and life insurance market, and we may be unable to attract, assimilate and retain qualified sales and marketing personnel on a timely basis. Our inability to retain key personnel and attract additional qualified personnel could harm our development and results of operations.
Our management team has limited experience managing a public company and regulatory compliance could divert its attention from the day-to-day management of our business.
     Prior to completing the merger transaction that resulted in our current public company structure in November 2005, our management team operated our business as a private company. Certain members of our current management team have little or no experience managing a public company or complying with the increasingly complex laws pertaining to public companies. There can be no assurance that our management team will continue to successfully or efficiently manage our operations as a public company subject to significant regulatory oversight and reporting obligations under the federal securities laws. In particular, our obligations as a public company will continue to require substantial attention from our senior management and could divert its attention away from the day-to-day management of our business, which could materially and adversely impact our business and results of operations.
We may incur legal liability relating to information presented on our website or communicated through our agents or otherwise.

     Our customers rely on information we publish on our website or through our agents or otherwise regarding the health and life insurance and related products we offer, including information relating to insurance premiums, coverage, benefits, exclusions, limitations, availability and plan comparisons. A significant amount of effort and training is required to maintain the considerable amount of insurance plan information on our website and to educate our agents and oversee their conduct with respect to such information. If the information we provide on our website, through our agents or otherwise is not accurate, our customers, insurance carrier partners and regulatory authorities in the jurisdictions in which we conduct business could seek legal damages or other penalties as a result of any inaccuracy. In addition, these types of claims could be time-consuming and expensive to defend, could divert our management’s attention and other resources and could cause a negative perception of our service or company in general. Regardless of whether we are able to successfully resolve these claims or actions, they could harm our business, financial condition and results of operations.
We may be unable to sufficiently protect our intellectual property.
     Our business and competitive positions are dependent on our ability to use and protect our proprietary technologies. Our patent applications may not protect our technologies because, among other things:
•	there is no guarantee that any pending patent applications will result in issued patents;

•	we may develop additional proprietary technologies that are not patentable;

•	there is no guarantee that any patent issued to us will provide us with any competitive advantage;

•	there is no guarantee that any patents issued to us will not be challenged, circumvented or invalidated by third parties; and

•	there is no guarantee that any patents previously issued to others or issued in the future will not have an adverse effect on our ability to do business.
     In addition, if we are unable to protect and control unpatented trade secrets, know-how and other technological innovation, we may suffer competitive harm. We also rely on trade secrets, know-how and technologies that are not protected by patents to maintain our competitive position. Trade secrets are difficult to protect. To maintain the confidentiality of trade secrets and proprietary information, we generally seek to enter into confidentiality agreements with our employees, consultants and collaborators upon the commencement of a relationship with us. However, we at times do not obtain these agreements, nor can we guarantee that these agreements will provide meaningful protection, that these agreements will not be breached or that we will have an adequate remedy for any such breach. In addition, adequate remedies may not exist in the event of unauthorized use or disclosure of this information. Others may have developed, or may develop in the future, substantially similar or superior know-how and technologies. The loss or exposure of our trade secrets, know-how and other proprietary information, or independent development of similar or superior know-how, could harm our business, financial condition and results of operations.
We may become subject to intellectual property rights claims in the future, which are extremely costly to defend, could require us to pay significant damages and could limit our ability to use the affected technologies.
     Our commercial success will depend in part on not infringing the patents or proprietary rights of third parties. Third parties could bring legal actions against us claiming damages and seeking to enjoin us from using any technology found to be in violation of a third party’s rights. If we become involved in any litigation, it could consume a substantial portion of our resources, regardless of the outcome of the litigation. If any of these actions are successful, in addition to any potential liability for damages, we could be required to obtain a license to continue to use the affected technology, in which case we may be required to pay substantial fees. There can be no assurance that any such license will be available on acceptable terms or at all.
If we are unable to satisfy regulatory requirements relating to internal controls, or if our internal controls over financial reporting are not effective, our stock price could decline.
     As directed by Section 404 of the Sarbanes-Oxley Act of 2002, the Commission adopted rules requiring public companies to include a report of management on the company’s internal controls over financial reporting in their annual reports required by Section 13(a) of the Exchange Act. In addition, the public accounting firm auditing the company’s financial statements must attest to and report on management’s assessment of the effectiveness of the company’s internal controls over financial reporting. Ensuring that we have adequate internal financial and accounting controls and procedures in place to help ensure that we can produce accurate financial statements on a timely basis is a costly and time-consuming effort that needs to be re-evaluated frequently. Any failure to maintain the adequacy of our internal controls, or the resulting inability to produce accurate financial statements on a timely basis, could increase our operating costs and harm our ability to operate our business. In addition, investor perception that our internal controls are inadequate or that we are unable to produce accurate financial statements on a consistent basis may adversely affect our stock price.
We may be unable to manage our growth effectively.
     Our ability to compete effectively and to manage our future growth, if any, requires us to:
•	continue to improve our financial and management controls and reporting systems and procedures to support the proposed expansion of our business operations; and

•	locate or hire, at reasonable compensation rates, qualified personnel and other employees necessary to expand our capacity in order to accommodate the proposed expansion of our business operations.
Our facilities and systems are vulnerable to natural disasters and other unexpected losses, and we may not have adequate insurance to cover such losses.
     Our computer hardware operations are located primarily in leased facilities in Deerfield Beach, Florida. We also maintain an off-site backup system. Our geographic location is susceptible to hurricanes and other natural disasters. If we experience a system failure or disruption, the performance of our website would be harmed and our service could be shut down. These systems also are vulnerable to damage or interruption from human error, fire, floods, power loss, telecommunications failures, physical or electronic break-ins, computer viruses, other attempts to harm our systems and similar events. If we seek to replicate our systems at other locations, we will face a number of technical challenges, particularly with respect to database replications, which we may be unable to address successfully. Although we maintain insurance to cover a variety of risks, the scope and amount of our insurance coverage may not be sufficient to cover all losses that we may incur.
We may be unable to find or complete strategic acquisitions of complementary businesses or technologies or to integrate acquired businesses or technologies.

     Our business strategy includes, among other things, achieving growth through the acquisition and integration into our business of complementary businesses or technologies. We may be unable to find additional complementary businesses or technologies to acquire. Future acquisitions may result in substantial per share financial dilution of our common stock from the issuance of equity securities. Completion of future acquisitions also would expose us to potential risks, including risks associated with:
•	the assimilation of new operations, technologies and personnel;

•	unforeseen or hidden liabilities or other unanticipated events or circumstances;

•	the diversion of resources from our existing business;

•	the inability to generate sufficient revenue to offset the costs and expenses of acquisitions, which may result in the impairment of assets acquired through acquisitions; and

•	the potential loss of, or harm to, relationships with our employees, customers and insurance carrier partners as a result of the integration of new businesses.
Our operating results may fluctuate as a result of factors beyond our control.
     Our operating results may fluctuate significantly in the future as a result of a variety of factors, many of which are beyond our control. These factors include, but are not limited to:
•	a reduction in commission rates from or loss of any of our insurance carrier partners;

•	capital expenditures for the development of our technologies;

•	marketing and promotional activities and other costs;

•	changes in the pricing of our customers’ individual health and life insurance policies by our insurance carrier partners;

•	changes in operating expenses;

•	increased competition in our market; and

•	other general economic and seasonal factors.
Risks Relating to Our Business
Our model of marketing and selling individual health and life insurance and related products through our interactive insurance marketplace might not achieve and maintain widespread consumer and insurance carrier acceptance.
     Selling health and life insurance and related products through sales methods other than traditional face-to-face methods, such as through the Internet or telephonically, is a relatively new development. If consumers and insurance carriers do not widely adopt our model of selling and purchasing such products through our interactive insurance marketplace, or if they determine that traditional face-to-face sales methods or other methods for selling and purchasing health and life insurance and related products are superior, our business, financial condition and results of operations would be materially harmed.

If we fail to adequately maintain our existing insurance carrier relationships and develop new insurance carrier relationships, our business could suffer.
     Our business could suffer if we fail to attract new insurance carrier partners or maintain our existing insurance carrier partners, by limiting the variety of health and life insurance and related products that we offer to consumers. In addition, our agreements with our insurance carrier partners typically are non-exclusive and terminable upon short notice by either party for any reason. Our insurance carrier partners may discontinue sales of products through us for a number of reasons, including, among others:
•	competitive or regulatory reasons;

•	reluctance to utilize non-traditional sales methods;

•	reluctance to be associated with our brand;

•	greater reliance by our insurance carrier partners on their internal distribution channels to sell their products, including through traditional in-house agents and carrier websites; or

•	a carrier’s decision to discontinue sales in the individual health and life insurance market.
     In addition, we may decide to terminate our relationship with certain insurance carriers for a variety of reasons, including, among other things:
•	as a result of a reduction in a carrier’s financial rating;

•	a carrier’s reduction in commissions paid to us; or

•	a carrier’s insistence upon utilizing a sales process that we believe impairs the value of our service or brand.
     The termination of our relationship with any of our insurance carrier partners could reduce the variety of insurance products we offer, which could harm our business, particularly in light of our current dependence on a limited number of insurance carriers. Upon any such termination, we also would lose a source of commissions for future sales, and, in certain cases, future commissions for pre-termination sales.
     In addition, we have agreements with certain of our insurance carries whereby certain of our insurance carriers advance us first year premium commissions before the commissions are earned. The unearned portion of premium commissions has been included in the consolidated balance sheet as a liability for unearned commission advances. These advance agreements represent a material source of cash to fund our operations. Our advance agreement with our largest insurance carrier is contractually limited to a maximum of $9,000,000, can be terminated by either party, and in the event of termination our outstanding advance balance can be called by the insurance carrier with seven days’ written notice. As of December 31, 2007, our outstanding advance balance with this carrier was $6,240,207. Our advance agreement with our second largest insurance carrier allows the insurance carrier to terminate future advances and convert the outstanding advance balance into a promissory note, which if not repaid within 30 days, would incur interest expense. As of December 31, 2007, our outstanding advance balance with this carrier was $1,123,950. During the third quarter of 2007, we began receiving advances of first year premium commissions before the commissions are earned from our third largest insurance carrier. Our understanding pertaining to the advance from this carrier is that the carrier may terminate future advances and demand repayment of the outstanding unearned commission advance balance if certain performance standards are not met. We and this insurance carrier are working together on reaching an agreement pertaining to these advances. As of December 31, 2007, our outstanding advance balance with this carrier was $892,637. The termination of our relationship with any of these three insurance carriers may result in the carrier demanding the repayment of the outstanding advance balance. We may not have sufficient cash liquidity to repay our outstanding advance balance if any of these three carriers demand repayment.
There could be a reduction in the quality and affordability of the individual health and life insurance and related products that our insurance carrier partners offer.
     The demand for individual health and life insurance and related products that we offer is impacted by, among other things, the variety, quality and price of such products. If our insurance carrier partners do not provide us with high-quality products or properly service the policies they sell through us, our sales may decrease and our business, financial condition and results of operations could be harmed.
Our insurance carrier partners might decide to reduce the commissions they pay to us or change their underwriting practices in a way that reduces the number of insurance policies that we sell.
     The commissions we receive from our insurance carrier partners are either set by the carrier or negotiated between us and the carrier. Our insurance carrier partners could reduce the commissions they pay to us either by renegotiation or, in certain cases, by unilateral action. In addition, insurance carriers periodically change their underwriting criteria, any of which changes could result in a decrease in the number of insurance policies we are able to sell. Any such changes to our existing relationships with our insurance carrier partners could impact our sales volume negatively and harm our business, financial condition and results of operations.
We rely on our insurance carrier partners to accurately and regularly prepare commission reports, and if these reports are inaccurate or not sent to us in a timely manner, our results of operations could suffer.
     Our insurance carrier partners pay us a specified percentage of the premium amount collected by the carrier during the period that a member maintains coverage under a policy. We rely on our insurance carrier partners to report in a timely and accurate manner the amount of commissions earned by us, and we calculate our commission revenue, prepare our financial reports, projections and budgets and direct our marketing and other operating efforts based on these reports. It is difficult for us to independently determine whether or not our insurance carrier partners are reporting all commissions due to us, primarily because customers who terminate their policies often do so by discontinuing their premium payments to the insurance carrier without informing us of the cancellation. To the extent that our insurance carrier partners understate or fail to report the amount of commissions due to us in a timely manner or at all, we will not collect and recognize revenue to which we are entitled, which would adversely affect our results of operations and could cause the value of our stock to decline.
We may experience technological problems or service interruptions with any of our insurance carrier partners, which could negatively affect the quality of service on our website.
     A significant portion of our processes for submitting insurance applications and other information necessary to conduct business with carriers require that our web servers communicate with carriers’ computer systems. A malfunction in an insurance carrier’s computer system or in the Internet connection between our web servers and the insurance carrier’s system, or excess data traffic, could result in a delay in processing business to one or more carriers. Also, a computer malfunction could cause an insurance carrier to quote erroneous rates, in which case the insurance carrier would be required to take itself offline until the malfunction can be corrected. Technological problems with or interruption of communications with insurance carriers’ computer systems could negatively affect the quality of service we provide to consumers, which in turn could harm our business.
The level of business we expect to generate through online search engines could fluctuate due to changes in search engine based algorithms.
     We expect to derive an increased volume of customers in the future through Internet search engines such as Google, MSN, AOL and Yahoo! A critical factor in attracting consumers to our website will be whether we are prominently displayed in response to an Internet search relating to health or life insurance or related products. Unpaid search result listings are determined and displayed in accordance with a set of algorithms developed by the particular Internet search engine. These algorithms determine the order of the listing of results in response to the consumer’s Internet search. From time to time, search engines revise these algorithms, which may cause our website to be listed less prominently in unpaid search results. Our website also may become listed less prominently in unpaid search results for other reasons, such as search engine technical difficulties, search engine technical changes and changes we decide to make to our website. In addition, search engines could, for a variety of reasons, decide not to list our website in search result listings. If we are not listed prominently in search result listings for any reason, we will be unable to generate a sufficient amount of traffic to our website, which could harm our business, financial condition and results of operations.
If we are unable to maintain our existing relationships with the various third parties that currently provide us with consumer prospects, our business, financial condition and results of operations could be harmed.
     We currently rely on various third party services to provide us with a significant portion of our leads of individuals interested in purchasing health and life insurance and related products. We typically pay these parties a fixed fee for each prospect provided to us or resulting sale to such prospect. If we are unable to maintain successful relationships with these third party services or continue to generate a sufficient volume of prospects on terms acceptable to us through these third parties, we will need to develop new methods for acquiring consumer prospects, in which case our business, financial condition and results of operations could be harmed.
Risks Relating to Our Industry
Laws and regulations governing the insurance industry could expose us to legal penalties for noncompliance, or could require changes to our business.
     We are required to comply with myriad complex insurance laws, rules and regulations, which vary, often dramatically, from state to state. For example, state regulators require us to maintain a valid license in each state in which we transact insurance business and further require that we adhere to sales, documentation and administration practices specific to that state. In addition, each employee who transacts insurance business on our behalf must maintain a valid license in one or more states. Because we conduct business in a majority of jurisdictions in the United States, compliance with insurance laws, rules and regulations is difficult and imposes significant costs on our business. In addition, we intend to expand the number of insurance carriers we represent, the variety of individual health and life insurance and related products that we offer and the number of states in which we are able to offer these products, any of which may require us to comply with the insurance laws, rules and regulations of additional jurisdictions. Each jurisdiction’s insurance department typically has the power, among other things, to:
•	grant and revoke licenses to transact insurance business;

•	conduct inquiries into the insurance-related activities and conduct of agents and agencies;

•	require and regulate disclosure in connection with the sale and solicitation of insurance;

•	authorize how, by which personnel and under what circumstances insurance premiums can be quoted and published and an insurance policy sold;

•	approve which entities can be paid commissions from insurance carriers;

•	regulate the content of insurance-related advertisements, including web pages;

•	approve policy forms, require specific benefits and benefit levels and regulate premium rates;

•	impose fines and other penalties; and

•	impose continuing education requirements.
     Due to the complexity, periodic modification and differing interpretations of insurance laws and regulations, we might not have always been, and we may not always be, in compliance with these laws and regulations. Noncompliance could result in significant liability, additional licensing requirements or the revocation of licenses in a particular jurisdiction, which could significantly increase our operating expenses, prevent us from transacting insurance business in a particular jurisdiction and otherwise harm our business, financial condition and results of operations. Additionally, an adverse regulatory action in one jurisdiction could result in penalties and adversely affect our license status or reputation in other jurisdictions due to the requirement that adverse regulatory actions in one jurisdiction be reported to other jurisdictions. Even if the allegations in any regulatory or other action against us are proven false, any surrounding negative publicity could harm the confidence of consumers and insurance carriers in us, which could significantly damage our brand. Because some consumers and insurance carriers may be uncomfortable with the concept of purchasing health or life insurance or related products through means other than traditional, face-to-face means, any negative publicity may affect us more than it would others in the insurance industry and would harm our business, financial condition and results of operations.
Regulation of the sale of health insurance is subject to change, and future regulations could harm our business and operating results.
     The laws and regulations governing the offer, sale and purchase of health and life insurance and related products are subject to change, and we may be adversely affected by such changes. For example, once health insurance pricing is set by an insurance carrier and approved by state regulators, it is fixed and generally not subject to negotiation or discounting by insurance companies or agents.
     Another example of a potentially adverse regulatory change relates to the adoption of “guaranteed issue” laws and regulations in the individual and family health insurance markets. These requirements, which are currently in effect in a limited number of states such as Massachusetts, New Jersey and New York, prohibit insurance carriers from denying health insurance coverage to individuals based on their health status. We believe that substantially fewer insurance carriers offer plans in the individual and family health insurance market in states with guaranteed issue requirements compared to other states. In addition, we believe that those insurance carriers that offer individual and family plans in these states typically charge substantially higher premiums and/or pay reduced commissions to agents. We believe that limited choice and high premiums result in less demand for individual and family health insurance plans which, when coupled with reduced commissions to agents, results in substantially less revenue for us in these states. Although we currently do not expect a substantial number of states to adopt guaranteed issue requirements for the individual and family market, our business, financial condition and results of operations would be harmed if the adoption of these requirements becomes more widespread.
     We are subject to additional insurance regulatory risks due to our use of the Internet and voice signature process in our interactive insurance marketplace. The manner and extent to which existing insurance laws and regulations could be applied to Internet-related insurance advertisements and transactions and voice signatures is largely unclear. To the extent that new laws or regulations are adopted that conflict with the way we conduct our business, or to the extent that existing laws and regulations are interpreted adversely to us, our business, financial condition and results of operations would be harmed.
“Do not call” laws and requirements could limit our ability to market our products and services.
     Our direct marketing operations are or may become subject to additional federal and state “do not call” laws and requirements. In January 2003, the Federal Trade Commission amended its rules to provide for a national “do not call” registry. Under these federal regulations, consumers may have their phone numbers added to the national “do not call” registry. Generally, we are prohibited from calling any consumer whose telephone number is listed in the registry unless the consumer has requested or initiated the contact or given his or her prior consent. Enforcement of the federal “do not call” provisions began in the fall of 2003, and the rule provides for fines of up to $11,000 per violation and other possible penalties. Our current business model relies heavily on outbound calls from our contact centers to consumers. The federal regulations and similar state laws may restrict our ability to effectively market to new consumers the products we sell on behalf of our insurance carrier partners. Furthermore, compliance with this rule may prove difficult, and we may incur penalties for improperly conducting our marketing activities.
We may be unable to compete successfully against new and existing competitors.
     We operate in a highly competitive market with few barriers to entry. We expect that competition will continue to intensify. Some of our competitors are more established than we are, and have significantly greater financial, technical, marketing, and other resources than we do. In addition, many of our current and potential competitors can devote substantially greater resources than we can to promotion, website development and systems development. Many of our competitors have greater name recognition and a larger customer base than we do. These competitors may be able to respond more quickly to new or changing opportunities and customer requirements and may be able to undertake more extensive promotional activities and offer more attractive terms to insurance carriers. Competition could reduce our market share in the individual health and life insurance market.
Changes and developments in the structure of the health insurance system in the United States could harm our business.
     Fundamental changes to the health insurance system in the United States could reduce or eliminate the demand for individual health insurance or increase our competition, which would harm our business. In the United States, there have been, and we expect that there will continue to be, a number of debates and legislative and regulatory proposals aimed at changing the healthcare system. For example, some advocates promote a universal healthcare system that would be largely underwritten by the government. The adoption of state or federal laws that promote or establish a government-sponsored universal healthcare system could reduce or eliminate the number of individuals seeking or permitted to purchase private health insurance or supplemental coverage, which would substantially reduce the demand for our service and harm our business, financial condition and results of operations.

If we are unable to safeguard the security and privacy of confidential online data, our business may be harmed.
     Our business involves the collection, storage and transmission of personally identifiable information such as names, addresses, social security and credit card numbers and information regarding the medical history of consumers over public networks. Although we utilize advanced protection from the threat of improper access to our networks and transaction data, such protection may be imperfect or inadequate. We may be required to expend significant additional capital and other resources to protect against security breaches or to alleviate problems caused by security breaches. Any compromise or perceived compromise of our security could damage our reputation and our relationship with consumers and insurance carrier partners, could reduce demand for our service and could subject us to significant liability and regulatory action, which would harm our business, financial condition and results of operations.
Uncertainty in the marketplace regarding the use of personal information, or proposed legislation, could reduce demand for our services and result in increased expenses.
     Concern among consumers and legislators regarding the use of personal information gathered from Internet users could create uncertainty in the marketplace. This could reduce demand for our services, increase the cost of doing business as a result of new security measures, possible litigation or otherwise, or increase service delivery costs, or otherwise adversely affect our business in other ways. Many state insurance codes limit the collection and use of personal information by insurance companies, agents, or insurance service organizations.
Governmental regulation of the Internet may adversely affect our business and operating results.
     The laws governing general commerce on the Internet remain unsettled and it may take years to fully determine whether and how existing laws such as those governing intellectual property, privacy and taxation apply to the Internet. Due to the rapid growth and widespread use of the Internet, federal and state governments have are considering enacting additional laws relating to the Internet. Any of these existing laws or future laws relating to the Internet could expose us to substantial compliance costs and liabilities and may impede the growth of Internet commerce.
Risks Relating to our Common Stock
Sales of substantial amounts of our common stock in the public market could depress the market price of our common stock.
     Our common stock currently is quoted on the OTCBB, which is a limited and illiquid market. If our stockholders sell substantial amounts of our common stock in the public market, including the shares being registered under this registration statement and shares issuable upon the exercise of outstanding warrants and options, or the market perceives that such sales may occur, the market price of our common stock could fall and we may be unable to sell our common stock in the future.
Our common stock may experience extreme price and volume fluctuations, which could lead to costly litigation for us and make an investment in us less appealing.
     The market price of our common stock may fluctuate substantially due to a variety of factors, including:
•	our business strategy and plans;

•	announcements concerning our competitors or the individual health and life insurance market;

•	rate of sales and customer acceptance;

•	changing factors related to doing business in various jurisdictions within the United States;

•	interruption of supply from or changes in our agreements with our insurance carrier partners;

•	new regulatory pronouncements and changes in regulatory guidelines and timing of regulatory approvals;

•	general and industry-specific economic conditions;

•	additions to or departures of our key personnel;

•	variations in our quarterly financial and operating results;

•	changes in market valuations of other companies that operate in our business segments or in our industry;

•	lack of adequate trading liquidity;

•	announcements about our business partners;

•	changes in accounting principles; and

•	general market conditions.
     The market prices of the securities of early-stage companies, particularly companies like ours without consistent product revenues and earnings, have been highly volatile and are likely to remain highly volatile in the future. This volatility has often been unrelated to the operating performance of particular companies. In the past, companies that experience volatility in the market price of their securities have often faced securities class action litigation. Whether or not meritorious, litigation brought against us could result in substantial costs, divert our management’s attention and resources and harm our financial condition and results of operations.
Our directors, executive officers and entities affiliated with them beneficially own a substantial number of shares of our common stock, which gives them significant control over certain major decisions.
     As of April 15, 2008, our executive officers and directors and entities affiliated with them beneficially owned, in the aggregate, approximately 42.6% of our outstanding shares of common stock, based on a total of 41,337,969 shares outstanding. These executive officers, directors and their affiliates may have different interests than you. For example, they could act to delay or prevent a change of control of us, even if such a change of control would benefit our other stockholders, could prevent or frustrate attempts to replace or remove current management or could pursue strategies that are different from the wishes of other investors. This significant concentration of stock ownership may adversely affect the trading price of our common stock due to investors’ perception that conflicts of interest may exist or arise.

Transactions in which a privately-held company merges into a largely inactive company with publicly traded stock are generally closely scrutinized by the Commission and we may encounter difficulties or delays in obtaining future regulatory approvals.
     Historically, the Commission and Nasdaq and securities exchanges have disfavored transactions in which a privately-held company merges into a largely inactive company with publicly traded stock, and there is a significant risk that we may encounter difficulties in obtaining the regulatory approvals necessary to conduct future financing or acquisition transactions, or to eventually achieve our common stock being quoted on Nasdaq or listed on a securities exchange. Effective August 22, 2005, the Commission adopted rules dealing with private company mergers into dormant or inactive public companies. As a result, it is likely that we will be scrutinized carefully by the Commission and possibly by the National Association of Securities Dealers or Nasdaq or a national securities exchange, which could result in difficulties or delays in achieving Commission clearance of any future registration statements or other Commission filings that we may pursue, in attracting NASD-member broker-dealers to serve as market-makers in our stock, or in achieving admission to Nasdaq or a national securities exchange. As a result, our financial condition and the value and liquidity of our shares may be negatively impacted.
As a stock quoted on the OTCBB, our common stock, which is deemed to be “penny stock,” currently has limited liquidity.
     Holders of shares of our common stock, which are quoted on the OTCBB, may find that the liquidity of our common stock is impaired as compared with the liquidity of securities listed on Nasdaq or one of the national or regional exchanges in the United States. This impairment of liquidity may result from reduced coverage of us by security analysts and news media and lower prices for our common stock than may otherwise be attained. In addition, our common stock is deemed to be “penny stock,” as that term is defined in rules under the Exchange Act. Penny stocks generally are equity securities that are not registered on certain national securities exchanges or quoted by Nasdaq and have a price per share of less than $5.00. Penny stock may be difficult for investors to resell. Federal rules and regulations impose additional sales practice requirements on broker-dealers who sell the stock to persons other than established customers and accredited investors. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of these securities and obtain the purchaser’s written consent to the transaction prior to the sale. Prior to the sale, broker-dealers must also deliver to the potential purchaser a disclosure schedule prescribed by the Commission, describing the penny stock market and disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, broker-dealers must deliver to penny stock investors monthly statements disclosing recent price information for penny stocks held in the account and information on the limited market in penny stocks. These additional requirements restrict the ability of broker-dealers to sell our common stock and make it more difficult for investors to dispose of our common stock in the secondary market and may also adversely affect the price of our common stock.

USE OF PROCEEDS
     We will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholders. We will bear all costs, expenses and fees in connection with the registration of shares of our common stock to be sold by the selling stockholders. The selling stockholders will bear all commissions and discounts, if any, attributable to their respective sales of shares.
MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS
Market Information
     The following table sets forth the high and low bid prices for our common stock for the periods indicated, as reported by the OTCBB. The prices state inter-dealer quotations, which do not include retail mark-ups, mark-downs or commissions. Such prices do not necessarily represent actual transactions.

	High	Low
2006:
First quarter, ended March 31, 2006	$3.69	$1.84
Second quarter, ended June 30, 2006	$4.00	$2.60
Third quarter, ended September 30, 2006	$3.15	$1.90
Fourth quarter, ended December 31, 2006	$3.09	$2.22

2007:
First quarter, ended March 31, 2007	$3.26	$2.55
Second quarter, ended June 30, 2007	$2.93	$2.20
Third quarter, ended September 30, 2007	$2.40	$1.75
Fourth quarter, ended December 31, 2007	$2.60	$1.65

2008:
First quarter, ended March 31, 2008	$1.90	$0.73
Second quarter (through April 29, 2008)	$1.02	$0.56
Holders of Record
     Based on information furnished by our transfer agent, as of April 15, 2008, we had approximately 161 holders of record of our common stock.
Penny Stock
     Until our common stock qualifies for listing for Nasdaq, the American Stock Exchange, or another national securities exchange, the trading of our securities will be on the OTCBB. As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the price of, our common stock.
Dividend Policy
     We have not declared or paid dividends on our common stock and do not anticipate declaring or paying any cash dividends on our common stock in the foreseeable future. We currently expect to retain future earnings, if any, for the development of our business. Any future determination to pay cash dividends will be at the discretion of our board of directors and will be dependent on our results of operations, financial condition, contractual restrictions and other factors that our board of directors considers relevant.

Securities Authorized for Issuance under Equity Compensation Plans
     The following table shows certain information concerning our common stock to be issued in connection with our equity compensation plans as of December 31, 2007:
EQUITY COMPENSATION PLAN

	Number of		Number of Securities
	Securities to be	Weighted-	Remaining Available for
	Issued upon	Average Exercise	Future Issuance
	Exercise of	Price of	Under Equity
	Outstanding	Outstanding	Compensation Plans
	Options,	Options,	(Excluding Securities
	Warrants and	Warrants and	Reflected in the first
Plan Category	Rights	Rights	Column)
Equity compensation plans approved by security holders	15,581,900	$2.00	603,100
Equity compensation plans not approved by security holders	0	0	0

Total	15,581,900	$2.00	603,100

OUR BUSINESS
Overview
     We are a contact center-based insurance agency that operates an online marketplace enabling consumers to shop for, compare and purchase individual health and life insurance and related products for individuals and families. Our sales platform combines our proprietary, integrated online technology and dialing application to connect consumers who express an interest in purchasing health or life insurance or related products with knowledgeable licensed agents housed in our contact centers.
     We act as an independent agent, selling health and life insurance and related products on behalf of a number of nationally-branded, highly-rated insurance carriers. Our health insurance carrier partners include:
•	Aetna, Inc.;

•	Colorado Bankers Life Insurance Company;

•	Golden Rule Insurance Company (a UnitedHealthcare company);

•	Humana, Inc.;

•	PacifiCare Life and Health Insurance Company (a UnitedHealthcare company);

•	Time Insurance Company (marketed under the brand name Assurant Health); and

•	UniCare Life and Health Insurance Company (a Wellpoint company).
     Our life insurance carrier partners include:
•	AIG American General; and

•	Fidelity Life Insurance Company.
     The primary product we sell on behalf of insurance carriers is major medical health insurance for individuals and families. Annualized premium with respect to a specific insurance policy is the sum of premium payments to be made by the insured over the 12-month period after the issuance of the policy. We also sell short-term medical policies (term shorter than one year), health savings accounts and term life insurance. We believe these additional products represent significant cross-sell opportunities to our existing client base with minimal acquisition cost.
     Our service is free to consumers and our principal source of revenue is commissions paid to us by insurance carriers as compensation for policies sold. Our commissions are based on a percentage of the premium amount collected by a carrier during the period that a customer maintains coverage under a policy. These commissions include first year commissions and renewal commissions. First year commission rates are significantly higher than renewal commission rates. We also are eligible for incentive bonuses based on our ability to meet pre-determined criteria established by our insurance carriers. The amounts of commissions and incentive bonuses for which we are eligible vary, often significantly, by carrier and product.

     Our streamlined sales process, supported by our proprietary online technology, dialing application and voice signature process, ensures efficiency for consumers purchasing, and carriers underwriting, insurance products. Through our proprietary online technology and our dialing application, which we call “Quick-to-Call,” consumers who submit a request for quotes for health insurance and related products through our website are connected with a licensed agent in one of our contact centers in as little as 30 seconds from the time of submission. Our process enables us to reduce the amount of time it takes from the moment a consumer expresses interest in purchasing insurance to submission of an application to a carrier for underwriting to as little as 60 minutes. This compares with up to six weeks under traditional face-to-face agency sales models.
     Our licensed agents assist consumers in sorting through the complicated process of selecting and obtaining health or life insurance or related products by:
•	explaining and clarifying complicated insurance concepts to the consumer;

•	providing useful information about the range of products that our insurance carrier partners offer, including price and terms of coverage;

•	comparing plans and guiding the consumer to the product most suitable for the consumer’s needs and preferences;

•	providing detailed answers to the consumer’s questions and addressing other relevant concerns of the consumer; and

•	explaining the application, and verification, issuance and ongoing billing procedures.
     Following the consumer’s selection of a product, one of our trained representatives, following a script pre-approved by the relevant carrier, completes the application with the consumer for submission to the carrier’s underwriting department. The tele-call, which is recorded with the consumer’s express consent, serves as the consumer’s “voice signature” on the application.
     Assuming an applicant meets the insurance carrier’s initial underwriting criteria, the application, along with the verification call recording, is submitted electronically to the insurance carrier’s underwriting department. Upon carrier approval of the consumer’s application, the carrier notifies us and, subsequently, our customer service department communicates this approval to the consumer. Alternatively, if the tele-application representative determines that a consumer does not meet a carrier’s underwriting criteria for a particular policy, we reconnect the consumer with a licensed agent who reviews additional product alternatives with the consumer. The goal of our sales and application process is to increase efficiency and enhance the likelihood that the application for the consumer’s selected product will meet the insurance carrier’s underwriting criteria and the policy will be issued.
     We maintain a comprehensive process to ensure the highest standards of training and professionalism for our sales agents. Newly-hired agents are immersed in various company- and carrier-sponsored training programs and receive one-on-one instruction and support from our sales managers and senior agents. Through our licensing department, we assist our agents in obtaining and maintaining the requisite licenses and carrier appointments to conduct sales of health and life insurance products in the various states in which we conduct business.
     As an independent agency, our goal is to retain our customers for the duration of their health insurance needs. We continuously evaluate customer retention initiatives, including regular follow-up communication to ensure satisfaction with policies purchased. Moreover, we work with both our customers and carriers to determine how to improve the service we provide and how to make our processes more efficient.
     In April 2006, we and our wholly-owned subsidiary, ISG Merger Acquisition Corp., a Delaware corporation, or the Merger Sub, entered into a Merger Agreement with Insurance Specialist Group Inc., or ISG, and Ivan M. Spinner (the sole stockholder of ISG), pursuant to which, among other things, the Merger Sub merged with and into ISG. As consideration for this merger, we made a cash payment of $920,000 and issued 1,000,000 shares of our common stock to Mr. Spinner in exchange for all of the outstanding stock of ISG. In connection with this merger, we entered into an Employment Agreement with Mr. Spinner, under which he was appointed as an officer of HBDC II, LLC. As a result of this merger, ISG became our wholly-owned subsidiary.
     ISG provides sales support services to independent insurance agencies and agents in obtaining additional insurance products and appointments with insurance carriers. We refer to these agencies and agents as ISG’s “down-line.” ISG’s revenues consist primarily of override commissions from carriers for sales of products by ISG’s down-line agents. ISG’s override commission rates are significantly lower than the commissions we earn for products sold by our employee agents. ISG currently has approximately 480 agents in its down-line.
Our Opportunity in the Insurance Industry
     We believe that a significant opportunity exists to obtain an increased market share in the rapidly expanding individual health insurance market and the low cost term life insurance market. In recent years, the number of Americans seeking individual health insurance and related products has increased dramatically, largely as a result of a decline in the availability and cost advantage of employer-sponsored group plans.
     Specifically, according to the 2006 Annual Employer Health Benefits Survey by the Kaiser Family Foundation in Menlo Park, California, and the Health Research & Educational Trust in Chicago, Illinois, employers in the U.S. offering health insurance dropped from 69% in 2000 to 61% in 2006 and the percentage of U.S. workers covered by their employers’ health insurance plans dropped from 63% in 2000 to 59% in 2006. In addition, according to the Current Population Survey, the number of uninsured Americans rose from 15.3% in 2005 to 15.8% in 2006, the highest level since 1998. Insurance carriers and large agencies, which historically have focused their sales efforts on employer-sponsored group plans, have been slow to react to this increasing demand.
     Increasingly, individual consumers are utilizing the Internet to access useful information and to purchase products. While the Internet represents a potentially efficient channel to connect insurance carriers with this underserved market segment, we believe that the business model of conducting sales of health and life insurance and other products exclusively through the Internet has limitations. Most importantly, this model underestimates the effect of the complexity, importance and cost of health and life insurance and related products on a consumer’s willingness to purchase these products exclusively through the Internet. Consumers who are willing to purchase relatively simple, inexpensive goods such as compact discs, flowers and books over the Internet may be unwilling to purchase complicated and expensive items such as health and life insurance and related products in the same manner. Additionally, consumers who may be inclined to purchase other items on the Internet may prefer the guidance of a licensed agent in shopping for health or life insurance. Finally, consumers may be unwilling to divulge highly personal medical, financial and other information over the Internet.
     By combining the expansive reach, speed and efficiency of the Internet with the comfort of speaking to a knowledgeable live agent, we believe that our sales model overcomes the limitations of both traditional face-to-face and Internet-only sales models. Through the Internet, we can instantly provide a prospective customer with product information regardless of his or her location. At the same time, the prospective customer can initiate an online request for a phone call from one of our knowledgeable licensed agents to receive additional guidance in connection with making a purchase of health or life insurance or a related product.
     We believe that our interactive insurance online marketplace provides the following benefits to consumers:
•	assistance from a knowledgeable licensed agent conveniently accessible by phone;

•	one-stop comparison shopping from multiple high-quality insurance carriers for multiple products;

•	accurate, insurance carrier-linked quotes;

•	easy access to insurance-related information and tools;

•	convenience and privacy; and

•	faster issuance of policies due to technological efficiencies.
     In addition, we believe that our interactive online insurance marketplace provides the following benefits to insurance carriers:
•	lower client acquisition cost made possible by an Internet-based marketplace;

•	scalable customer acquisition processes that allow substantial increases in activity and productivity;

•	access to customers who have indicated initial purchasing intent, screened and verified through an insurance provider’s underwriting criteria; and

•	improved timeliness and accuracy of information submitted to insurance carriers for underwriting.
     Currently, our primary customer acquisition method is through paid referrals from third-party online lead aggregators. Consumers searching for health and life insurance and related products also can speak to one of our licensed agents by calling a toll-free telephone number or by visiting our website. Recently, we have begun evaluating marketing opportunities to assist us in developing a broader mix of customer acquisition sources. Any proposed marketing and advertising will direct consumers to both our website and a toll-free telephone number.
     Traditional, offline marketing and advertising tactics currently being tested or considered include, among other things, the following:
•	direct response television advertising;

•	print advertising in select media;

•	targeted direct mail initiatives; and

•	marketing partnerships with various companies.
     Online marketing and advertising initiatives currently being tested or considered include, among other things, the following:
•	affiliate marketing programs;

•	search engine marketing and website optimization;

•	banner advertising; and

•	e-mail campaigns.
Our Strategy
     Our strategy is to become the premier individual health and life insurance agency for individuals and families. The key elements of our strategy and solution include the following:
•	Potential Growth. Our strategy includes internal growth as well as growth through strategic acquisitions in the individual health and life insurance market. We believe that we can benefit from strategic acquisitions, including acquisitions of existing call center operations, by leveraging our sophisticated sales platform and proprietary online technology and dialing application to increase the scale of our operations. Our growth strategy also includes increasing the number of licensed sales agents we employ.

•	Expanded Products and Insurance Carrier Relationships. We intend to expand the number of insurance carriers we represent, the variety of individual health and life insurance and related products that we offer and the number of states in which we are able to offer these insurance products. We believe that each of these initiatives can provide us with additional sources of revenue and enhance the consumer’s experience of purchasing health and life insurance and related products through our interactive insurance marketplace.

•	Enhanced Customer Experience. We seek to enhance the customer’s experience in shopping for health and life insurance and related products through our interactive insurance marketplace by providing service that is significantly more convenient, efficient and reliable than alternative sales models. We intend to achieve these enhancements through technological and other efficiency improvements to the process of selecting, applying for and purchasing health and life insurance and related products. To date, we have been able to substantially reduce the amount of time that is typically required from the time we receive an indication of a consumer’s interest in purchasing a policy to the issuance of the policy. Our goal is to facilitate the issuance of most policies within hours, rather than the days or weeks that traditional face-to-face methods generally require.

•	Increased Marketing and Brand-Building Efforts. We intend to increase our customer base by increasing our marketing and brand-building efforts, as described above.
Competition
     The individual health and life insurance agency market is highly competitive and has few barriers to entry. We anticipate that competition in this market will continue to intensify. We are not aware of any insurance sales agency that utilizes an interactive insurance marketplace substantially similar to ours. However, significant competition exists from companies engaging in traditional and Internet-only sales.

These competitors include large and small insurance carriers and agencies that operate on a national and regional basis. We also anticipate substantial new competition in this market, including from competitors with an interactive insurance marketplace substantially similar to ours.
     We expect to compete on, among other things, our growth strategy, our ability to expand our offerings, our relationships with insurance carriers and the number of jurisdictions in which we are able to offer products, our ability to enhance a customer’s experience of shopping for health and life insurance and related products through our interactive insurance marketplace and our ability to increase our customer base by increasing our marketing and brand-building efforts.
     Many of our competitors are more established than we are, and have significantly greater financial, technical, marketing, and other resources than we do. Many of our competitors have greater name recognition and a larger customer base than we do. These competitors may be able to respond more quickly to new or changing opportunities and customer requirements and may be able to undertake more extensive promotional activities and offer more attractive terms to insurance carriers.
Employees
     As of December 31, 2007, we had 271 employees. None of our employees are members of any labor union and we are not a party to any collective bargaining agreement. We believe that the relationship between our management and our employees is good.
Intellectual Property and Proprietary Rights
     We rely on a combination of trademark, copyright and trade secret laws in the United States and other jurisdictions as well as confidentiality procedures and contractual provisions to protect our proprietary technology and our brand. We also have filed patent applications that relate to certain of our technologies and business processes. We currently utilize proprietary software to support our online platform and proprietary processes and procedures related to customer acquisitions and insurance product sales.
Governmental Regulation
     Our insurance activities are subject to governmental regulation at both the state and federal level. Our non-insurance activities are subject to governmental regulation much like many other non-insurance companies. Our insurance carrier partners also are subject to governmental regulation at both the state and federal level. In addition, there are still relatively few laws or regulations specifically addressing our Internet activities. As a result, the manner in which existing laws and regulations could be applied to the Internet in general, and how they relate to our businesses in particular, is unclear in many cases. Such uncertainty arises under existing laws regulating matters including user privacy, defamation, pricing, advertising, taxation, gambling, sweepstakes, promotions, content regulation, quality of products and services, and intellectual property ownership and infringement.
     We expect to post privacy policy and practices concerning the use and disclosure of any user data on our websites. Failure to comply with posted privacy policies, Federal Trade Commission requirements, or other domestic or international privacy-related laws and regulations could result in governmental proceedings. There are multiple legislative proposals before federal and state legislative bodies regarding privacy issues. It is not possible to predict whether or when such legislation may be adopted, and certain proposals, if adopted, could harm our business through a decrease in use and revenue.

     Our direct marketing operations are or may become subject to additional federal and state “do not call” laws and requirements. In January 2003, the Federal Trade Commission amended its rules to provide for a national “do not call” registry. Under these federal regulations, consumers may have their phone numbers added to the national “do not call” registry. Generally, we are prohibited from calling any consumer whose telephone number is listed in the registry unless the consumer has requested or initiated the contact or given his or her prior consent. Enforcement of the Federal “do not call” provisions began in the fall of 2003, and the rule provides for fines of up to $11,000 per violation and other possible penalties. Our current business model relies heavily on outbound calls from our contact centers to consumers. The federal regulations and similar state laws may restrict our ability to effectively market to new consumers the products we sell on behalf of our insurance carrier partners. Furthermore, compliance with these rules may prove difficult, and we may incur penalties for improperly conducting our marketing activities.
Corporate Information
     Our principal executive offices are located at 150 N. Radnor-Chester Road, Suite B-101, Radnor, Pennsylvania 19087. The principal executive offices of our wholly-owned subsidiary, HBDC II, Inc., are located at 2200 S.W. 10th Street, Deerfield Beach, Florida 33442. Our telephone number is (484) 654-2200. Our website address is www.hbdc.com. The information contained on our website is not incorporated by reference into, and does not form any part of, this prospectus.
     We were incorporated under the laws of the state of Nevada on October 21, 2004 as Darwin Resources Corp., or Darwin-NV, an exploration stage company engaged in mineral exploration. On November 22, 2005, Darwin-NV merged with and into its newly-formed wholly-owned subsidiary, Darwin Resources Corp., a Delaware corporation, or Darwin-DE, solely for the purpose of changing the company’s state of incorporation from Nevada to Delaware. On November 23, 2005, HBDC II, Inc., a newly-formed wholly-owned subsidiary of Darwin-DE, was merged with and into Health Benefits Direct Corporation, a privately-held Delaware corporation engaged in direct marketing and distribution of health and life insurance and related products primarily over the Internet, and the name of the resulting entity was changed from Health Benefits Direct Corporation to HBDC II, Inc. Following this merger, Darwin-DE changed its name to Health Benefits Direct Corporation and, as a result, HBDC II, Inc. became our wholly-owned subsidiary.
DESCRIPTION OF PROPERTY
     We currently lease approximately 50,000 square feet of office space in Deerfield Beach, Florida. We lease this office space under a lease agreement with FG 2200, LLC. On March 19, 2007, the lease was assigned by FG 2200 LLC to 2200 Deerfield Florida LLC. The lease expires on March 31, 2016 and we have the option to extend the term for two additional 36-month periods, as well as the right to terminate the lease within the first five years. The monthly rent increases every 12 months, starting at $62,500 and ending at approximately $81,550.
     We also lease 7,414 square feet of office space in Radnor, Pennsylvania. We lease this office space under a lease agreement with Radnor Properties-SDC, L.P. The term of the lease commenced on November 1, 2006, and will expire on March 31, 2017. The monthly rent increases every 12 months, starting at approximately $13,466 and ending at approximately $21,531. Under the terms of the lease agreement, rent is waived for the first five months of the lease term with respect to 5,238 square feet and for the first 12 months for the remaining 2,176 square feet.
     We also sublease approximately 14,000 square feet of office space located in New York, New York. We sublease this office space under a sublease agreement with World Travel Partners I, LLC. The initial term of the sublease terminates on December 30, 2010. The monthly rent increases every 12 months, starting at approximately $25,250 and ending at approximately $28,420.
     We also lease approximately 5,524 square feet of space in Eddystone, Pennsylvania. We lease this office space under a lease agreement with BPG Officer VI Baldwin Tower L.P. The term of this lease commenced on August 1, 2007, and will expire on December 31, 2012. The monthly rent increases every 12 months, starting at approximately $8,516 and ending at approximately $9,667.
LEGAL PROCEEDINGS
     We are not a party to any material legal proceedings. However, we may become involved in litigation from time to time in the ordinary course of our business. We do not believe that the resolution of these matters will have a significant, adverse impact on our consolidated financial position and/or results of operations.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION
The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and notes thereto appearing elsewhere in this document.
OVERVIEW
Health Benefits Direct Corporation (the “Company”, “we”, “us” or “our”) operates though two business segments.
The Telesales business segment (“Telesales”) specializes in the direct marketing of health and life insurance and related products to individuals and families. Telesales has developed proprietary technologies and processes to connect prospective insurance customers with Telesales’ agents and service personnel using an integrated on-line platform with call center follow up. Telesales employs licensed agents supported by tele-application, customer service and technology employees for the purpose of providing immediate information to prospective customers and selling insurance products. Telesales receives commission and other fees from the insurance companies for the sale of their products.
The Atiam business segment (“Atiam”) is a provider of comprehensive, web-based insurance administration software applications. Atiam’s flagship software product is InsPro, which was introduced 2004. Atiam’s clients include insurance carriers and third party administrators. Atiam realizes revenue from sale of software licenses, application service provider fees, software maintenance fees and consulting and implementation services.

The Company was incorporated under the laws of the state of Nevada on October 21, 2004 as Darwin Resources Corp., an exploration stage company engaged in mineral exploration (“Darwin-NV”). On November 22, 2005, Darwin-NV merged with and into its newly-formed wholly-owned subsidiary, Darwin Resources Corp., a Delaware corporation (“Darwin-DE”), solely for the purpose of changing the Company’s state of incorporation from Nevada to Delaware. On November 23, 2005, HBDC II, Inc., a newly-formed wholly-owned subsidiary of Darwin-DE, was merged with and into Health Benefits Direct Corporation, a privately-held Delaware corporation, and the name of the resulting entity was changed from Health Benefits Direct Corporation to HBDC II, Inc. Following the merger, Darwin-DE changed its name to Health Benefits Direct Corporation.
CRITICAL ACCOUNTING POLICIES
Financial Reporting Release No. 60, which was released by the Securities and Exchange Commission (the “Commission”), encourages all companies to include a discussion of critical accounting policies or methods used in the preparation of financial statements. The Company’s consolidated financial statements include a summary of the significant accounting policies and methods used in the preparation of the consolidated financial statements. Management believes the following critical accounting policies affect the significant judgments and estimates used in the preparation of the financial statements.
Use of Estimates — Management’s Discussion and Analysis or Plan of Operation is based upon the Company’s consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, management evaluates these estimates, including those related to allowances for doubtful accounts receivable and long-lived assets such as intangible assets. Management bases these estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis of making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.
Our Telesales segment generates revenues primarily from the receipt of commissions paid to us by insurance companies based upon the insurance policies sold to consumers through our service. These revenues are in the form of first year, bonus and renewal commissions that vary by company and product. We recognize commission revenue from the sale of primarily health insurance, after we receive notice that the insurance company has received payment of the related premium. First year commission revenues per policy can fluctuate due to changing premiums, commission rates, and types or amount of insurance sold. We receive bonuses based upon individual criteria set by insurance companies. We recognize bonus revenues when we receive notification from the insurance company of the bonus due to us. Bonus revenues are typically higher in the fourth quarter of our fiscal year due to the bonus system used by many health insurance companies, which pay greater amounts based upon the achievement of certain levels of annual production. Revenues for renewal commissions are recognized after we receive notice that the insurance company has received payment for a renewal premium. Renewal commission rates are significantly less than first year commission rates and may not be offered by every insurance company. We also generate revenue from the sale of leads to third parties. Such revenues are recognized when we receive notification from those sources of the revenue due to us. Our revenue recognition accounting policy has been applied to all periods presented in this report. The timing between when we submit a consumer’s application for insurance to the insurance company and when we generate revenues has varied over time. The type of insurance product, the insurance company’s premium billing and collection process, and the insurance company’s backlog are the primary factors that impact the length of time between submitted applications and revenue recognition. Any changes in the amount of time between submitted application and revenue recognition, which will be influenced by many factors not under our control, will create fluctuations in our operating results and could affect our business, operating results and financial condition.
Our Atiam business segment offers InsPro on a licensed and an ASP (Application Service Provider) basis. An InsPro software license entitles the purchaser a perpetual license to a copy of the InsPro software installed at a single client location, which may be used to drive a production and model office instance of the application. The ASP Hosting Service enables a client to lease the InsPro software, paying only for that capacity required to support their business. ASP clients access an instance of InsPro installed on Atiam owned servers located at Atiam’s offices or at a 3rd party’s site.
Software maintenance fees apply to both licensed and ASP clients. Maintenance fees cover periodic updates to the application and the InsPro Help Desk.
Consulting and implementation services are generally associated with the implementation of an InsPro instance for either an ASP or licensed client, and cover such activity as InsPro installation, configuration, modification of InsPro functionality, client insurance plan set-up, client insurance document design, and system documentation.
The Company recognizes revenues in accordance with AICPA Statement of Position (SOP) 97-2, Software Revenue Recognition, as amended by SOP 98-9 (Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions). Revenue from software license agreements is recognized when persuasive evidence of an agreement exists, delivery of the software has occurred, the fee is fixed or determinable, and collectibility is probable. The Company considers fees relating to arrangements with payment terms extending beyond one year to not be fixed or determinable and revenue for these arrangements is recognized as payments become due from the customer. In software arrangements that include more than one InsPro module, the Company allocates the total arrangement fee among the modules based on the relative fair value of each of the modules.
License revenue allocated to software products generally is recognized upon delivery of the products or deferred and recognized in future periods to the extent that an arrangement includes one or more elements to be delivered at a future date and for which fair values have not been established. Revenue allocated to maintenance agreements is recognized ratably over the maintenance term and revenue allocated to training and other service elements is recognized as the services are performed.
The unearned portion of Atiam business segment revenue has been included in the consolidated balance sheet as a liability for unearned revenue.
Under the criteria set forth in SOP 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use” capitalization of software development costs begins upon the establishment of technological feasibility of the software. The establishment of technological feasibility and the ongoing assessment of the recoverability of these costs require considerable judgment by management with respect to certain external factors, including, but not limited to, anticipated future gross product revenues, estimated economic life, and changes in software and hardware technology. Capitalized software development costs are amortized utilizing the straight-line method over the estimated economic life of the software not to exceed three years. We regularly review the carrying value of software development assets and a loss is recognized when the unamortized costs are deemed unrecoverable based on the estimated cash flows to be generated from the applicable software.
We review the carrying value of property and equipment and intangible assets for impairment at least annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of long-lived assets is measured by comparison of its carrying amount to the undiscounted cash flows that the asset or asset group is expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the property, if any, exceeds its fair market value.
Effective January 1, 2006, we adopted the provisions of SFAS No. 123(R), “Share-Based Payment,” under the modified prospective method. SFAS No. 123(R) eliminates accounting for share-based compensation transactions using the intrinsic value method prescribed under APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and requires instead that such transactions be accounted for using a fair-value-based method. Under the modified prospective method, we are required to recognize compensation cost for share-based payments to employees based on their grant-date fair value from the beginning of the fiscal period in which the recognition provisions are first applied. For periods prior to adoption, the financial statements are unchanged, and the pro forma disclosures previously required by SFAS No. 123, as amended by SFAS No. 148, will continue to be required under SFAS No. 123(R) to the extent those amounts differ from those in the Statement of Operations.
ISG Acquisition
On April 3, 2006 we entered into a merger agreement (“ISG Merger Agreement”) with ISG Merger Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), Insurance Specialist Group Inc., a Florida corporation (“ISG”), and Ivan M. Spinner. As a result of the merger agreement, we acquired all of the outstanding stock of ISG, an insurance agency involved in the business of selling health insurance to small business owners and individuals. On October 6, 2006, the Company and Mr. Spinner entered into a working capital settlement and release agreement whereby the Company agreed to pay Mr. Spinner $65,000 as settlement of the working capital provision of the Merger Agreement.
We have accounted for the acquisition of ISG using the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141 “Business Combinations”. The results of ISG’s operations have been included in the Company’s statement of operations as of April 4, 2006. ISG’s operations for the period April 1 through April 4, 2006 are considered immaterial. We calculated the fair value of ISG based on the fair value of the consideration paid for ISG and assigned fair values to the individual tangible and intangible assets purchased based on managements estimates. Our calculation for the consideration paid for ISG in aggregate was $5,154,329 and was made up of the following:

Cash payment to seller	$1,135,000
Fair value of common stock issued to seller	3,310,806
Discounted value of guaranteed future fixed	225,212
Fair value of stock option issued to seller	425381
Estimated direct transaction fees and expenses	57,930

$5,154,329

The fair values of ISG’s assets acquired and liabilities assumed at the date of acquisition as follows:

Cash	$111,024
Accounts receivable	210,889
Deferred compensation advances	256,775
Prepaid expenses and other assets	957
Property and equipment, net	600
Intangible assets	4,964,330
Accrued expenses	(164,549)
Unearned commission advances	(225,697)

$5,154,329

Intangible assets acquired from ISG were assigned the following values: value of purchased commission override revenue with an assigned value of $1,411,594 amortized over five years in proportion to expected future value; value of acquired carrier contracts and agent relationships with an assigned value of $2,752,143 amortized over five years in proportion to expected future value; and value of an employment and non-compete agreement acquired with an assigned value of $800,593 amortized straight line over the contractual period, which is a weighted average expected useful life of 3.1 years.
Atiam Acquisition
On October 1, 2007, HBDC Acquisition, LLC (“HBDC Sub”), a Delaware limited liability company and wholly-owned subsidiary of Health Benefits Direct Corporation, a Delaware corporation (the “Company”), entered into an Agreement to Transfer Partnership Interests (the “Bilenia Agreement”) with the former partners (the “Bilenia Partners”) of BileniaTech, L.P., a Delaware limited partnership (“Bilenia”), whereby HBDC Sub purchased all of the outstanding general and limited partnership interests of Atiam Technologies, L.P., a Delaware limited partnership (“Atiam”), owned by the Bilenia Partners. Bilenia owned approximately 40% of Atiam Technologies, L.P. The execution of the Bilenia Agreement and the transfer of the Atiam partnership interests to HBDC Sub there under were conditions precedent to the closing of the Merger Agreement (as defined below) on October 1, 2007 (the “Closing Date”).
The aggregate amount paid by HBDC Sub to the Bilenia Partners for the Atiam partnership interests under the Bilenia Agreement was $1,000,000, consisting of $500,000 in cash and 224,216 shares of Common Stock, which shares had an aggregate value of $500,000 based on the average closing price per share ($2.23) of Company Common Stock on The Over the Counter Bulletin Board on the five consecutive trading days preceding the Closing Date.
On September 21, 2007, the “Company entered into an Agreement and Plan of Merger (the “Atiam Merger Agreement”) by and among the Company, HBDC, System Consulting Associates, Inc., a Pennsylvania corporation (“SCA”), and the shareholders of SCA party thereto (the “Shareholders”). SCA owned approximately 60% of Atiam Technologies, L.P. The Company and SCA closed on the Merger on October 1, 2007.

The Atiam Merger Agreement provided for a business combination whereby SCA was merged with and into HBDC Sub, with HBDC Sub continuing as the surviving corporation and as a wholly-owned subsidiary of the Company (the “Merger”). The aggregate amount paid by the Company with respect to all outstanding shares of capital stock of SCA (such amount, the “Atiam Merger Consideration”) was $2,000,000, consisting of (a) $850,000 in cash and (b) 515,697 unregistered shares of Common Stock, which number of shares had a value of $1,150,000 based on the average closing price per share ($2.23) of Common Stock on The Over the Counter Bulletin Board on the five consecutive trading days preceding the closing date.
Through October 1, 2007, SCA operated through Atiam. Subsequent to October 1, 2007, SCA was merged into HBDC Sub, which was subsequently renamed Atiam Technologies LLC and operates as the Company’s Atiam business. The results of our Atiam business segment have been included in the Company’s statement of operations as of October 1, 2007. The Company’s Atiam business segment is a provider of comprehensive, web-based insurance administration software applications that support individual insurance products.
The Company accounted for the acquisition of Atiam using the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141 “Business Combinations”. Our preliminary calculation for the consideration paid for Atiam in connection with the Bilenia Agreement and Atiam Merger Agreement in aggregate was $3,074,288 and was made up of the following:

Cash Payment to Sellers	$1,350,000
Fair Value of Common Stock Issued to Sellers	1,650,006
Estimated Direct Transaction Fees and Expenses	80,738

Estimated Purchase Price	$3,080,744

We estimated the fair values of Atiam’s assets acquired and liabilities assumed at the date of acquisition as follows:

Cash	$608,534
Accounts Receivable	643,017
Prepaid Expenses & Other Assets	22,624
Property and Equipment , net	158,819
Other Assets	3,400
Intangible Assets	2,097,672
Accounts Payable	(34,278)
Accrued Expenses	(122,675)
Income Taxes Payable	(157,288)
Deferred Revenue	(120,000)
Long and short term capital lease obligations	(19,081)

$3,080,744

Intangible assets acquired from Atiam were assigned the following values: value of client contracts and relationships other than license with an assigned value of $1,089,223 amortized straight line over five years; value of purchased software for sale and licensing value with an assigned value of $644,449 amortized straight line over five years; and employment and non-compete agreements acquired with an assigned value of $364,000 amortized straight line over three years.
The estimated purchase price, estimated purchase price allocation and estimated useful lives of intangible assets acquired are preliminary and the final purchase accounting adjustments may differ from aforementioned.

RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2007 COMPARED TO THE YEAR ENDED DECEMBER 31, 2006
Results of Operations for the Telesales and Atiam Business Segments
Subsequent to October 1, 2007, SCA was merged into HBDC Sub, which was subsequently renamed Atiam Technologies LLC and operates as the Company’s Atiam business segment. The results of our Atiam business segment have been included in the Company’s statement of operations as of October 1, 2007. SCA and Atiam’s results prior to October 1, 2007 have been excluded from the Company’s statement of operations.
Revenues
For the year ended December 31, 2007 (“2007”), we earned revenues of $20,709,750 compared to $12,240,101 for the year ended December 31, 2006 (“2006”), an increase of $8,496,649 or 69%. The primary reasons for the increase in revenues is the increase in number of licensed insurance agents employed by the Telesales segment, the increase of the number of insurance products being sold and increased lead revenue. Revenues include the following:

	For the Year
	Ended December 31,
	2007	2006
Commission revenue from carriers excluding periodic bonuses and ISG	$16,043,563	$8,764,110
Periodic bonus revenue from carriers	843,311	812,741
ISG commission revenue	1,821,958	1,845,463
Lead sale revenue	859,890	817,787

Telesales business segment	19,568,722	12,240,101

Consulting and implementation services	668,674	—
ASP revenue	244,854	—
Sales of software licenses	137,500	—
Maintenance revenue	90,000	—

Atiam business segment	1,141,028	—

Total	$20,709,750	$12,240,101

•	In 2007 we earned commission revenue from carriers excluding periodic bonuses and ISG revenues of $16,043,563 as compared to $8,764,110 in 2006. The primary reasons for the increase is the increase in number of licensed insurance agents employed by the Telesales segment from 91 at December 31, 2006 to 118 at December 31, 2007 and the increase of the number of insurance products being sold.

•	In 2007 we earned periodic bonuses from carriers of $843,311 as compared to $812,741 in 2006. The Telesales segment receives bonuses from certain carriers, which are based primarily on the Telesales segment’s sales performance and criteria established by carriers and generally do not extend beyond the current calendar year. Accordingly the Company cannot determine what criteria, if any, may be offered by its carriers pertaining to bonuses beyond the current calendar year.

•	In 2007 we earned revenue of $1,821,958 relating to ISG as compared to $1,845,463 in 2006. ISG revenue declined as a result of excess lapsation of inforce business that was caused by significant rate increases implemented by a carrier no longer actively sold by the Telesales segment, and to a lesser extent reduced commission rates earned by the Telesales segment on new and inforce business.

•	In 2007 we earned revenues of $859,890 relating to the sale of leads to third parties as compared to $817,787 in 2006. We re-sell certain leads purchased in order to recoup a portion of our lead cost. The primary reasons for the increase is an increased emphasis on identifying leads suitable for sale and the increased number of leads purchased.

Total Operating Expenses
The Company’s total operating expenses for 2007 was $35,037,791 as compared to $26,551,476 for 2006 or an increase of $8,486,315 or 32% as compared to 2006. Total operating expenses consisted of the following:

	For the Year
	Ended December 31,
	2007	2006
Telesales business segment	$34,094,253	$26,551,476
Atiam business segment	943,538	—

Total	$35,037,791	$26,551,476

•	Operating expenses increased primarily due to higher lead expense and an increased number of employees associated with the increased sales activity in the Telesales business segment.
Telesales’ operating expenses consisted of the following:

	For the Year
	Ended December 31,
	2007	2006
Salaries, commission and related taxes	$17,077,101	$13,879,612
Lead, advertising and other marketing	8,478,643	5,190,342
Depreciation and amortization	2,154,916	2,146,703
Rent, utilities, telephone and communication	2,658,471	1,970,274
Professional fees	1,915,223	1,428,615
Other general and administrative	1,809,899	1,935,930

Total	$34,094,253	$26,551,476

Atiam’s operating expenses consisted of the following:

	For the Year
	Ended December 31,
	2007	2006
Salaries, commission and related taxes	$467,066	$—
Lead, advertising and other marketing	11,052	—
Depreciation and amortization	131,851	—
Rent, utilities, telephone and communication	62,264	—
Professional fees	146,884	—
Other general and administrative	124,421	—

Total	$943,538	$—

Other income (expenses)
Effective June 30, 2007, the Company executed a software license agreement with Atiam Technologies L.P., which granted the Company a non-exclusive perpetual and irrevocable license to use certain modules of Atiam’s policy insurance software (“InsPro”) for internal use in Telesales. As of December 31, 2007, we determined that the portion of license fee paid for the policy administration module was impaired as a result of the absence of definitive plans to implement this module for internal use in Telesales. The Company recorded a $125,000 expense in the fourth quarter of 2007 to write-off the value of this asset.
In 2006 we reported income of $60,537 from the reversal of the registration rights penalty accrued at December 31, 2005. The registration of the shares was effective July 7, 2006, which was prior to the date after which a penalty would have been incurred.
Interest income in 2007 and 2006 was attributable to interest-bearing cash deposits resulting from the capital raised in private placements.

Interest expense in 2007 pertains to imputed interest on certain employee obligations whereas interest expense in 2006 pertains to both our closed line of credit, which was repaid in full during the second quarter of 2006, and imputed interest on certain employee obligations.
Net loss
As a result of these factors, we reported a net loss of $14,153,425 or $0.43 loss per share in 2007 as compared to a net loss of $13,967,824 or $0.51 loss per share in 2006.
Results of Operations for Telesales Business Segment
Revenues
For the year ended December 31, 2007 (“2007”), we earned revenues of $19,568,722 compared to $12,240,101 for the year ended December 31, 2006 (“2006”), an increase of $7,328,621 or 60%. The primary reasons for the increase in revenues is the increase in number of licensed insurance agents employed by the Telesales segment, the increase of the number of insurance products being sold and increased lead revenue. Revenues include the following:

	For the Year
	Ended December 31,
	2007	2006
Commission revenue from carriers excluding periodic bonuses and ISG	$16,043,563	$8,764,110
Periodic bonus revenue from carriers	843,311	812,741
ISG commission revenue	1,821,958	1,845,463
Lead Sale Revenue	859,890	817,787

Total	$19,568,722	$12,240,101

•	In 2007 we earned commission revenue from carriers excluding periodic bonuses and ISG revenues of $16,043,563 as compared to $8,764,110 in 2006. The primary reasons for the increase is the increase in number of licensed insurance agents employed by the Telesales segment from 91 at December 31, 2006 to 118 at December 31, 2007 and the increase of the number of insurance products being sold.

•	In 2007 we earned periodic bonuses from carriers of $843,311 as compared to $812,741 in 2006. The Telesales segment receives bonuses from certain carriers, which are based primarily on the Telesales segment’s sales performance and criteria established by carriers and generally do not extend beyond the current calendar year. Accordingly the Company cannot determine what criteria, if any, may be offered by its carriers pertaining to bonuses beyond the current calendar year.

•	In 2007 we earned revenue of $1,821,958 relating to ISG as compared to $1,845,463 in 2006. ISG revenue declined as a result of excess lapsation of inforce business that was caused by significant rate increases implemented by a carrier no longer actively sold by the Telesales segment, and to a lesser extent reduced commission rates earned by the Telesales segment on new and inforce business.

•	In 2007 we earned revenues of $859,890 relating to the sale of leads to third parties as compared to $817,787 in 2006. We re-sell certain leads purchased in order to recoup a portion of our lead cost. The primary reasons for the increase is an increased emphasis on identifying leads suitable for sale and the increased number of leads purchased.

Total Operating Expenses
The Telesales segment’s total operating expenses for 2007 was $34,094,253 as compared to $26,551,476 for 2006 or an increase of $7,542,777 or 28% as compared to 2006. Total operating expenses consisted of the following:
•	In 2007 we incurred salaries, commission and related taxes of $17,077,101 as compared to $13,879,612 for 2006. Salaries, commission and related taxes consisted of the following:

	For the Year
	Ended December 31,
	2007	2006
Salaries, wages and bonuses	$10,462,015	$8,002,390
Share based employee and director compensation	1,751,556	2,070,831
Commissions to employees	2,634,257	1,714,167
Commissions to non-employees	398,900	370,871
Employee benefits	433,099	210,577
Payroll taxes	920,957	782,934
Severance and other compensation	365,651	498,508
Directors’ compensation	110,666	229,334

Total	$17,077,101	$13,879,612

•	Salaries and wages were $10,462,015 as compared to $8,002,390 for 2006, an increase of $2,459,625 or 31%. This increase is the result of the hiring of additional personnel employed by the Telesales segment. The Telesales segment had 253 and 191 employees at December 31, 2007 and 2006, respectively.

•	Share based employee and director compensation expense was $1,751,556 in 2007 as compared to $2,070,831 in 2006.
•	Share based employee and director compensation consists of stock option and restricted stock grants, which are valued at fair-value at the date of the grant and expensed over the stock option’s vesting period or the duration of employment, whichever is shorter. The decrease in expense in 2007 as compared to 2006 is the result of the vesting schedules of stock options issued in 2005 and the first quarter of 2006.

•	On September 10, 2007 the Company and Mr. Brauser entered into a Separation and Transitional Services Agreement, which among other things extended the exercisable period of Mr. Brauser’s exercisable options for an additional year. The Company recorded $106,925 of compensation expense as a result of the modification of Mr. Brauser’s options, which was valued as of September 10, 2007 using the Black-Scholes option-pricing model based on the following assumptions: expected volatility of 50%, risk free interest rate of 4.77%, expected life of 2 years and 0% assumed dividend yield.

•	On December 7, 2007 the Company and Mr. Frohman entered into an Amendment Agreement to the Separation Agreement, which among other things extended the exercisable period of Mr. Frohman’s exercisable options for an additional year and terminated all future severance payments from the Company to Mr. Frohman. The Company recorded $105,501 of compensation expense as a result of the modification of Mr. Frohman’s options, which was valued as of December 7, 2007 using the Black-Scholes option-pricing model based on the following assumptions: expected volatility of 48%, risk free interest rate of 3.32%, expected life of 1 year and 0% assumed dividend yield.
•	Commissions to employees were $2,634,257 in 2007 as compared to $1,714,167 in 2006. The increase was the result of an increase in sales that resulted in higher sales commission expense.

•	Commissions to non employees were $398,900 in 2007 as compared to $370,871 in 2006. We pay commissions to non employee ISG agents. We acquired ISG during the second quarter of 2006 and we only recognized commission expense to non employees in the second and third quarters of 2006 whereas we recognized commission expense to non employees in first, second and third quarters of 2007.

•	Employee benefits expense was $433,099 in 2007 as compared to $210,577 in 2006. The Company implemented an expanded employee benefits package during 2006, which included group medical, dental and life insurance coverage and further enhanced employee benefits in 2007 with the addition of a 401(k) plan. The employee pays the majority of the cost of group insurance coverage.

•	Payroll taxes expense was $920,957 in 2007 as compared to $782,934 in 2006. The increase was the result of higher salaries, wages, bonuses and commissions to employees.

•	Severance and other compensation expense was $365,651 in 2007 as compared to $498,508 in 2006. The decrease was the result of severance.
•	In 2006 the Company incurred $402,569 of severance expense pertaining to the former CEO, which included a $389,119 accrued liability for the future value of the payments under the separation agreement plus $13,450 for severance payments in 2006. On December 7, 2006, Scott Frohman resigned as our Chief Executive Officer and as one of our directors. In connection with Mr. Frohman’s resignation, we and Mr. Frohman entered into a separation agreement dated December 7, 2006. The separation agreement provided among other things for the payment to Mr. Frohman of his current monthly salary for a period of 18 months, less taxes, in satisfaction of all obligations under the employment agreement, and in recognition that a material portion is in consideration of Mr. Frohman’s confidentiality, non-competition and non-solicitation obligations. The separation agreement further provided that upon his termination of employment, Mr. Frohman’s option to purchase 600,000 shares of our common stock, exercisable at $2.50 per share and originally granted on November 10, 2005, will become vested as to 375,000 shares (150,000 of which were already vested and 225,000 of which became vested on December 7, 2006). The separation agreement provided that these 375,000 remain exercisable by Mr. Frohman for one year following the separation date. The option will terminate with respect to the remaining 225,000 shares that will not become vested under the separation agreement.

•	In 2007 the Company incurred ($0) of severance expense pertaining to the former CEO and $229,852 pertaining to other employees. On December 7, 2007 we and Mr. Frohman entered into an Amendment to the Separation Agreement (the “Amendment Separation Agreement”). The Amendment Separation Agreement terminated the Company’s future severance payments to Mr. Frohman and extended the post termination expiration period of Mr. Frohman’s outstanding employee stock options until December 7, 2008.
•	Lead, advertising and other marketing was $8,478,643 in 2007 as compared to $5,190,342 in 2006, an increase of $3,288,301 or 63% due to increase in the number of leads purchased, cost per lead and lower conversion rates in 2007 compared to 2006.

•	Depreciation and amortization expense was $2,154,916 in 2007 as compared to $2,146,703 in 2006. Depreciation and amortization expense consisted of the following:

	For the Year
	Ended December 31,
	2007	2006
Amortization of intangibles acquired as a result of the ISG acquisition	$1,287,397	$1,286,665
Amortization of intangibles acquired as a result of the HealthPlan Choice Asset Purchase	—	240,643
Amortization of software and website development	223,081	175,523
Amortization of internet domain name	53,733	26,867
Depreciation expense	590,705	417,005

Total	$2,154,916	$2,146,703

•	In 2007 we incurred amortization expense of $1,287,397 as compared to $1,286,665 for the intangible assets acquired from ISG. The ISG acquisition was effective April 3, 2006. The intangible assets acquired from ISG represent the value of purchased commission override revenue with an assigned value of $1,411,594 amortized over five years in proportion to expected future value, value of acquired carrier contracts and agent relationships with an assigned value of $2,752,143 amortized over five years in proportion to expected future value and value of employment and non-compete agreement acquired with an assigned value of $800,593 amortized straight line over a weighted average useful life of 3.1 years.

•	In 2006 we recorded amortization expense of $240,643 for the intangible assets acquired as a result of the HealthPlan Choice asset purchase, which was fully amortized in 2006.

•	In 2007 we incurred amortization expense of $223,081 compared to $175,523 in 2006 for the software and website development. As of September 30, 2006, the Company determined that intangible assets pertaining to the Company’s former website were impaired. Expense in 2007 pertains to the Company’s new web site whereas 2006 expense pertains to the Company’s old web site.

•	In 2007 we incurred amortization expense of $53,733 as compared to $26,867 pertaining to the Company’s July 17, 2006 purchase of the Internet domain name www.healthbenefitsdirect.com.

•	In 2007 we incurred depreciation expense of $590,705 as compared to $417,005 in 2006 period. The increase pertains to the depreciation of fixed assets acquired subsequent to December 31, 2006.

•	In 2007 we incurred rent, utilities, telephone and communications expense of $2,658,471 as compared to $1,970,274 in 2006. Rent, utilities, telephone and communications expenses consisted of the following:

	For the Year
	Ended December 31,
	2007	2006
Rent, utilities and other occupancy	$1,848,632	$1,359,493
Telephone and communications	809,839	610,781

Total	$2,658,471	$1,970,274

•	In 2007 we had increases in rent, utilities and other occupancy as compared to 2006 attributable to the cost of new and larger facilities. We relocated our New York sales office to a larger office in the third quarter of 2006. In November, 2006 we moved our corporate offices in Radnor to a new and larger office.

•	In 2007 we had an increase in telephone and communications expense as compared to 2006 due to the increase in the number of sales agents.

•	In 2007 we incurred professional fees of $1,915,223 as compared to $1,428,615 in 2006, an increase of $486,608 primarily attributable to technology outsourcing fees and to a lesser extent accounting and employee recruiting fees.

•	In 2007 we incurred other general and administrative expenses of $1,809,899 as compared to $1,935,930 in 2006, a decrease of $126,031 or 7%. Other general and administrative expenses consisted of the following:

	For the Year
	Ended December 31,
	2007	2006
Licensing and appointment fees	$440,240	$625,170
Travel and entertainment	301,206	353,720
Office expense	824,181	660,128
Cost of integrating HealthPlan Choice Atlanta office as a satellite sales office	—	103,412
Other	244,272	193,500

Total	$1,809,899	$1,935,930

•	We incur licensing and appointment costs associated with the licensing of our employee insurance agents. In 2007 we had a decrease in licensing and appointment costs as compared to 2006 due to decreased growth rate in new agent recruiting and licensing.

•	During 2006 we incurred $103,412 pertaining to the cost of integrating HealthPlan Choice’s office as our Atlanta satellite sales office, which we subsequently closed in the fourth quarter of 2006.

•	In 2007 we had an increase in office expense as compared to 2007 due to increase in office space and operations.
Loss from operations
As a result of these factors, we reported a loss from operations of $14,525,531 in 2007 as compared to a loss from operations of $14,311,375 in 2006 in the Telesales business segment.

Results of Operations for the Atiam Business Segment
Revenues
For the year ended December 31, 2007 (“2007”), we earned revenues of $1,141,028, which consisted of the following:

	For the Year
	Ended December 31,
	2007	2006
Consulting and Implementation Services	$668,674	$—
ASP Revenue	244,854	—
Sales and Software Licenses	137,500	—
Maintenance Revenue	90,000	—

Total	$1,141,028	$—

For 2007 we earned revenues from four clients as follows:

	For the Year
	Ended December 31,
	2007	2006
Client 1	$474,626	$—
Client 2	344,863	—
Client 3	225,089	—
Client 4	96,450	—

	$1,141,028	$—

•	Consulting and implementation services consulting revenues primarily from two InsPro clients. One client is implementing a software licensed application of InsPro, which is anticipated for completion in 2008, whereas the second client is implementing an ASP InsPro application, which is also anticipated to be completed in 2008. Implementation services provided to these clients included assisting clients in setting up their insurance products in InsPro, providing modifications to InsPro’s functionality to support the client’s business, interfacing InsPro with the client’s other systems, automation of client correspondence to their customers and data conversion from the client’s existing systems to InsPro.

•	In 2007 we earned ASP revenue from 4 InsPro clients.

•	In 2007 we earned software license revenue from a single InsPro client.

•	In 2007 we earned maintenance revenues from two maintenance agreements with a single client.
Total Operating Expenses
The Atiam business segment’s total operating expenses for 2007 was $943,538 and consisted of the following:
•	In 2007 we incurred salaries, commission and related taxes of $467,066. Salaries, commission and related taxes consisted of the following:

	For the Year
	Ended December 31,
	2007	2006
Salaries, wages and bonuses	$410,962	$—
Employee benefits	29,405	—
Payroll taxes	26,699	—

Total	$467,066	$—

•	The Atiam business segment had 18 employees at December 31, 2007.

•	The Atiam business segment’s employee benefits package in 2007 included group medical, dental and disability insurance coverage. Effective in 2008, Atiam business segment employees will be covered by the Company’s employee benefit program, which will include participation in the Company’s a 401(k) plan.
•	Lead, advertising and other marketing was $11,052 and consisted of marketing and conference fees.

•	Depreciation and amortization expense was $131,851 in 2007. Depreciation and amortization expense consisted of the following:

	For the Year
	Ended December 31,
	2007	2006
Amortization of intangibles acquired as a result of the Atiam acquisition	$117,020	$—
Depreciation expense	14,831	—

Total	$131,851	$—

•	In 2007 we incurred amortization expense of $117,020 for the intangible assets acquired from Atiam. The Atiam acquisition was effective October 1, 2007. Intangible assets acquired from Atiam were assigned the following values: value of client contracts and relationships other than license with an assigned value of $1,089,222 amortized straight line over five years; value of purchased software for sale and licensing value with an assigned value of $644,449 amortized straight line over five years; and employment and non-compete agreements acquired with an assigned value of $364,000 amortized straight line over three years.

•	In 2007 we incurred depreciation expense of $14,831 primarily from assets acquired from Atiam.

•	In 2007 we incurred rent, utilities, telephone and communications expense of $62,264. Rent, utilities, telephone and communications expenses consisted of the following:

	For the Year
	Ended December 31,
	2007	2006
Rent, utilities and other occupancy	$46,248	$—
Telephone and communications	16,016	—

Total	$62,264	$—

•	In 2007 we incurred professional fees of $146,884, which pertains to outsourced system development costs and to a lesser extent legal services.

•	In 2007 we incurred other general and administrative expenses of $124,421. Other general and administrative expenses consisted of the following:

	For the Year
	Ended December 31,
	2007	2006
Office expenses	$114,652	$—
Travel and entertainment	21,894	—
Other	(12,125)	—

Total	$124,421	$—

•	We incur computer processing fees associated with ASP hosting services. Atiam has a hosting services contract with a third party, which can be terminated with notice and payment of a termination fee. This third party provides Atiam with hosting services for our client’s ASP production and test environments.

•	We incur computer hardware and software cost, which consists of equipment rental and software licensing and maintenance expenses.

•	We incur travel and entertainment expense in connection with marketing, sales and implementation of InsPro at client locations.

•	Other includes change in allowance for doubtful collection of accounts receivable.
Gain from operations
As a result of these factors, we reported a gain from operations of $197,490 in 2007 in the Atiam business segment.
LIQUIDITY AND CAPITAL RESOURCES
At December 31, 2007, we had a cash balance of $5,787,585 and working capital deficit of $3,459,567.
On March 30, 2007, we entered into a Securities Purchase Agreement (the “Purchase Agreement”) and completed a private placement with certain institutional and individual accredited investors and issued 5,000,000 shares of our Common Stock, par value $0.001 per share and warrants to purchase 2,500,000 shares of our Common Stock. Pursuant to the Purchase Agreement, we sold investment units (each, a “Unit”) in the Private Placement at a per Unit purchase price equal to $2.25. Each Unit sold in the Private Placement consisted of one share of Common Stock and a Warrant to purchase one-half (1/2) of one share of Common Stock at an initial exercise price of $3.00 per share, subject to adjustment (the “Warrant”). The gross proceeds from the Private Placement were $11,250,000 and we intend to use the net proceeds of the Private Placement for working capital purposes. The Company’s Co-Chairman and former Chief Executive Officer, Alvin H. Clemens, purchased 1,000,000 Units in the Private Placement.
In connection with the 2007 private placement, the Company paid the placement agents an aggregate placement fee equal to $787,500 plus the reimbursement of certain expenses in the amount of $42,500. The Company also issued to the placement agents Warrants (the “Placement Agent Warrants”) to purchase in the aggregate 350,000 shares of the Company’s Common Stock with an exercise price of $2.80 and exercisable from December 31, 2007 through March 30, 2010. The Company also incurred legal and other expenses in the amount of $65,240 in connection with the 2007 private placement.
During 2007 certain holders of the warrants issued in connection with the private placement completed in 2006 exercised their warrants to purchase in aggregate 225,000 shares of our common stock at an exercise price of $1.50 per share for an aggregate exercise price of $337,500.
At December 31, 2007, we had a restricted cash balance of $1,150,000, which represents money market account balances with a restricted balance pertaining to two letters of credit for the benefit of the landlords of the Company’s Florida and New York offices. The money market accounts are on deposit with the issuer of the letters of credit. The Company receives the interest on the money market accounts.
Net cash used by operations was $5,500,884 in 2007 as compared to net cash used in operations of $6,512,019 in 2006. In 2007 the Company used cash to fund the Company’s net loss of $14,136,599 and:
•	Decreases in accounts receivable of $1,140,843 related to the collection of bonus commissions earned in the fourth quarter of 2006;

•	Increases in unearned commission advances of $3,295,468 relating to increased commission payments from certain of the Company’s insurance carriers that advance the Company future commission revenue. The Company has agreements with certain of its insurance carriers whereby the Company’s insurance carriers advance the Company first year premium commissions before the commissions are earned. The unearned portion of premium commissions has been included in the consolidated balance sheet as a liability for unearned commission advances. These advance agreements represent a material source of cash to fund the Company’s operations. The Company’s advance agreement with its largest insurance carrier cannot exceed $9,000,000, can be terminated by either party and in the event of termination the Company’s outstanding advance balance can be called by the insurance carrier with 7 days written notice. As of December 31, 2007, the Company’s outstanding advance balance with this carrier was $6,240,207. The Company’s advance agreement with its second largest insurance carrier allows the insurance carrier to terminate future advances and convert the outstanding advance balance into a promissory note, which if not repaid within 30 days, would incur interest expense. As of December 31, 2007, the Company’s outstanding advance balance with this carrier was $1,123,950. During the third quarter of 2007 the Company began receiving first year premium commissions before the commissions are earned from its third largest insurance carrier. The Company’s understanding pertaining to the advance from this carrier is that the carrier may terminate future advances and demand repayment of the outstanding unearned commission advance balance if certain performance standards are not met. As of December 31, 2007, the Company’s outstanding advance balance with this carrier was $892,637.
In addition to cash used in operating activities in 2007 we:
•	Recorded $1,772,031 of stock-based compensation and consulting expense. Effective January 1, 2006, we adopted the provisions of SFAS No. 123(R), “Share-Based Payment,” under the modified prospective method. SFAS No. 123(R) eliminates accounting for share-based compensation transactions using the intrinsic value method prescribed under APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and requires instead that such transactions be accounted for using a fair-value-based method. Under the modified prospective method, we are required to recognize compensation cost for share-based payments to employees based on their grant-date fair value from the beginning of the fiscal period in which the recognition provisions are first applied.

•	On February 15, 2007, the Company granted 125,000 restricted shares of Common Stock to each of Charles A. Eissa, the Company’s President and Chief Operating Officer, and Ivan M. Spinner, the Company’s Senior Vice President, in accordance with the terms of the Company’s 2006 Omnibus Equity Compensation Plan (the “Plan”). The shares granted to Messrs. Eissa and Spinner were valued at $3.00 per share and will vest as follows: 50,000 shares on February 15, 2008; 50,000 additional shares on February 15, 2009; 2,083 shares per month on the 15th day of each month thereafter beginning on March 15, 2009 through January 15, 2010; and 2,087 shares on February 15, 2010. The expense pertaining to these restricted stock grants is included in the aforementioned stock based compensation and consulting expense.

•	On December 15, 2007 the Company issued 75,000 unrestricted shares of its Common Stock to certain Directors of the Company in accordance with the Company’s Non Employee Director Compensation Plan, which were valued at $161,250 based on the $2.15 closing price of our Common Stock on the OTCBB on December 14, 2007.
Net cash used by investing activities in 2007 was $1,887,020 as compared to $3,199,170 in 2006. In 2007 we used $1.35 million of cash to Purchase Atiam less $0.6 MM of cash acquired from Atiam compared to our use of $1.2 million of cash in 2006 to purchase ISG.
•	Investing activities in 2007 pertain to internal development of software and the purchase of property and equipment supporting current and future operations.

•	During the second quarter of 2006 we completed the acquisition of ISG for approximately $1.2 million, capitalization of software development costs of $81,596 and the acquisition of property and equipment of $958,340 including assets acquired as a result of HealthPlan Choice asset purchase.
In addition to cash used in investing activities in 2007 we issued 739,913 shares of our common stock in connection with the acquisition of Atiam as follows:

•	On October 1, 2007, the Company entered into the Bilenia Agreement whereby the Company purchased all of the outstanding general and limited partnership interests of Atiam Technologies, L.P. owned by the Bilenia Partners. The aggregate amount paid by HBDC Sub to the Bilenia Partners for the Atiam partnership interests under the Bilenia Agreement was $1,000,000, consisting of $500,000 in cash and 224,216 shares of Common Stock, which shares had an aggregate value of $500,000 based on the average closing price per share ($2.23) of Company Common Stock on The Over the Counter Bulletin Board on the five consecutive trading days preceding the Closing Date.

•	On September 21, 2007, the Company entered into the Atiam Merger Agreement by and among the Company, HBDC, SCA and the shareholders of SCA. The Atiam Merger Agreement provided for a business combination whereby SCA would be merged with and into HBDC Sub, with HBDC Sub continuing as the surviving corporation and as a wholly-owned subsidiary of the Company. The aggregate amount paid by the Company with respect to all outstanding shares of capital stock of SCA was $2,000,000, consisting of $850,000 in cash and 515,697 unregistered shares of Common Stock, which number of shares had a value of $1,150,000 based on the average closing price per share ($2.23) of Common Stock on The Over the Counter Bulletin Board on the five consecutive trading days preceding the closing date.
Net cash provided by financing activities in 2007 was $10,863,708 as compared to $5,589,544 in 2006.
•	In 2007 we completed a private placement with certain institutional and individual accredited investors and issued 5,000,000 shares of our Common Stock, par value $0.001 per share and warrants to purchase 2,500,000 shares of our Common Stock. Gross proceeds were $11,250,000 and placement and other fees paid in connection with the 2007 private placement were $895,240.

•	In 2007 certain holders of the Company’s warrants exercised their warrants to purchase in aggregate 300,000 shares of the Company’s common stock at an exercise price of $1.50 per share and the Company received $450,000.

•	In 2007 the Company’s Atiam business segment has entered into several capital lease obligations during 2007 to purchase equipment used for operations.

•	In 2006 the Company completed a private placement, which began in 2005. During the first quarter of 2006 we received net proceeds from the sale of common stock of $6,164,174.

•	In 2006 Alvin Clemens exercised an option to purchase 200,000 shares of the Company’s common stock at an exercise price of $1 per share and the Company received $200,000.

•	In 2006 we disbursed $1,150,000 from cash and deposited this amount into a certificate of deposit, which is reported as restricted cash. The certificate of deposit, which was subsequently converted into an interest bearing money market account, on deposit with the same bank that issued 2 letters of credit for the benefit of the Company’s landlords of our new Florida and New York offices.

•	In 2006 we repaid our $399,630 outstanding balance of a line of credit with Regions Bank dated August 2004. The Company has no further obligations regarding this line of credit and this line of credit is not available for future borrowing.
Subsequent Events
     2008 Closure of New York Sales Office and Associated Reduction in Staffing
During the first quarter of 2008, we closed our sales office located in New York. The New York office accounted for approximately 20% of the Company’s sales activity for the year ended December 31, 2007. We also reduced sales and sales support staff in our Florida office. Management believes the closure of the New York sales office and the other staff reductions in Florida will result in the reduced expenses in excess of reduced revenue.
As a result of the closure, we terminated 47 employees, including 34 sales agents. We also eliminated 16 positions that were vacated subsequent to December 31, 2007, which included 8 sales agents.
We have not completed a determination of the impairment of long term assets as a result of the closure. The long term assets, which may be impaired, include property and equipment net of depreciation of approximately $290,000. We anticipate completing an impairment determination during the first quarter of 2008.

     2008 Issuance of Common Stock and Warrants
On March 31, 2008, we entered into Securities Purchase Agreements (the “2008 Purchase Agreements”) with certain institutional and individual accredited investors (collectively, the “2008 Investors”), whereby we have agreed to complete, in one or more closings, a private placement (the “2008 Private Placement”) of an aggregate of 6,250,000 shares of our Common Stock and warrants to purchase 6,250,000 shares of our Common Stock. Pursuant to the 2008 Purchase Agreements, we have agreed to sell investment units (each, a “2008 Unit”) at a per Unit purchase price equal to $0.80. Each 2008 Unit sold in the 2008 Private Placement will consist of one share of Common Stock and a Warrant to purchase one share of Common Stock at an initial exercise price of $0.80 per share, subject to adjustment (the “2008 Warrant”). The initial closing of the 2008 Private Placement occurred on March 31, 2008 and we received an aggregate of $5,000,000.
We may sell up to an additional 1,250,000 Units (the “Additional Units”) by April 30, 2008 (the “Subsequent Closing”), for up to a total aggregate amount of 7,500,000 Shares and 7,500,000 Warrants in the Private Placement. In the event we desire to sell the Additional Units, we must give The Co-Investment Fund II, L.P. (“Co-Investment”) notice (the “Sale Notice”) within 15 days of the Initial Closing, and Co-Investment may exercise a right of first refusal with respect to the Additional Units for a period of 5 days from the date of such Sale Notice. If Co-Investment desires not to purchase the Additional Units or fails to respond to the Sale Notice within 5 days of its receipt thereof, we may sell the Additional Units to a third party investor upon the terms of the Purchase Agreements.
The 2008 Warrants provide that the holder thereof shall have the right, at any time after March 31, 2008 but prior to the earlier of (i) ten business days’ after we have properly provided written notice to all such holders of a 2008 Call Event (as defined below) or (ii) the fifth anniversary of the date of issuance of the 2008 Warrant, to acquire shares of Common Stock upon the payment of $0.80 per Warrant Share (the “2008 Exercise Price”). We also have the right, at any point after which the volume weighted average trading price per share of our Common Stock for a minimum of 20 consecutive trading days is equal to at least two times the 2008 Exercise Price per share, provided that certain other conditions have been satisfied to call the outstanding 2008 Warrants (a “2008 Call Event”), in which case such 2008 Warrants will expire if not exercised within ten business days thereafter. The 2008 Warrants also include full ratchet anti-dilution adjustment provisions for issuances of securities below $0.80 during the first two years following the date of issuance of the 2008 Warrants, subject to customary exceptions.
In connection with the signing of the 2008 Purchase Agreements, we and the 2008 Investors also entered into Registration Rights Agreements (the “2008 Registration Rights Agreements”). Under the terms of the 2008 Registration Rights Agreements, we agreed to prepare and file with the Commission, as soon as possible but in any event within 30 days following the later of (i) the date the Company is required to file with the Commission its Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007, or (ii) the date of the Registration Rights Agreements, a registration statement on Form S-1 (the “2008 Registration Statement”) covering the resale of the Shares and the Warrant Shares collectively, the “2008 Registrable Securities”). Subject to limited exceptions, we also agreed to use its reasonable best efforts to cause the 2008 Registration Statement to be declared effective under the Securities Act of 1933 as amended (the “Securities Act”) as soon as practicable but, in any event, no later than 90 days following the date of the 2008 Registration Rights Agreement (or 150 days following the date of the 2008 Registration Rights Agreement in the event the 2008 Registration Statement is subject to review by the Commission), and agreed to use our reasonable best efforts to keep the 2008 Registration Statement effective under the Securities Act until the date when all of the 2008 Registrable Securities covered by the 2008 Registration Statement have been sold or may be sold without volume restrictions pursuant to Rule 144(b)(i) promulgated under the Securities Act. The 2008 Registration Rights Agreement also provides for payment of partial damages to the Investors under certain circumstances relating to failure to file or obtain or maintain effectiveness of the 2008 Registration Statement, subject to adjustment.
Management believes that our cash on hand together with the net proceeds of the March 2008 private placement will be sufficient to meet our cash requirements through at least the next 12 months.

Off-Balance Sheet Arrangements
We do not currently have any relationships with unconsolidated entities or financial partnerships, such as entities referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet or other contractually narrow or limited purposes.

Effective during the first quarter of 2007, the letters of credit pertaining to the lease for our Florida office and our New York office were collateralized in the form of a money market account, which as of December 31, 2007 had a balance of $1,150,000. This money market account is on deposit with the issuer of the letters of credit and is classified as restricted cash on the Company’s balance sheet. The terms of the money market account allow the Company to receive interest on the principal but prohibits the Company from withdrawing the principal for the life of the letters of credit.
Future minimum payments required under operating leases, severance and employment agreements and service agreements at December 31, 2007 are as follows:

2008	$2,032,428
2009	1,575,729
2010	1,535,233
2011	1,419,314
2012	1,252,578
thereafter	4,097,896

Total	$11,913,178

License Agreement With Realtime Solutions Group
On May 31, 2006, the Company entered into a Software and Services Agreement (the “License Agreement”) with Realtime Solutions Group, L.L.C. (“Realtime”), under which Realtime granted the Company a worldwide, transferable, non-exclusive, perpetual and irrevocable license to use, display, copy, modify, enhance, create derivate works within, and access Realtime Solutions Group’s Straight Through Processing software (“STP”) and all associated documentation, source code and object code, for use in the marketing, promotion and sale of health benefits or insurance products.
As consideration for the grant of the rights and licenses under the License Agreement, the Company paid to Realtime a $10,000 nonrefundable cash deposit and upon delivery of the STP software and other materials the Company will pay a license fee in the form of 216,612 unregistered shares of our common stock. Concurrent with entering into the License Agreement, HBDC and Realtime entered into a Registration Rights Agreement that provides for piggyback registration rights for the to be issued shares.
The Company may unilaterally terminate the License Agreement, with or without cause, at any time on 30 calendar day prior written notice to Realtime. The license rights in the software granted under the License Agreement survive any termination of the License Agreement in perpetuity.
As of December 31, 2007 the Company has not taken delivery of the STP software or issued Common Stock in connection with the License Agreement.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS
The following table sets forth the name, age, position, and a brief account of the business experience of each of our executive officers and directors.
Directors serve until the next annual meeting of stockholders, until their successors are elected or appointed or qualified, or until their prior resignation or removal. Our executive officers are appointed by, and serve at the discretion of, our board of directors.

Name	Age	Position
Alvin H. Clemens	70	Co-Chairman
Donald R. Caldwell	61	Co-Chairman
Charles A. Eissa	35	President and Director
Anthony R. Verdi	58	Chief Financial Officer and Chief Operating Officer
Warren V. Musser	81	Vice Chairman of the Board of Directors
John Harrison	64	Director
Sanford Rich	49	Director
L.J. Rowell	75	Director
Paul Soltoff	53	Director
Frederick C. Tecce	72	Director
Edmond Walters	47	Director
There are no material proceedings known to us to which any of our directors, officers or affiliates, or any owner of record or beneficially of more than 5% of any class of our voting securities, or any affiliate of such persons, is a party adverse to us or has a material interest adverse to our interests. The following brief biographies contain information about our directors and our executive officers. The information includes each person’s principal occupation and business experience for at least the past five years. This information has been furnished to us by the individuals named. There are no family relationships known to us between the directors and executive officers. We do not know of any legal proceedings that are material to the evaluation of the ability or integrity of any of the directors or executive officers.
Alvin H. Clemens has served as one of our directors since November 2005, as Executive Chairman of our board of directors since January 2006, as our Chief Executive Officer from December 2006 to March 2008 and as Co-Chairman of our board of directors since March 2008. Since 2001, Mr. Clemens has performed business and insurance industry consulting services in addition to managing his private investments. In 1998, he founded HealthAxis Inc., a publicly-traded company specializing in direct sales of insurance products utilizing the Internet, as a subsidiary of Provident American Corporation. In 1989, Mr. Clemens acquired a controlling interest in Provident American Corporation, an insurance holding company, and he served as its Chairman and Chief Executive Officer until 2001. In 1970, Mr. Clemens founded Academy Insurance Group, a company specializing in direct marketing of life and health insurance products. He currently serves on the board of trustees and the Building, Finance, and Executive Committees of The Pennsylvania State University.
Donald R. Caldwell has served as Co-Chairman of our board of directors since April 2008. Mr. Caldwell founded Cross Atlantic Capital Partners, Inc. in 1999, and presently serves as its Chairman and Chief Executive Officer. He has served as a Director at Rubicon Technology, Inc. since 2001, and at Diamond Management & Technology Consultants, Inc. (NASDAQ) since 1994. Mr. Caldwell is a Director and a member of the Compensation Committees of Quaker Chemical Corporation (NYSE), a provider of process chemicals and chemical specialties, and Voxware, Inc. (NASDAQ), a supplier of voice driven solutions. From 1996 to 1999, Mr. Caldwell was President and Chief Operating Officer and a Director of Safeguard Scientifics, Inc., a holding company providing management resources and capital. Mr. Caldwell is a Certified Public Accountant in the State of New York.
Charles A. Eissa has served as our President and as one of our directors since November 2005 and is our co-founder. In April 2004, Mr. Eissa founded InTransit Media, a specialized advertising and marketing services company, and served as its President and Chief Executive Officer until the sale of the company in February 2006. He was involved in the 1998 inception of Seisint Inc., a leading database and technology services company subsequently acquired by Lexis Nexis. From 1998 until 2004, Mr. Eissa was part of the team at Seisint Inc. that co-founded and spun off a division named eDirect.com, which went on to make several key mergers and acquisitions consolidating under the name of Naviant, a company specializing in permission-based Internet marketing that was subsequently acquired by Equifax. From 1989 until 1997, Mr. Eissa served as Vice President Sales for Lens Express

Inc. During Mr. Eissa’s tenure, Lens Express Inc. earned its place on the Inc. 500 for three consecutive years, and was subsequently acquired by 1-800-Contacts.
Anthony R. Verdi has served as our Chief Financial Officer and Assistant Secretary since November 2005 and as our Chief Operating Officer since April 2008. From 2001 until November 2005, Mr. Verdi has provided consulting services to life, health and property and casualty insurance company agency and venture capital clients. From December 1998 until March 2001, Mr. Verdi served as Chief Operating Officer of Provident and Chief Financial Officer of HealthAxis. From January 1990 until December 1998 Mr. Verdi served as Chief Financial Officer of Provident American Corporation. From July 1986 until January 1990, he was the Vice President and Controller of InterCounty Hospitalization and Health Plans, a nonprofit group medical insurer. From April 1971 until July 1986, he served in various finance and accounting capacities for the Academy Insurance Group, ultimately serving as the Assistant Controller.
Warren V. Musser has served as one of our directors since January 2006 and as the Vice Chairman of our board of directors since March 2006. He also has served as President of The Musser Group, a financial consulting company, since 2001. Mr. Musser served as Chairman and Chief Executive Officer of Safeguard Scientifics, Inc. from 1953 until 2001. Mr. Musser is a director of Internet Capital Group, Inc. and Chairman of the board of directors of each of Telkonet, Inc. and InfoLogix, Inc. Mr. Musser serves on a variety of civic, educational and charitable boards of directors.
John Harrison has served as one of our directors since November 2005. He is a founding Partner and Executive Director of The Keystone Equities Group, Inc., a full service investment banking group and a registered NASD broker-dealer founded in 2003. Mr. Harrison also is a Managing Director of Covenant Partners, a hedge fund that invests in direct marketing services companies. In 1999, Mr. Harrison became a founding Partner of Emerging Growth Equities, Ltd., a full service investment banking and brokerage firm focused on raising capital for emerging technology companies addressing high-growth industry sectors. From 1985 to 2000, Mr. Harrison served as President of DiMark, a direct marketing agency that was subsequently acquired by Harte-Hanks in 1996. He also has held senior management positions with CUNA Mutual, RLI Insurance and CNA Insurance where he directed their direct marketing practice. Mr. Harrison is Chairman of the board of Professional Insurance Marketing Association (PIMA) and is on the advisory board of DePaul University’s Interactive and Direct Marketing Institute. He serves as a director of The Credo Group, a digital insurance agency, IXI Corporation, a database marketing company that uses proprietary wealth and asset information, and Solutionary, Inc., a full-service provider of managed security services.

luxury master-planned communities. Mr. Jensen is an active member of the World Presidents’ Organization and a past director of the Boys and Girls Club and the Leukemia Society of America.
Sanford Rich has served as one of our directors since April 2006. He is currently the Senior Vice President of Investments and Portfolio Manager at GEM Capital Management Inc., a specialist manager of High Yield and Convertible Securities portfolios for institutions, and has held this position since November 1995. From 1993 to 1995, Mr. Rich was a Managing Director of High Yield Finance, Capital Markets & North American Loan Syndicate, Sales and Trading at Citicorp Securities. From 1985 to 1993, he served as Managing Director of Debt Capital Markets at Merrill Lynch. From 1978 to 1985, Mr. Rich held various Analyst positions in numerous companies, including Cypress Capital Management, Inc. (Vice President and Analyst from 1983 to 1985), FIAMCO (Distressed/High Yield Bond Analyst from 1981 to 1983), Progressive Corporation (Financial Analyst from 1980 to 1981) and Prescott, Ball and Turben (Distressed/High Yield Bond Analyst from 1978 to 1980).
L.J. Rowell has served as one of our directors since April 2006. He is a past President (1984-1996), Chief Executive Officer (1991-1996) and Chairman of the Board (1993-1996) of Provident Mutual Life Insurance Company, where he also held various other executive and committee positions from 1980 until his retirement in 1996. Mr. Rowell currently serves on the boards of directors of the Southeast Pennsylvania Chapter of the American Red Cross, The PMA Group, the American College, The Foundation at Paoli, and The Milton S. Hershey Medical Center. Mr. Rowell also has served on the Board of Trustees of The Pennsylvania State University as a business and industry trustee since 1992. In 1991, he served as the Chairman of the Major Business Division for the United Way of Southeastern Pennsylvania. Mr. Rowell also has served as chairman of The American Red Cross Ad Blood Campaign and has previously served on its Major Contributions Donor Campaign.
Paul Soltoff has served as one of our directors since November 2005. He also has served as Chairman and Chief Executive Officer of SendTec, Inc. since its inception in February 2000. From 1997 until February 2000, Mr. Soltoff served as Chief Executive Officer of Soltoff Direct Corporation, a specialized direct marketing consulting company. From September 2004 until October 2005, Mr. Soltoff served as a director of theglobe.com.
Frederick C. Tecce has served as one of our directors since August 2007. He currently serves as of counsel with Buchanan Ingersoll & Rooney. He was an attorney with Klett Rooney Lieber & Schorling when it joined Buchanan in 2006. Mr. Tecce also serves as of counsel to Cross Atlantic Capital Partners and has served on the investment committees of three of the funds managed by Cross Atlantic Partners. Mr. Tecce previously served as Senior Vice President and General Counsel of Academy Life Insurance Company. Mr. Tecce served on the transition team for Pennsylvania Governor Tom Ridge and was appointed by Governor Ridge to serve as a member of the board of the $50 billion Public School Employees Retirement System (PSERS), where he served as chairman of the Finance Committee until his retirement in September of 2001. He was appointed by U.S. Senator Rick Santorum to the Federal Judicial Nominating Committee where he served for several terms and also served on Dr. Robert Gallo’s Board of Visitors at the University of Maryland Institute for Human Virology. He has served on the board of directors of several listed companies.
Edmond J. Walters has served as one of our directors since April 2008. Mr. Walters is Founder and Chief Executive Officer of eMoney Advisor, a wealth planning and management solutions provider for financial advisors that was founded in 2000 and is now a wholly-owned subsidiary of Commerce Bancorp. Prior to forming eMoney Advisor in 2000, Mr. Walters spent more than 20 years in the financial services industry, advising high net worth clients. From 1983 to 1992 he was associated with Kistler, Tiffany & Company in Wayne, PA. In 1992, Walters helped found the Wharton Business Group, a financial advising firm, in Malvern, PA.
Board Independence
The Board has determined that Messrs. Harrison, Rich, Rowell, Tecce and Soltoff are “independent” directors as defined by Rule 4200(a)(15) of the Nasdaq listing standards and as defined by Rule 10A-3(b)(1)(ii) promulgated by the Commission.

EXECUTIVE COMPENSATION
Summary Compensation Table
The following table summarizes the compensation paid to, awarded to or earned during the fiscal years ended December 31, 2007 and 2006 by our Chief Executive Officer and each of our two other most highly compensated executive officers whose total salary and bonus exceeded $100,000 for services rendered to us in all capacities during 2007. The executive officers listed in the table below are referred to in this prospectus as our named executive officers. There were no non-equity incentive plan compensation, or non-qualified deferred compensation earnings for any of the named executives for the three years ended December 31, 2007.

									All Other
				Stock Awards		Option Awards			Compensation
Name and Principal Position	Fiscal Year	Salary ($)		($)		($) (7)	Bonus ($)		($) (8)	Total ($)

Scott Frohman (1)	2007	—		—		0	—		—	0
Former Chief Executive Officer	2006	236,500		—		17,792	—		453,742	708,035

Alvin H. Clemens (2)	2007	360,577		—		41,250	—		44,866	446,693
Chariman & Chief Executive Officer	2006	267,287		—		106,834	—		16,010	390,131

Charles Eissa (3)	2007	278,846		131,250	(5)	3,750	50,000		13,204	477,050
President and Chief Operating Officer	2006	241,050		—		3,889	—		6,749	251,688

Ivan M. Spinner (4)	2007	356,731		131,250	(5)	156,186	—		19,071	663,238
Executive Vice President	2006	278,240	(6)	—		79,759 (6)	150,000	(6)	10,923	518,922

(1)	On December 7, 2006, Scott Frohman resigned as our Chief Executive Officer and as one of our directors. In connection with Mr. Frohman’s resignation, we and Mr. Frohman entered into a separation agreement dated December 7, 2006.

(2)	Mr. Clemens was appointed as the Executive Chairman of our board of directors on January 12, 2006 and as our Chairman and Chief Executive Officer on December 7, 2006 upon the resignation of Mr. Frohman.

(3)	Mr. Eissa was appointed as our President and Chief Operating Officer on November 18, 2005.

(4)	Mr. Spinner was appointed as our Senior Vice President on April 3, 2006 concurrently with the closing of our acquisition of ISG and has served as our Executive Vice President since December 2007.

(5)	On February 15, 2007, we made restricted stock grants of 125,000 shares of our common stock to each of Mr. Eissa and Mr. Spinner in accordance with the terms of our 2006 Omnibus Equity Compensation Plan. These grants are subject to certain restrictions, including a restriction on transfer prior to the shares becoming fully vested. These shares will vest as follows: 50,000 shares on the first anniversary of the grant date; 50,000 additional shares of the second anniversary of the grant date; 2,083 shares per month on the 15th day of each month beginning on March 15, 2009 through January 15, 2009; and 2,087 on the third anniversary of the grant date. The value of the restricted stock grants were based on the closing price per share ($3.00) of our common stock on the OTCBB on the date of the grant. Stock award expense for the most recently completed fiscal year pertaining to named executive officers is based on the value of the restricted stock grants amortized straight line over their vesting period.

(6)	On April 3, 2006, Mr. Spinner received a $150,000 cash signing bonus and an option to purchase 150,000 shares of our common stock, which were accounted for as part of the consideration paid for the acquisition of ISG,.

(7)	Stock option expense for the two most recently completed fiscal years pertaining to the named executive officers is based on the estimated fair value of the stock option as of the date of grant using the Black-Scholes option-pricing model amortized over the vesting period of the option or the duration of employment, whichever is shorter. We recorded $17,792 of expense pertaining to Mr. Frohman’s stock option in 2006, which included $6,038 pertaining to the accelerated vesting of 225,000 shares, $3,354 pertaining to the expensing of the unamortized portion of 125,000 shares terminated and $8,400 of amortization of the fair value over the vesting contained in the stock option grant. Fair value is estimated based on an expected life of five years, an assumed dividend yield of 0% and the assumptions below.

			% of Fair
			Value
		Amount	Expensed in
		Expensed in	Financial				Closing
		Financial	Statements	Fair Value at	Number of	Option	Stock Price
		Statements	Based on	Date of Grant	Options	Exercise	on the Date	Date of	Expected	Risk Free
Name	Fiscal Year	$	Vesting	($)	Granted (#)	Price ($)	of Grant ($)	Grant	Volatility	Interest Rate

Scott Frohman	2007	0	0.0%
	2006	17,792	98.8%	—	—		—	—	—	—
	2005	208	1.2%	18,000	600,000	2.50	1.00	11/10/2005	25%	3.75%

Alvin H. Clemens	2007	41,250	27.5%
	2006	106,834	71.2%	—	—		—	—	—	—
	2005	1,916	1.3%	150,000	500,000	1.00	1.00	11/23/2005	25%	3.75%

Charles Eissa	2007	3,750	25.0%
	2006	3,889	25.9%
	2005	173	1.2%	15,000	500,000	2.50	1.00	11/10/2005	25%	3.75%

Ivan M. Spinner	2007	156,186	36.7%
	2006	79,759	18.8%	425,381	150,000	3.50	3.50	4/3/2006	111%	4.55%
	2005	—	—	—	—		—	—	—	—
     Effective January 1, 2006, we adopted the provisions of SFAS No. 123(R), “Share-Based Payment,” under the modified prospective method. SFAS No. 123(R) eliminates accounting for share-based compensation transactions using the intrinsic value method prescribed under APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and requires instead that such transactions be accounted for using a fair-value-based method. Under the modified prospective method, we are required to recognize compensation cost for share-based payments to employees based on their grant-date fair value from the beginning of the fiscal period in which the recognition provisions initially are applied. For periods prior to adoption, the financial statements are unchanged, and the pro forma disclosures previously required by SFAS No. 123, as amended by SFAS No. 148, will continue to be required under SFAS No. 123(R) to the extent those amounts differ from those in the Statement of Operations. Expense in 2006 pertaining to employee stock options for all named executive officers other than Mr. Spinner is recorded in salaries, commissions and related taxes. Expense pertaining to Mr. Spinner’s stock option is recorded in depreciation and amortization expense as part of the value of the employment and non-compete agreement acquired as a result of our acquisition of ISG.
     Through December 31, 2005, we accounted for stock options issued to employees in accordance with the provisions of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. As such, compensation cost is measured on the date of grant as the excess of the current market price of the underlying stock over the exercise price. Such compensation amounts are amortized over the respective vesting periods of the option grant. The Company adopted the disclosure provisions of SFAS No. 123, “Accounting for Stock-Based Compensation” and SFAS 148, “Accounting for Stock-Based Compensation -Transition and Disclosure”, which permits entities to provide pro forma net income (loss) and pro forma earnings (loss) per share disclosures for employee stock option grants as if the fair-valued based method defined in SFAS No. 123 had been applied. We account for stock options and stock issued to non-employees for goods or services in accordance with the fair value method of SFAS 123.

(8) All other compensation paid to our named executive officers in the fiscal year ended December 31, 2007 consisted of the following:

	Payments for	Company Paid		Company	Company Paid
	Personal Use of	Health, Life and	Company Paid	Matching of	Personal	Company Paid
	Auto and	Disabilitly	Golf Club Dues ($)	Employee 401(k)	Secretarial	Entertainment
Name	Equipment ($) (a)	Insurance ($) (b)	(c)	Contributions (d)	Support (e)	and Meals ($) (f)	Total ($)

Scott Frohman	—	5,003	—	—	—	—	5,003

Alvin H. Clemens	5,800	16,831	7,200	583	14,452	—	44,866

Charles Eissa	2,859	6,854	—	2,711	—	780	13,204

Ivan M. Spinner	680	14,877	—	2,734	—	780	19,071

(a)	Payments for personal use of auto and equipment represent the taxable portion of monthly auto allowances and company payments for cell phones and other equipment for the portion of our named executive officers’ personal use of automobiles, cell phones and other equipment. Starting in April 2006, we paid each of the named executive officers, except Mr. Spinner, a $1,000 per month auto allowance for a total of $12,000 in 2007. The portion of the $12,000 pertaining to business travel was considered a reimbursement for business expenses and excluded from compensation. Starting in December 2007, we initiated the payment of a $1,000 monthly auto allowance to Mr. Spinner.

(b)	Company-paid health, life and disability insurance represents the cost of company-paid insurance premiums covering the named executive officers and, in the case of health insurance premiums, their dependents. We pay 100% of these insurance premiums for the named executive officers. Health insurance premiums vary based on several factors, including the age of the named executive officer and the number of their covered dependents.

(c)	Company reimbursement of golf club membership dues for the above named Executive Officer.

(d)	The Company implemented a 401(k) plan on January 1, 2007 and implemented an elective contribution to the Plan of 25% of the employee’s contribution up to 4% of the employee’s compensation, which amounts were fully vested for the above named executive officers.

(e)	Value of Company provided administrative and secretarial support pertaining to non Company activities for the above named executive officer.

(f)	Company-paid lunches for the named executive officers.

Outstanding Equity Awards at Fiscal Year-End
     The following table sets forth information for the outstanding equity awards for our named executive officers for the year ended December 31, 2007. The information below pertains to stock options, which were granted under 2005 Incentive Stock Plan, and restricted stock grants, which were granted accordance with the terms of our 2006 Omnibus Equity Compensation Plan. The number of shares of stock that have not vested pertains to the February 15, 2007 restricted stock grant to the named executive officers below. The market value of the number of shares of stock that have not vested was based on the closing price per share ($1.86) of our common stock on the OTCBB on December 31, 2007.

					Stock Awards
	Option Awards					Market
	Number of	Number of			Number of	Value of
	Securities	Securities			Shares or	Shares or
	Underlying	Underlying			Units of	Units of
	Unexercised	Unexercised	Option		Stock That	Stock That
	Options	Options	Exercise	Option	Have Not	Have Not
	(#)	(#)	Price	Expiration	Vested	Vested
Name	Exercisable	Unexercisable	($)	Date	(#)	($)

Scott Frohman	375,000	—	2.50	12/07/2008	—	—

Alvin H. Clemens	300,000	—	1.00	11/22/2015	—	—

Charles Eissa	500,000	218,760	2.50	11/09/2015	125,000	232,500

Ivan M. Spinner	150,000	112,500	3.50	04/03/2016	125,000	232,500

Employment, Severance and Other Agreements
Scott Frohman
     Pursuant to a written employment agreement, Mr. Frohman served as our Chief Executive Officer effective October 10, 2005 through December 7, 2006. He was paid an annual base salary of $258,300 and was entitled to receive such bonus compensation as a majority of our board of directors would determine. On December 7, 2006, Scott Frohman resigned as our Chief Executive Officer and as one of our directors. In connection with Mr. Frohman’s resignation, we and Mr. Frohman entered into a separation agreement dated December 7, 2006.
     Under the separation agreement, Mr. Frohman’s employment with us ceased to be effective on December 7, 2006, or the separation date. The separation agreement provides for the resolution of all matters with respect to Mr. Frohman’s employment, including all obligations to Mr. Frohman under his employment agreement with us dated as of October 10, 2005, with respect to his outstanding options to purchase shares of our common stock and with respect to any other similar amounts or benefits payable to Mr. Frohman pursuant to the employment agreement or otherwise.

     The separation agreement provides for the payment to Mr. Frohman of his monthly salary immediately preceding his resignation for a period of 18 months, less taxes, in satisfaction of all obligations under his employment agreement, and in recognition that a material portion is in consideration of Mr. Frohman’s confidentiality, non-competition and non-solicitation obligations. In addition, under the separation agreement, Mr. Frohman was entitled to receive (i) a lump sum payment equal to $21,525 for four weeks of accrued but unused vacation, less $8,075 for certain business expenses and (ii) payment of, or reimbursement for, monthly COBRA premiums for a period of 18 months following the separation date. The separation agreement further provides that upon his termination of employment, Mr. Frohman’s option to purchase 600,000 shares of our common stock, exercisable at $2.50 per share and originally granted on November 10, 2005, would become vested as to 375,000 shares (150,000 of which were already vested immediately prior to his resignation and 225,000 of which became vested on December 7, 2006). These 375,000 shares shall remain exercisable by Mr. Frohman for one year following the separation date. The option would terminate with respect to the remaining 225,000 shares that would not become vested under the separation agreement.
     Certain of Mr. Frohman’s shares of our common stock (1,566,007 shares) remained locked up until November 23, 2007 under the terms of a lock-up agreement with us, dated as of November 23, 2005. A portion of Mr. Frohman’s shares (1,191,006 shares) and his option to acquire 375,000 shares of our common stock were released from his original lock-up agreement. Under the separation agreement, Mr. Frohman has agreed that the released securities will remain subject to general lock-up terms for a period of 18 months following the separation date, subject to certain exceptions as set forth in the separation agreement.
     The separation agreement also provides for mutual non-disparagement by Mr. Frohman and us. Mr. Frohman also is subject to confidentiality provisions and an 18 month non-competition, non-solicitation and no-hire period under the separation agreement.
     On April 5, 2007, we entered into a Consent and Lock-Up Agreement with Scott Frohman. Under the Consent and Lock-Up Agreement, we consented to the release from lock-up of 1,300,000 shares out of 1,559,007 shares of Common Stock (or securities exercisable for or convertible into shares of Common Stock) held by Mr. Frohman, or the Released Securities, that were locked up in favor of us until June 7, 2008 pursuant to the Separation Agreement between us and Mr. Frohman dated December 7, 2006. We consented to this release in consideration for a lock-up until May 23, 2008 by Mr. Frohman in favor of us of 50% of Mr. Frohman’s remaining 1,566,007 shares of Common Stock (or securities exercisable for or convertible into shares of Common Stock) that were otherwise locked up until November 23, 2007 under the Lock-Up Agreement between us and Mr. Frohman dated November 23, 2005. Prior to the Consent and Lock-Up Agreement, the lock-up restrictions in the Separation Agreement allowed Mr. Frohman to sell or otherwise transfer up to 50,000 shares of Released Securities in any given month. Under the Lock-Up Agreement, Mr. Frohman will not be entitled to this 50,000 share exception until on or after July 5, 2007 as it relates to the 259,007 shares of Released Securities that were not released from lock-up under the Consent and Lock-Up Agreement.
     On May 1, 2007, we entered into an Amendment to Consent and Lock-Up Agreement with Mr. Frohman. Under the Amendment to the Consent and Lock-Up Agreement, we consented to the release from lock-up of 200,000 shares that were locked up until July 5, 2007 under the Consent and Lock-Up Agreement. In consideration for this release, Mr. Frohman agreed that 200,000 shares of Common Stock that were locked up until November 23, 2007 under the Lock-Up Agreement between us and Mr. Frohman dated November 23, 2005 would continue to be locked up until February 21, 2008.

     On December 7, 2007, we entered into an Amendment Agreement to the Separation Agreement with Mr. Frohman. Under this agreement, Mr. Frohman agreed to forego any rights he had to receive the approximately 6 remaining months of severance to which he was entitled under the Separation Agreement in consideration for our extension of the post-termination exercise period of Mr. Frohman’s option to purchase 375,000 shares of Common Stock for an additional year. According to this agreement, if the closing bid price of the Common Stock on any trading following December 7, 2007 is $5.00 or more, Mr. Frohman shall be obligated to exercise the option within five business days of such trading date. If Mr. Frohman fails to exercise any or all of the options, the options will terminate within five business days of the trading date with regard to the unexercised shares.
Alvin H. Clemens, Ivan M. Spinner and Anthony Verdi
     On November 27, 2007 we entered into amended and restated employment agreements with each of Alvin H. Clemens and Ivan M. Spinner. The employment agreements replaced and superseded the executives’ existing employment agreements.
     Each employment agreement has an initial term of three years beginning on November 27, 2007. The employment agreements automatically renew for successive additional one-year periods each unless either we or the executive gives the other 60 days’ written notice prior to the end of the then current term.
     Under the respective employment agreements, (i) Mr. Clemens would continue to serve as our Executive Chairman and Chief Executive Officer with a base salary equal to his existing base salary of $450,000 per year and (ii) Mr. Spinner would serve as our Executive Vice President with a base salary of $371,000 per year until April 2, 2007 and a base salary of $300,000 thereafter.
      Mr. Verdi’s amended and restated employment agreement, as amended on April 1, 2008, provides for an initial term of one year, with automatic successive one-year renewals unless we or the executive gives the other party 60 days’ written notice prior to the end of the then current term. Mr. Verdi’s base salary is $225,000 per year.
     Each executive also is entitled to receive annual bonus compensation in cash, capital stock or other property as determined by our board of directors and to participate in all benefit plans offered from time to time to our senior executives. In addition, each executive is entitled to a car allowance of at least $1,000 per month and reimbursement for up to $15,000 in dues associated with the executive’s membership in professional and business organizations.
     Certain other terms are identical among all of the employment agreements and are set forth below:
•	We may terminate the employment agreements (i) for “Cause” (as defined in the employment agreements), (ii) upon 60 days’ prior written notice to the executive if without Cause, or (iii) upon the executive’s “Permanent Disability” as defined in the employment agreements. Each executive may terminate his employment agreement (i) for “Good Reason” as defined in the employment agreements or (ii) upon 30 days’ prior written notice to us for any reason.

•	If (i) we terminate an executive’s employment without Cause or (ii) the executive terminates his employment agreement for Good Reason, the executive will be entitled to receive (x) 18 months’ base salary at the then current rate, payable in accordance with our usual practices, (y) continued participation for 18 months in our benefit plans and (z) payment, within a commercially reasonable time and on a prorated basis, of any bonus or other payments earned in connection with our bonus plan existing at the time of termination. In addition, if an employment agreement is terminated in accordance with the foregoing sentence within two months prior to, or 24 months following, a change in control (as described in the employment agreement), the executive will be entitled to receive 18 months’ base salary at the then current rate upon the date of termination, regardless of our usual practices, and all stock options held by the executive at the date of termination will immediately become 100%

vested and all restrictions on such options will lapse.

•	If we terminate an executive’s employment for Cause or the executive terminates his employment agreement without Good Reason, the executive will be entitled to receive (i) all accrued and unpaid salary and vacation pay through the date of termination and (ii) continued participation for one month in our benefit plans.

•	If we terminate an executive’s employment due to a Permanent Disability, the executive will be entitled to receive (i) 18 months’ base salary at the then current rate, payable in accordance with our usual practices, (ii) continued participation for 18 months in our benefit plans and (iii) payment, within a commercially reasonable time and on a prorated basis, of any bonus or other payments earned in connection with our bonus plan existing at the time of termination. We may credit any such amounts against any proceeds paid to the executive with respect to any disability policy maintained and paid for by us for the executive’s benefit.

•	If an executive dies during the term of his employment agreement, the employment agreement will automatically terminate and the executive’s estate or beneficiaries will be entitled to receive (i) three months’ base salary at the then current rate, payable in a lump sum and (ii) continued participation for one year in our benefit plans.

•	Each executive is prohibited from competing with us or soliciting our employees, independent contractors, or outside agents, directly or indirectly, for another business and is subject to standard confidentiality obligations during the term of the employment agreements and for a period of 18 months thereafter.

•	We and each executive will be prohibited, following a termination of the executive’s employment with us from disparaging each other.
     On March 28, 2008, Mr. Spinners’ employment as our Executive Vice President terminated.
     On March 31, 2008, in connection with our March 2008 private placement and Mr. Clemens’ resignation as our Chief Executive Officer and appointment as Co-Chairman of our Board of Directors, Mr. Clemens’ amended and restated employment agreement was terminated effective upon his resignation on April 1, 2008.
      Following Mr. Clemens’ resignation as our Chief Executive Officer, Anthony R. Verdi, our Chief Financial Officer, was also appointed to the position of Chief Operating Officer, effective April 8, 2008. Mr. Verdi shall have the authority, as our Chief Operating Officer, to lead our company as the principal executive officer in the absence of a Chief Executive Officer. Mr. Verdi shall have such authority until we appoint a new Chief Executive Officer or until such time as our board of dicertors determines otherwise.
Charles A. Eissa
     Pursuant to a written employment agreement, which we amended on March 31, 2008, Mr. Eissa serves as our President. Pursuant to his amended employment agreement, his annual base salary is $250,000 per year. He is entitled to receive such bonus compensation as a majority of the members of our board of directors may determine from time to time. Mr. Eissa’s amended employment agreement is effective beginning on March 31, 2008 and expires on March 31, 2009, subject to automatic, annual renewals.
     In the event of Mr. Eissa’s termination without cause or for good reason, he or his estate would receive his then current base annual salary, plus unpaid accrued employee benefits, which is primarily accrued vacation, plus the continuation of his employee benefits for a period of one year, less all applicable taxes. In the event of his voluntary termination, death or disability, he or his estate would receive unpaid accrued employee benefits, plus the continuation of his employee benefits for a period of 1 month, less all applicable taxes.

Compensation of Directors
     The following table sets forth information concerning the compensation of all individuals who served on our board of directors during the fiscal year ended December 31, 2007. There were no non-equity incentive plan compensation or nonqualified deferred compensation earnings to any of our directors for the year ended December 31, 2007.

	Fees Earned or			All Other
	Paid in Cash	Stock Awards	Option Awards	Compensation	Total
Name	($) (1)	($) (2)	($) (3)	($)	($)

Warren V. Musser	$39,250	$21,500	210,391	—	271,141

Paul Soltoff	8,500	21,500	23,250	—	53,250

John Harrison	13,000	32,250	23,250	53,077 (4)	121,577

C. James Jensen (5)	11,500	21,500	193,817	—	226,817

Sanford Rich	16,000	32,250	193,817	—	242,067

L.J. Rowell	12,000	32,250	193,817	—	238,067

Frederick C. Tecce	—	—	—	—	—

(1)	Represents board and committee meeting and retainer fees paid to our directors under our Compensation Plan for Directors and our 2005 Non-Employee Directors Stock Option Plan. Fees earned or paid to Mr. Musser also includes a one-time payment of $250,000 to Mr. Musser under our Compensation Plan for Directors as Vice Chairman of our board of directors, $125,000 of which was payable upon adoption of the director compensation plan and $125,000 of which was payable in 12 equal monthly installments commencing on March 31, 2006.

(2)	Stock award expense for the most recently completed fiscal year pertaining to directors, which is detailed by director in the following tables, was based on the closing price per share ($2.15) of our common stock on the OTCBB on the date of the grant.

(3)	Stock option expense for the most recently completed fiscal year pertaining to directors is based on the estimated fair value as of the date of grant using the Black-Scholes option-pricing model based on the terms of each option amortized over the vesting period of the option or the duration of board membership, whichever is shorter. Fair value was estimated based on an assumed dividend yield of 0% and the assumptions below.

(4)	Mr. Harrison provides marketing consulting services to the Company pursuant to a verbal agreement. Mr. Harrison’s consulting services commenced on January 29, 2007.

(5)	Mr. Jensen resigned as a director effective March 26, 2008.

		Number of
		Shares of		Aggregate
	Date of Stock	Common	Value Per	Value of Stock
	Grant	Stock Granted	Share	Granted

Warren V. Musser	12/15/2007	10,000	$2.15	$21,500

Paul Soltoff	12/15/2007	10,000	2.15	21,500

John Harrison	12/15/2007	15,000	2.15	32,250

C. James Jensen	12/15/2007	10,000	2.15	21,500

Sanford Rich	12/15/2007	15,000	2.15	32,250

L.J. Rowell	12/15/2007	15,000	2.15	32,250

Frederick C. Tecce	—	—	—	—

		Fair Value
	Amount	Expensed in
	Expensed in	Financial
	Financial	Statements	Fair Value	Number of	Option	Stock Price
	Statements	Based on	of Option	Options	Exercise	on the Date	Date of	Expected	Risk Free	Expected
Name	($)	Vesting	Award ($)	Granted (#)	Price ($)	of Grant ($)	Grant	Volatility	Interest Rate	Life in years

Warren V. Musser	57,979	30%	193,264	250,000	1.00	1.00	01/11/2006	103%	3.75%	5
	152,412	17%	896,542	425,000	2.70	2.90	03/14/2006	105%	3.75%	5

Paul Soltoff	23,250	31%	75,000	250,000	1.00	1.00	11/23/2005	25%	3.75%	4.5

John Harrison	23,250	31%	75,000	250,000	1.00	1.00	11/22/2005	25%	3.75%	4.5

C. James Jensen	193,817	33%	587,324	200,000	3.60	3.60	04/27/2006	113%	4.66%	5

Sanford Rich	193,817	33%	587,324	200,000	3.60	3.60	04/27/2006	113%	4.66%	5

L. J. Rowell	193,817	33%	587,324	200,000	3.60	3.60	04/27/2006	113%	4.66%	5

2005 Non-Employee Director Stock Option Plan
     Effective November 23, 2005, we adopted the 2005 Non-Employee Director Stock Option Plan, or the Directors Option Plan, which plan was approved by written consent of a majority of our stockholders. Key features of the Directors Option Plan include:
•	Non-employee directors are eligible to participate in the Directors Option Plan. The term of the Directors Option Plan is eight years. 1,500,000 shares of common stock have been reserved for issuance under the Directors Option Plan.

•	Options are issued at the minimum of “Fair Market Value” as such term is defined in the Directors Option Plan.

•	Options may only be issued as non-qualified stock options.

•	Each newly elected or appointed non-employee director shall be granted an option to purchase 250,000 shares of common stock, of which 100,000 shares are exercisable immediately (however, no option shall be exercisable until such time as any vesting limitation required by Section 16 of the Exchange Act has terminated); 75,000 shares on the first anniversary of the grant and the remaining 75,000 shares in 12 equal increments at the end of each calendar month thereafter.

•	Each non-employee director who is appointed Chairman of our board of directors receives an additional option to purchase 250,000 shares of common stock, exercisable on the same terms as the other non-employee director options.

•	Stockholder approval is required in order to replace or reprice options.

•	The Directors Option Plan is administered by the board of directors or a committee designated by the board of directors.

•	Options have a maximum of ten years.

•	Upon a change in control, any unvested position of outstanding options shall vest and become immediately exercisable ten days prior to such change in control.
2005 Incentive Stock Plan
     Effective November 23, 2005, we adopted the 2005 Incentive Stock Plan, or the Incentive Plan, which was approved by written consent of a majority of our stockholders. The purpose of the Incentive Plan is to encourage stock ownership by our officers, directors, key employees and consultants, and to give such persons a greater personal interest in the success of the business and an added incentive to continue to advance and contribute to us and to attract new directors, officers, consultants, advisors and employees whose services are considered valuable. As of March 31, 2006, options to purchase 2,685,000 shares were granted under the Incentive Plan. Key features of the Incentive Plan include:
•	The Incentive Plan provides for the grant of options and the issuance of restricted shares.

•	An aggregate of 2,750,000 shares of common stock have been reserved for issuance under the Incentive Plan.

•	Options are issued at the minimum of “Fair Market Value” as such term is defined in the Incentive Plan.

•	Both incentive and nonqualified stock options may be granted under the Incentive Plan.

•	The Incentive Plan terminates on November 18, 2015.

•	The exercise price of options granted pursuant to the Incentive Plan is determined by a committee but the option term may not exceed 10 years.

•	For holders of 10% or more of the combined voting power of all classes of our stock, options may not be granted at less than 110% of the fair market value of the common stock at the date of grant and the option term may not exceed eight years.
Directors Compensation Plan
     On March 14, 2006, our board of directors adopted a Compensation Plan for Directors, or the Directors Compensation Plan. An aggregate of 1,000,000 shares of our common stock has been reserved for issuance under the Directors Compensation Plan, in addition to any authorized and unissued shares of common stock available for issuance under the Directors Option Plan. The purpose of the Directors Compensation Plan is to provide a comprehensive compensation program to attract and retain qualified individuals to serve as directors. We are authorized to award cash fees and issue non-qualified stock options under the Directors Compensation Plan. The Directors Compensation Plan is administered by our board of directors, or the compensation committee of our board of directors. The Directors Compensation Plan provides for:
•	a one-time payment of $250,000 to each non-employee director who serves as Vice Chairman of our board of directors (who is not also Chairman or an Executive Chairman), $125,000 of which is payable upon the adoption of the Directors Compensation Plan and $125,000 of which is payable in twelve equal monthly installments commencing March 31, 2006, so long as such person remains a director and is serving in such capacity on the date of each such installment;

•	a one-time grant of an additional option to purchase 425,000 shares of our common stock to each non-employee director who is or has been appointed or elected as Vice Chairman of our board of directors (who is not also Chairman or an Executive Chairman) on the later of the date of such appointment or election, or adoption of the Plan;

•	the payment of $1,000 to each director for each special or committee meeting of our board of directors attended, in person or by telephone, as reimbursement of fees and expenses of attendance and participation by such director at such meeting;

•	an annual retainer of $1,000 payable to each director upon appointment as chairperson of a committee of our board of directors;

•	an automatic initial grant of an option to purchase 100,000 shares of our common stock to each director who joins our board of directors, at an exercise price equal to the fair market value on the date of such election to our board of directors;

•	the grant of an option to purchase 10,000 shares of our common stock to each director re-elected to our board of directors, at an exercise price equal to the fair market value on the date of such reelection to our board of directors;

•	except for the one-time grants to our Vice Chairmen, which option shall vest and become exercisable as to one-half of the shares subject to the option six months from the date of grant, and the other half of the shares six months thereafter, all options granted under the Directors Compensation Plan shall vest as follows: one-third of the shares shall be exercisable on the first anniversary of the date of grant, an additional one-third of the shares on the second year anniversary, and the remaining one-third of the shares on the third anniversary of the date of grant; and

•	a term of each option under the Directors Compensation Plan of five years.
2006 Omnibus Equity Compensation Plan
     On April 27, 2006, our board of directors adopted the 2006 Omnibus Equity Compensation Plan, or the Omnibus Plan. The purpose of the Omnibus Plan is to attract, retain and motivate the employees, non-employee members of our board of directors and consultants of ours and our subsidiaries and to focus their efforts on the long-term enhancement of stockholder value.
     The Incentive Plan, the Directors Option Plan and the Directors Compensation Plan, or, collectively, the Prior Plans, were merged with and into the Omnibus Plan as of the effective date of the Omnibus Plan, and no additional grants were made thereafter under the Prior Plans. Outstanding grants under the Prior Plans will continue in effect according to their terms as in effect before the Prior Plans merger (subject to such amendments as our board of directors determines, consistent with the Prior Plans, as applicable), and the shares with respect to outstanding grants under the Prior Plans will be issued or transferred under the Omnibus Plan.
Key terms of the Omnibus Plan are as follows:

•	Administration. The Omnibus Plan is administered and interpreted by our board of directors. The Board has the authority to: (i) determine the individuals to whom grants will be made under the Omnibus Plan; (ii) determine the type, size and terms of the grants; (iii) determine the time when grants will be made and the duration of any applicable exercise or restriction period, including the criteria for exercisability and the acceleration of exercisability; (iv) amend the terms of any previously issued grant, subject to the limitations described below; and (v) deal with any other matters arising under the Omnibus Plan. The determinations of our board of directors are made in its sole discretion and are final, binding and conclusive.

•	Eligibility. All of the employees of ours and our subsidiaries, as well as advisors and consultants of ours and our subsidiaries, are eligible for grants under the Omnibus Plan. Non-employee directors of ours are also eligible to receive grants under the Omnibus Plan.

•	Types of Awards. The Omnibus Plan provides that grants may be in any of the following forms: (i) incentive stock options; (ii) nonqualified stock options (incentive stock options and nonqualified stock options collectively are referred to as “options”); (iii) stock appreciation rights, or SARs; (iv) stock units; (v) stock awards; (vi) dividend equivalents; and (vii) other stock-based awards.

•	Shares Subject to the Omnibus Plan. The Omnibus Plan authorizes up to 7,050,000 shares of our common stock for issuance, subject to adjustment in certain circumstances. The maximum number of authorized shares includes shares to be issued or transferred pursuant to outstanding grants under the Prior Plans that are to be merged into this Omnibus Plan as of the effective date of the Omnibus Plan. The Omnibus Plan provides that the maximum aggregate number of shares of common stock that may be made with respect to grants, other than dividend equivalents, to any individual during any calendar year is 1,000,000 shares, subject to adjustment as described below. Grantees may not accrue dividend equivalents during any calendar year under the Omnibus Plan in excess of $1,000,000. These limits may be adjusted by reason of a stock dividend, spin-off, recapitalization, stock split, or combination or exchange of shares, by reason of a merger, reorganization or consolidation, by reason of a recapitalization or change in par value or by reason of any other extraordinary or unusual event affecting the outstanding shares of common stock as a class without our receipt of consideration, or if the value of outstanding shares of common stock is substantially reduced as a result of a spin-off or our payment of an extraordinary dividend or distribution.

•	Change of Control. If a change of control of us occurs, unless our board of directors determines otherwise, all outstanding options and SARs will automatically accelerate and become fully exercisable, the restrictions and conditions on all outstanding stock awards will immediately lapse, all outstanding stock units will become payable in cash or shares of common stock in an amount not less than their target amount (as determined by our board of directors), and dividend equivalents and other-stock based awards will become fully payable in cash or shares of common stock (in amounts determined by our board of directors).

Upon a change of control, our board of directors may also take any of the following actions with respect to outstanding grants, without the consent of the grantee: (i) require that grantees surrender their outstanding options and SARs in exchange for payment by us, in cash or shares of common stock as determined by our board of directors, in an amount equal to the amount by which the then fair market value subject to the grantee’s unexercised options and SARs exceeds the exercise price of the option or the base amount of the SAR, as applicable; (ii) after giving grantees the opportunity to exercise their outstanding options and SARs, our board of directors may terminate any or all unexercised options and SARs at such time as our board of directors determines appropriate; and (iii) determine that outstanding options and SARs that are not exercised shall be assumed by, or replaced with comparable options or rights by, the surviving corporation (or a parent or subsidiary of the surviving corporation), and other outstanding grants that remain in effect after the change of control will be converted to similar grants of the surviving corporation (or a parent or subsidiary of the surviving corporation).

•	Amendment and Termination of the Omnibus Plan. Our board of directors may amend or terminate the Omnibus Plan at any time, subject to stockholder approval if such approval is required under any applicable laws or stock exchange requirements. No grants may be issued under the Omnibus Plan after April 27, 2016.
2008 Equity Compensation plan
      On March 31, 2008, our Board adopted the Health Benefits Direct Corporation 2008 Equity Compensation Plan, which is not subject to stockholder approval. The purpose of the plan is to attract, retain and motivate the employees, non-employee members of the Board and our and our subsidiaries’ consultants and to focus their efforts on the long-term enhancement of stockholder value. The effective date of the plan is March 31, 2008.
     Key terms of the plan are as follows:
•	Administration. The plan is administered and interpreted by the Board. The Board has the authority to: (i) determine the individuals to whom grants will be made under the plan; (ii) determine the type, size and terms of the grants; (iii) determine the time when grants will be made and the duration of any applicable exercise or restriction period, including the criteria for exercisability and the acceleration of exercisability; (iv) amend the terms of any previously issued grant, subject to the limitations described below; and (v) deal with any other matters arising under the plan. The determinations of the Board are made in its sole discretion and are final, binding and conclusive.

•	Eligibility. All of our and our subsidiaries’ employees, and our and our subsidiaries’ advisors and consultants, are eligible for grants under the plan. Our Non-employee directors are also eligible to receive grants under the plan.

•	Types of Awards. The plan provides that grants may be in any of the following forms: (i) nonqualified stock options; (iii) stock appreciation rights; (iv) stock units; (v) stock awards; (vi) dividend equivalents; and (vii) other stock-based awards.

•	Shares Subject to the plan. The plan authorizes up to 1,000,000 shares of common stock for issuance, subject to adjustment in certain circumstances. These limits may be adjusted by reason of a stock dividend, spinoff, recapitalization, stock split, or combination or exchange of shares, by reason of a merger, reorganization or consolidation, by reason of a recapitalization or change in par value or by reason of any other extraordinary or unusual event affecting the outstanding shares of common stock as a class without our receipt of consideration, or if the value of outstanding shares of common stock is substantially reduced as a result of a spinoff or our payment of an extraordinary dividend or distribution.

•	Change of Control. If a we experience a change of control, unless the Board determines otherwise, all outstanding options and stock appreciation rights will automatically accelerate and become fully exercisable, the restrictions and conditions on all outstanding stock awards will immediately lapse, all outstanding stock units, dividend equivalents and other stock based awards will become payable in cash or shares of common stock in an amount not less than their target amount (as determined by the Board). Upon a change of control, the Board may also take any of the following actions with respect to outstanding grants, without the consent of the grantee: (i) require that grantees surrender their outstanding options and stock appreciation rights in exchange for payment by us, in cash or shares of common stock as determined by the Board, in an amount equal to the amount by which the then fair market value subject to the grantee’s unexercised options and stock appreciation rights exceeds the exercise price of the option or the base amount of the stock appreciation right, as applicable; (ii) after giving grantees the opportunity to exercise their outstanding options and stock appreciation rights, the Board may terminate any or all unexercised options and stock appreciation rights at such time as the Board determines appropriate; and (iii) determine that outstanding options and stock appreciation rights that are not exercised shall be assumed by, or replaced with comparable options or rights by, the surviving corporation (or a parent or subsidiary of the surviving corporation), and other outstanding grants that remain in effect after the change of control will be converted to similar grants of the surviving corporation (or a parent or subsidiary of the surviving corporation).

•	Amendment and Termination of the plan. The Board may amend or terminate the plan at any time, subject to stockholder approval if such approval is required under any applicable laws or stock exchange requirements. No grants may be issued under the plan on or after March 31, 2018.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Security Ownership of Certain Beneficial Owners and Management
     The following table shows information known by us with respect to the beneficial ownership of our common stock as of April 15, 2008, for each of the following persons:
•	each of our directors;

•	each of our named executive officers;

•	all of our directors and executive officers as a group; and

•	each person or group of affiliated persons or entities known by us to beneficially own 5% or more of our common stock.
     The number of shares beneficially owned, beneficial ownership and percentage ownership are determined in accordance with the rules of the Commission. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and includes any shares that an individual or entity has the right to acquire beneficial ownership of within 60 days of April 15, 2008 through the exercise of any warrant, stock option or other right. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares underlying options and warrants that are exercisable within 60 days of April 15, 2008 are considered to be outstanding. To our knowledge, except as indicated in the footnotes to the following table and subject to community property laws where applicable, the persons named in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them. The following table is based on 41,337,969 shares outstanding as of April 15, 2008. Unless otherwise indicated, the address of all individuals and entities listed below is Health Benefits Direct Corporation, 150 Radnor-Chester Road, Suite B-101, Radnor, Pennsylvania 19087.

	Number of Shares		Percent of Shares
Name and Address of Beneficial Owner	Beneficially Owned		Beneficially Owned

Directors and Named Executive Officers:

Alvin H. Clemens	4,454,838	(1)	10.4%
Donald R. Caldwell	11,604,838	(2)	24.7%
Charles A. Eissa	1,902,186	(3)	4.6%
Warren V. Musser	1,135,000	(4)	2.7%
John Harrison	466,750	(5)	1.1%
L.J. Rowell	390,600	(6)	* %
Paul Soltoff	345,000	(7)	* %
Sanford Rich	295,000	(6)(12)	*
Frederick C. Tecce	11,754,838	(13)	25.0%
Anthony R. Verdi	425,000	(12)(15)	1.0%
Edmond Walters	99,010		*
All directors and named executive officers as a group (11 persons)	21,940,721	(1)(2)(3)(4)(5)(6)(7)(12)(13)	42.6%

Holders of More than Five Percent of Our Common Stock:

	Number of Shares		Percent of Shares
Name and Address of Beneficial Owner	Beneficially Owned		Beneficially Owned
The Co-Investment Fund II, L.P.	11,604,838	(8)	24.7%
Cumberland Associates LLC	3,696,879	(9)	8.6%
Gerald Unterman	3,104,838	(10)	7.3%
Arthur J. Nagle and Paige L. Nagle JTWROS	1,853,064	(11)	4.4%
Marlin Capital Partners I, LLC.	1,813,882	(14)	4.4%

*	Less than 1%

(1)	Includes 1,000,000 shares and 700,000 shares underlying warrants exercisable within 60 days of April 15, 2008 held by The Clemens-Beaver Creek Limited Partnership, of which Alvin H. Clemens is the general partner. Mr. Clemens disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein. Also includes 100,000 shares held by Mr. Clemens’s minor children. Also includes 300,000 shares underlying options and 604,838 shares underlying warrants, all of which are exercisable within 60 days of April 15, 2008.

(2)	Includes 6,000,000 shares and 5,604,838 shares underlying warrants that are exercisable within 60 days of April 15, 2008 that are beneficially owned by The Co-Investment Fund II, L.P., designee of Cross Atlantic Capital Partners, Inc. Mr. Caldwell is Chairman and Chief Executive Officer of Cross Atlantic Capital Partners, Inc. Mr. Caldwell disclaims beneficial ownership of these Securities, except to the extent of his pecuniary interest therein.

(3)	Includes 281,240 shares underlying options, all of which are exercisable within 60 days of April 15, 2008. Excludes 218,760 shares underlying options that are not exercisable within 60 days of April 15, 2008.

(4)	Includes 440,000 shares underlying warrants and 675,000 shares underlying options, all of which are exercisable within 60 days of April 15, 2008.

(5)	Includes 250,000 shares underlying options and 86,750 shares underlying warrants, all of which are exercisable within 60 days of April 15, 2008.

(6)	Includes 190,000 shares underlying options that are exercisable within 60 days of April 15, 2008. Excludes 10,000 shares underlying options that are not exercisable within 60 days of April 15, 2008.

(7)	Includes 150,000 shares underlying options and 25,000 shares underlying warrants, all of which are exercisable within 60 days of April 15, 2008.

(8)	Includes 5,604,838 shares underlying warrants exercisable within 60 days of April 15, 2008. The Co-Investment Fund II, L.P. is designee of Cross Atlantic Capital Partners, Inc.

(9)	Includes 1,493,880 shares underlying warrants exercisable within 60 days of April 15, 2008.

(10)	According to the Schedule 13G/A filed with the Commission by Mr. Unterman on April 18, 2007. Includes 1,104,839 shares underlying warrants that are exercisable within 60 days of April 15, 2008.

(11)	Includes 220,000 shares held by Arthur J. Nagle in his individual capacity. Includes 633,064 shares underlying warrants that are exercisable within 60 days of April 15, 2008, 110,000 of which are held by Arthur J. Nagle in his individual capacity.

(12)	Includes 25,000 shares underlying warrants that are exercisable within 60 days of April 15, 2008.

(13)	Includes 50,000 shares underlying warrants that are exercisable within 60 days of April 15, 2008. Also includes 6,000,000 shares and 5,604,838 shares underlying warrants that are exercisable within 60 days of April 15, 2008, that are beneficially owned by The Co-Investment Fund II, L. P., designee of Cross Atlantic Capital Partners, Inc. Mr. Tecce is a managing partner of Cross Atlantic Capital Partners, Inc. Mr. Tecce disclaims beneficial ownership of these securities, except to the extent of his pecuniary interest therein.

(14)	According to the Schedule 13G filed with the Commission by Marlin Capital Partners I, LLC on September 1, 2006. Betsy Brauser is the natural person with voting and investment control over these shares.

(15)	Includes 350,000 shares underlying warrants that are exercisable within 60 days of April 15, 2008.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
     From the beginning of our last fiscal year until the date of this registration statement, there has been no transaction, nor is there any transaction currently proposed, to which we were, are, or would be a participant, in which the amount involved exceeded or would exceed $120,000 and in which any of our directors or executive officers, any holder of more than 5% of our common stock or any member of the immediate family of any of these persons or entities had or will have a direct or indirect material interest, other than the compensation and compensation arrangements (including with respect to equity compensation and board compensation) described below.
     We believe that we have executed all of the transactions described below on terms no less favorable to us than we could have obtained from unaffiliated third parties. It is our intention to ensure that all future transactions between us and our officers, directors and principal stockholders and their affiliates are approved by a majority of our board of directors, including a majority of the independent and disinterested members of our board of directors, and are on terms no less favorable to us than those that we could obtain from unaffiliated third parties.
     In March 2006, we entered into Marketing Services Agreement with SendTec, Inc., or SendTec. Paul Soltoff, one of our directors, is the Chief Executive Officer of SendTec. SendTec provided certain marketing and advertising services and received a flat fee of $7,500 per month plus commissions on services rendered. For the year ended December 31, 2006, we paid SendTec $352,740 and have recorded other general and administrative expense of $324,282, intangible assets pertaining to website development of $50,000 and due to related parties of $21,542.
     We have engaged in the following transactions regarding sales of our common stock with our executive officers and directors, and with the beneficial holders of 5% or more of our common stock:
•	In January 2006, we completed a private placement of an aggregate of 14,700,000 shares of our common stock and warrants exercisable for 7,350,000 shares of our common stock. In connection with this private placement:
•	Beaver Creek Limited Partnership, an affiliate of Alvin H. Clemens, our Co-Chairman and former Chief Executive Officer, purchased 1,000,000 shares of our common stock and warrants exercisable for 500,000 shares of our common stock;

•	John Harrison, one of our directors, purchased 100,000 shares of our common stock and warrants exercisable for 50,000 shares of our common stock;

•	Keystone Equities Group, L.P., of which John Harrison is an Executive Director, served as placement agent and received a total cash fee of $558,000 (4% of the gross proceeds), and five-year warrants to purchase 735,000 shares of our common stock (5% of the shares sold in the private placement) at an exercise price of $1.50 per share; and

•	Sanford Rich, one of our directors, purchased 50,000 shares of our common stock and warrants exercisable for 25,000 shares of our common stock.

•	On February 15, 2007, we made restricted stock grants of 125,000 shares of our common stock to Mr. Eissa in accordance with the terms of our 2006 Omnibus Equity Compensation Plan. These grants are subject to certain restrictions, including a restriction on transfer prior to the shares becoming fully vested. These shares will vest as follows: 50,000 shares on the first anniversary of the grant date; 50,000 additional shares of the second anniversary of the grant date; 2,083 shares per month on the 15th day of each month beginning on March 15, 2009 through January 15, 2009; and 2,087 on the third anniversary of the grant date.

•	On March 30, 2007, we completed a private placement of an aggregate of 5,000,000 shares of our common stock and warrants exercisable for 2,500,000 shares of our common stock. We sold 5,000,000 investment units in the private placement, each investment unit consisting of one share of our common stock and a warrant to purchase one-half (1/2) of one share of common stock. In connection with this private placement:
•	Alvin H. Clemens, our Co-Chairman and former Chief Executive Officer, purchased 1.0 million investment units. Mr. Clemens agreed to waive his registration rights for the 1.0 million shares of common stock he purchased in the private placement and the 500,000 shares of common stock underlying the warrant until the later of six months following the effectiveness of the registration statement to register shares and shares underlying warrants sold to the other investors in the private placement or the earliest date that may be permitted by the Commission.

•	Co-Investment Trust II, L.P., designee of Cross Atlantic Capital Partners, Inc. purchased 1.0 million investment units. Mr. Tecce and Mr. Caldwell each of whom one of our directors, are the managing partner and Chairman and Chief Excutive Officer, respectivly, of Cross Atlantic Partners, Inc.
•	On March 31, 2008, we completed a private placement of an aggregate of 6,250,000 shares of our common stock and warrants exercisable for 6,250,000 shares of our common stock. We sold 6,250,000 investment units in the private placement, each investment unit consisting of one share of our common stock and a warrant to purchase one share of common stock. In connection with this private placement:
•	Co-Investment Trust II, L.P., designee of Cross Atlantic Capital Partners, Inc. purchased 5.0 million investment units. Mr. Tecce and Mr. Caldwell, each of whom is one of our directors, are the managing partner and Chairman and Chief Executive Officer, respectively, of Cross Atlantic Partners, Inc. Cross Atlantic Capital Partners is also a holder of more than 5% of our common stock.

•	Cumberland Associates LLC purchased 1.25 million investment units. Cumberland Associates is a holder of more than 5% of our common stock.

SELLING STOCKHOLDERS
     The following table sets forth information as of April 15, 2008, to our knowledge, about the beneficial ownership of our common stock by the selling stockholders both before and immediately after the offering. Pursuant to Rules 13d-3 and 13d-5 of the Securities Exchange Act of 1934, as amended, beneficial ownership includes any shares of common stock as to which a stockholder has sole or shared voting power or investment power, and also any shares of common stock that the stockholder has the right to acquire within 60 days.
     The following table assumes that the selling stockholders will sell all of the shares of our common stock offered by them in this offering. However, the selling stockholders may offer all or some portion of our shares of common stock or any shares of common stock issuable upon exercise of outstanding options or warrants held by them. Accordingly, no estimate can be given as to the amount or percentage of our common stock that will be held by the selling stockholders upon termination of sales pursuant to this prospectus. In addition, the selling stockholders identified below may have sold, transferred or disposed of all or a portion of their shares since the date on which they provided the information regarding their holdings in transactions exempt from the registration requirements of the Securities Act.
     Unless otherwise described below or elsewhere in this prospectus, the selling stockholders have confirmed to us that they are not broker-dealers or affiliates of a broker-dealer with the meaning of Rule 405 of the Securities Act of 1933, as amended, or the Securities Act.
     We will bear all costs, expenses and fees in connection with the registration of shares of our common stock to be sold by the selling stockholders. The selling stockholders will bear all commissions and discounts, if any, attributable to their respective sales of shares.
     Information about the selling stockholders may change over time. Any changed information will be set forth in an amendment to the registration statement or supplement to this prospectus, to the extent required by law.
     Except as set forth in the footnotes to the table below, no selling stockholder has held any position or had any material relationship with us or our predecessors or affiliates during the past three years
     As of April 15, 2008, there were 41,337,969 shares of our common stock outstanding. Unless otherwise indicated, the selling stockholders have the sole power to direct the voting and investment over shares owned by them.

	Shares of Common			Shares of Common	Percentage of
	Stock Owned Prior	Shares of Common		Stock Owned after	Common Stock Owned
Name	to Offering	Stock to be Sold		the Offering	After the Offering
Alvin H. Clemens	4,454,838	104,838	(1)	4,350,000	10.5%
Gerald Unterman	3,104,838	104,838	(2)	3,000,000	7.3%
Arthur J. Nagle	1,853,065	23,064	(3)	1,830,000	4.4%
David A. Plastino	270,000	18,870	(4)	251,130	*
Walter W. Buckley	225,000	10,483	(5)	214,517	*
Heller Capital Investments	750,000	52,419	(6)	744,581	1.8%
The Co-Investment Fund II, L.P.	11,604,838	10,104,838	(7)	1,500,000	3.6%
Crestview Capital Master, LLC	600,000	41,935	(8)	558,065	1.4%
Cumberland Partners	1,625,820	1,332,836	(9)	292,984	*
Cumber International S.A.	81,570	5,701	(9)	75,869	*
LongView Partners B, L.P.	434,349	363,042	(9)	71,307	*
Cumberland Benchmarked Partners, L.P.	1,033,696	845,628	(9)	188,068	*
HFR HE Platinum Master Trust	18,360	1,283	(9)	17,077	*
Cumberland Long Partners, L.P.	18,075	1,263	(9)	16,812	*
Summer Street Cumberland Investors, LLC	38,130	2,665	(9)	35,645	*
Robert A. Sargent	150,000	10,483	(10)	139,517	*

*	Represents less than 1% of outstanding shares of common stock

(1)	Includes 104,838 shares underlying warrants exercisable within 60 days of April 15, 2008.

(2)	Includes 104,838 shares underlying warrants exercisable within 60 days of April 15, 2008.

(3)	Includes 23,064 shares underlying warrants exercisable within 60 days of April 15, 2008.

(4)	Includes 18,870 shares underlying warrants exercisable within 60 days of April 15, 2008.

(5)	Includes 10,483 shares underlying warrants exercisable within 60 days of April 15, 2008.

(6)	Includes 52,419 shares underlying warrants exercisable within 60 days of April 15, 2008. Ronald I. Heller is the natural person with voting and investment control over these shares.

(7)	Includes 5,104,838 shares underlying warrants exercisable within 60 days of April 15, 2008. The voting and investment control over these shares is shared by the members of an investment committee that consists of employees of Cross Atlantic Capital Partners, Inc. The Co-Investment Fund II, L.P. is designee of Cross Atlantic Capital Partners, Inc. Frederick Tecce, managing partner of Cross Atlantic Capital Partners, Inc., and Donald Caldwell, Chairman and Chief Executive Officer of Cross Atlantic Capital Partners, Inc., each currently serve as a member of our board of directors.

(8)	Includes 41,935 shares underlying warrants exercisable within 60 days of April 15, 2008. Robert Hoyt, Stewart Fink and Daniel Woroch are the natural persons with voting and investment control over these shares.

(9)	Each of Cumberland Partners, Cumber International S.A., LongView Partners B, L.P., Cumberland Benchmark Partners, L.P., HFR HE Platinum Master Trust, Cumberland Long Partners, L.P. and Summer Street Cumberland Investors, LLC is affiliated with Cumberland Associates LLC. This number includes a total of 1,302,418 shares underlying warrants exercisable within 60 days of April 15, 2008, allocated as follows: 677,426 shares underlying warrants owned by Cumberland Partners and exercisable within 60 days of April 15, 2008; 5,701 shares underlying warrants owned by Cumber International S.A. and exercisable within 60 days of April 15, 2008; 184,200 shares underlying warrants owned by LongView Partners B, L.P. and exercisable within 60 days of April 15, 2008; 429,880 shares underlying warrants owned by Cumberland Benchmark Partners, L.P. and exercisable within 60 days of April 15, 2008; 1,283 shares underlying warrants owned by HFR HE Platinum Master Trust and exercisable within 60 days of April 15, 2008; 1,263 shares underlying warrants owned by Cumberland Long Partners, L.P. and exercisable within 60 days of April 15, 2008; and 2,665 shares underlying warrants owned by Summer Street Cumberland Investors, LLC and exercisable within 60 days of April 15, 2008. Bruce G. Wilcox, Andrew M. Wablach, Gary G. Tynes and Brad Gendell are the natural persons with voting and investment control over these shares.

(10)	Includes 10,483 shares underlying warrants exercisable within 60 days of April 15, 2008.

DESCRIPTION OF SECURITIES
     Our authorized capital stock consists of 90,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. As of April 15, 2008, there were 41,337,969 shares of our common stock outstanding, outstanding options to purchase 4,597,925 shares of our common stock and outstanding warrants to purchase 17,524,187 shares of our common stock.
Common Stock
     Each stockholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Our certificate of incorporation does not provide for cumulative voting. The holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of legally available funds. However, the current policy of the board of directors is to retain earnings, if any, for operations and growth. Upon liquidation, dissolution or winding-up, the holders of common stock are entitled to share ratably in all assets that are legally available for distribution. The holders of common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of the board of directors and issued in the future.
Preferred Stock
     The board of directors is authorized, subject to any limitations prescribed by law, without further vote or action by the stockholders, to issue from time to time shares of preferred stock in one or more series. Each such series of preferred stock shall have such number of shares, designations, preferences, voting powers, qualifications, and special or relative rights or privileges as shall be determined by the board of directors, which may include, among others, dividend rights, voting rights, liquidation preferences, conversion rights and preemptive rights.

Options
     As of April 15, 2008, options to purchase a total of 4,597,925 shares of our common stock were outstanding and options to purchase 853,843 additional shares of our common stock were available for future grant under our 2006 Omnibus Equity Compensation Plan.
Warrants
      As of April 15, 2008, there were outstanding (i) warrants to purchase up to 7,900,000 shares of our common stock at an exercise price per share of $1.50; (ii) warrants to purchase up to 3,024,186 shares of our common stock at an exercise price per share of $2.48; (iii) warrants to purchase up to 350,000 shares of our common stock at an exercise price per share of $2.80; and (iv) warrants to purchase up to 6,250,000 shares of our common stock at an exercise price per share of $0.80.
     In connection with our private placement in January 2006, we issued to investors three-year warrants to purchase up to 7,350,000 shares of common stock at $1.50 per share, three-year warrants to purchase up to 735,000 shares of our common stock to Keystone Equities Group, L.P., as placement agent, and three-year warrants to purchase 440,000 shares of our common stock to Warren V. Musser. In addition, at the closing of the private placement, we issued a warrant to acquire 50,000 shares of common stock to a previous investor under the same terms as the warrants issued to investors in the private placement. We also issued a three-year warrant to purchase 75,000 shares of our common stock at an exercise price of $1.50 to Alvin H. Clemens.
     In connection with our private placement in March 2007, we issued to investors five-year warrants to purchase up to 2,500,000 shares of our common stock at $3.00 per share, which warrants were subsequently adjusted upon the closing of our private placement in March 2008 to provide for the purchase of up to 3,024,186 shares of our common stock at an exercise price of $2.48 per share, per the anti-dilution provisions contained in such warrants. In addition, we also issued to each of the placement agents in the private placement warrants to purchase in the aggregate 350,000 shares of our common stock at an exercise price of $2.80 per share.
     In connection with our private placement in March 2008, we issued to investors five-year warrants to purchase up to 6,250,000 shares of our common stock at $0.80 per share.
     Prior to exercise, the warrants do not confer upon holders any voting or any other rights as a stockholder.
Lock-up Agreements
     All shares of common stock held by Charles Eissa (together with the shares held by his affiliates) are subject to lock-up provisions that provide restrictions on the future sale of common stock by the holders and their transferees. These lock-up provisions provide, in general, that these shares may not directly or indirectly be offered, sold, offered for sale, contracted for sale, hedged, or otherwise transferred or disposed of for a period of 12 months following the purchase of such shares in our private placement completed in January 2006, and for an additional 12 months thereafter each holder may only sell up to 50% of its portion of these shares. We agreed that within 12 months following our private placement completed in January 2006, subject to these lock-up restrictions, we would file a registration statement with the Commission covering the resale of these shares of common stock held by our founders and for management shares issued and issuable under options and other awards, which shares were subsequently registered.
     All shares of common stock held by Scott Frohman also were subject to the lock-up provisions described above. On April 5, 2007, we entered into a new Consent and Lock-Up Agreement, or new lock-up arrangement, with Mr. Frohman. Under the new lock-up arrangement, we consented to the release from lock-up of 1,300,000 shares out of 1,566,007 shares of our common stock held by Mr. Frohman that were locked up in our favor until June 7, 2008 pursuant to Mr. Frohman’s Separation Agreement. We consented to this release in consideration for a lock-up until May 23, 2008 by Mr. Frohman in favor of us of 50% of Mr. Frohman’s remaining 1,566,007 shares of Common Stock (or securities exercisable for or convertible into shares of Common Stock) that were otherwise locked up until November 23, 2007 under Mr. Frohman’s prior Lock-Up Agreement with us. Prior to this new lock-up arrangement, the lock-up restrictions in the Separation Agreement allowed Mr. Frohman to sell or otherwise transfer up to 50,000 shares of the 1,300,000 shares in any given month. Under the new lock-up arrangement, Frohman was not entitled to transfer any 50,000 monthly tranches of shares until on or after July 5, 2007 as these transfers relate to the 259,007 shares of that were not released from lock-up under the new lock-up arrangement.
     On May 1, 2007, the new lock-up arrangement was further amended. Under this most recent amendment, we consented to the release from lock-up of 200,000 of Mr. Frohman’s shares of Common Stock that were locked up until July 5, 2007 under the new lock-up arrangement. We consented to this release in consideration for a lock-up until February 21, 2008 by Mr. Frohman of 200,000 of his shares of Common Stock that, under the new lock-up arrangement, were previously locked-up until November 23, 2007.
     In connection with our private placement in March 2007, certain of our directors and executive officers also entered into lock-up agreements, dated March 30, 2007, with Oppenheimer & Co., Inc., under which these certain directors and executive officers agreed, among other things, not to sell or transfer any shares of our common stock during the period from March 28, 2007 until and through the later of three months from the closing of the private placement or 45 days following the effective date of any registration statement.
Anti-Takeover Effects of Provisions of our Bylaws and Delaware Law
     Certain provisions of our bylaws could discourage potential acquisition proposals and could delay or prevent a change in control. Such provisions also may have the effect of preventing changes in our management. These include provisions providing that:
•	only business brought before an annual meeting by our board of directors or by a stockholder who complies with the procedures set forth in our bylaws may be transacted at an annual meeting of stockholders;

•	directors shall hold office for two-year periods; and

•	advance notice of certain stockholder actions, such as the nomination of directors and stockholder proposals, is required.
     In addition, we are subject to Section 203 of the Delaware General Corporation Law, which, subject to certain exceptions, generally prohibits a Delaware corporate from engaging in any business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder, unless:
•	prior to the business combination, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; or

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding, for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder), those shares owned:

•	by persons who are directors and also officers;

•	by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	at or after the time the stockholder became an interested stockholder, the business combination is approved by our board of directors and authorized at an annual or special meeting of our stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of our outstanding voting stock that is not owned by the interested stockholder.
     In general, the Delaware General Corporation Law defines an interested stockholder as an entity or person (other than the corporation and any direct or indirect majority-owned subsidiaries of the corporation) that beneficially owns 15% or more of the outstanding voting stock of the corporation or any entity or person that is an affiliate or associate of such entity or person.
     The Delaware General Corporation Law generally defines a business combination to include the following:
•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the aggregate market value of all the assets of the corporation or its majority-owned subsidiary that involves the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	subject to certain exceptions, any transaction involving the corporation that has the effect of increasing the interested stockholder’s proportionate share of the stock of any class or series of the corporation; and

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

PLAN OF DISTRIBUTION
     The shares of common stock covered by this prospectus may be offered and sold from time to time by the selling stockholders. As used in this prospectus, “selling stockholders” includes transferees, donees, pledgees, or other successors-in-interest to the named selling stockholders. The selling stockholders may sell all or a portion of the shares of our common stock beneficially owned by them and offered by this prospectus from time to time:
•	directly; or

•	through underwriters, broker-dealers, or agents, who may receive compensation in the form of discounts, commissions or concessions from the selling stockholder or from the purchasers of the shares for whom such underwriters, broker-dealers, or agents may act as agent.
     The shares may be sold from time to time in one or more transactions at:
•	fixed prices, which may be changed;

•	prevailing market prices at the time of sale;

•	varying prices determined at the time of sale; or

•	negotiated prices.
     The sales described in the preceding paragraph may be effected in transactions:
•	on any national securities exchange or quotation service on which the shares of our common stock may be listed or quoted at the time of sale, including the Nasdaq Stock Market;

•	in the over-the-counter market;

•	otherwise than on such exchanges or services or in the over-the-counter market; or

•	through the writing of options.
     These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.
     In connection with sales of the shares of our common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the shares of our common stock in the course of hedging their positions. The selling stockholders also may sell the shares of our common stock short and deliver shares of our common stock to close out short positions, or loan or pledge shares to broker-dealers that in turn may sell the shares. The selling stockholders may pledge or grant a security interest in some or all of the shares of our common stock owned by it, and, upon a default in performance of the secured obligation, the pledgees or secured parties may offer and sell the shares from time to time pursuant to this prospectus.
     To our knowledge, there currently are no plans, arrangements or understandings between any selling stockholders and any underwriter, broker-dealer or agent regarding the sale of the shares by the selling stockholders. The selling stockholders may determine not to sell any or all of the shares offered by it pursuant to this prospectus. In addition, we cannot assure you that the selling stockholders will not transfer the shares by other means not described in this prospectus. In this regard, any shares covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.
     To the extent required, upon being notified by the selling stockholders that any material arrangement has been entered into with any agent, underwriter or broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by any agent, underwriter or broker-dealer, the name of the selling stockholders and of the participating agent, underwriter or broker-dealer, specific shares to be sold, the respective purchase prices and public offering prices, any applicable commissions or discounts, and other facts material to the transaction will be set forth in a supplement to this prospectus or a post-effective amendment to the registration statement of which this prospectus is a part, as appropriate.
EXPERTS
     Our consolidated financial statements as of and for the years ended December 31, 2007 and 2006 included in this prospectus and in the registration statement of which this prospectus is a part have been audited by Sherb & Co., LLP, independent registered public accountants, to the extent and for the periods set forth in their report and are incorporated in this prospectus in reliance upon the report given upon the authority of Sherb & Co., LLP as experts in auditing and accounting.
TRANSFER AGENT AND REGISTRAR
     The transfer agent and registrar for our common stock is Pacific Stock Transfer Company, whose address is 500 E. Warm Springs Road, Suite 240, Las Vegas, NV 89119, and whose phone number is (702) 361-3033.
LEGAL MATTERS
     The validity of the securities being offered by this prospectus have been passed upon for us by Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania.
WHERE YOU CAN FIND MORE INFORMATION
     We have filed with the Commission a registration statement on Form S-1, including exhibits, schedules and amendments filed with this registration statement, under the Securities Act with respect to offers and resales of shares of our common stock by the selling stockholders identified in this prospectus. This prospectus, which constitutes part of the registration statement, does not include all of the information contained in the registration statement and its exhibits and schedules. You should refer to the registration statement and its exhibits and schedules for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits filed with the registration statement for copies of the actual contract, agreement or other document. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract is an exhibit to the registration statement, each statement is qualified in all respects by reference to the exhibit to which the reference relates.
     You can read the registration statement and our other filings with the Commission, over the Internet at the Commission’s website at http://www.sec.gov. You also may read and copy any document that we file with the Commission at its public reference room at Headquarters Office, 100 F Street, N.E., Room 1580, Washington, D.C. 20549.

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us, we have been advised that it is the Commission’s opinion that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors
Health Benefits Direct Corporation and Subsidiaries
Radnor, Pennsylvania
We have audited the accompanying consolidated balance sheets of Health Benefits Direct Corporation and Subsidiaries as of December 31, 2007 and December 31, 2006, the related consolidated statements of operations, changes in shareholders’ equity and cash flows for the years ended December 31, 2007 and December 31, 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purposes of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Health Benefits Direct Corporation and Subsidiaries as of December 31, 2007 and December 31, 2006, and the results of their operations and their cash flows for the years ended December 31, 2007 and December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

/s/ Sherb & Co., LLP
Certified Public Accountants
Boca Raton, Florida
March 24, 2008

HEALTH BENEFITS DIRECT CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31, 2007	December 31, 2006

ASSETS
CURRENT ASSETS:
Cash	$5,787,585	$2,311,781
Accounts receivable, less allowance for doubtful accounts $59,106 and $26,436	1,720,014	2,197,523
Deferred compensation advances	578,372	684,998
Prepaid expenses	182,087	107,995
Other current assets	22,285	11,011

Total current assets	8,290,343	5,313,308

Restricted cash	1,150,000	1,150,000
Property and equipment, net of accumulated depreciation $1,115,562 and $511,985	1,592,480	1,483,411
Intangibles, net of accumulated amortization $3,108,771 and $1,668,181	5,095,960	4,108,833
Other assets	165,871	181,900

Total assets	$16,294,654	$12,237,452

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$1,483,064	$1,160,254
Accrued expenses	1,406,641	1,427,628
Current portion of capital lease obligations	14,707	—
Due to related parties	28,500	63,672
Unearned commission advances	8,450,585	5,155,117
Deferred revenue	209,125	—
Income tax payable	157,288	—

Total current liabilities	11,749,910	7,806,671

LONG TERM LIABILITIES:

Capital lease obligations	44,241	—

Total long term liabilities	44,241	—

SHAREHOLDERS’ EQUITY:
Preferred stock ($.001 par value; 10,000,000 shares authorized; no shares issued and outstanding)	—	—
Common stock ($.001 par value; 90,000,000 shares authorized; 34,951,384 and 28,586,471 shares issued and outstanding	34,951	28,586
Additional paid-in capital	36,868,409	22,668,453
Accumulated deficit	(32,402,857)	(18,266,258)

Total shareholders’ equity	4,500,503	4,430,781

Total liabilities and shareholders’ equity	$16,294,654	$12,237,452

See accompanying notes to consolidated financial statements.

HEALTH BENEFITS DIRECT CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended
	December 31,

	2007	2006

Revenues	$20,709,750	$12,240,101

Operating expenses:
Salaries, commission and related taxes	17,544,167	13,879,612
Lead, advertising and other marketing	8,489,695	5,190,342
Depreciation and amortization	2,286,767	2,146,703
Rent, utilities, telephone and communications	2,720,735	1,970,274
Professional fees	2,062,107	1,428,615
Other general and administrative	1,934,320	1,935,930

	35,037,791	26,551,476

Loss from operations	(14,328,041)	(14,311,375)

Other income (expense):
Loss on disposal of property and equipment	(2,592)	(339)
Impairment of intangible asset	(125,000)	—
Registration rights penalty reversal	—	60,537
Interest income	350,707	303,357
Interest expense	(31,673)	(20,004)

Total other income (expense)	191,442	343,551

Net loss	$(14,136,599)	$(13,967,824)

Net loss per common share:
Net loss per common share — basic and diluted	$(0.43)	$(0.51)

Weighted average common shares outstanding — basic and diluted	33,006,127	27,578,861

See accompanying notes to consolidated financial statements.

HEALTH BENEFITS DIRECT CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

	Common Stock, $.001
	Par Value
			Additional		Total
	Number of		Paid-in	Accumulated	Shareholders’
	Shares	Amount	Capital	Deficit	Equity

Balance — December 31, 2005	20,241,471	$20,241	$9,223,593	$(4,298,434)	$4,945,400

Common stock issued in private placement	6,450,000	6,450	6,157,724	—	6,164,174

Common stock issued in ISG acquisition	1,000,000	1,000	3,733,993	—	3,734,993

Common stock issued in Healthplan Choice asset purchase	80,000	80	270,160	—	270,240

Common stock issued under Real IT Group consulting agreement	15,000	15	35,085	—	35,100

Common stock issued under Internet domain name purchase and assignment agreement	50,000	50	111,150	—	111,200

Common stock issued upon exercise of options	300,000	300	299,700	—	300,000

Common stock issued upon exercise of warrants	450,000	450	674,550	—	675,000

Issuance of stock options	—	—	649,796	—	649,796

Amortization of deferred compensation	—	—	1,512,702	—	1,512,702

Net loss for the year	—	—	—	(13,967,824)	(13,967,824)

Balance — December 31, 2006	28,586,471	28,586	22,668,453	(18,266,258)	4,430,781

Common stock issued in private placement	5,000,000	5,000	10,349,760	—	10,354,760

Common stock issued in SCA purchase	739,913	740	1,649,266		1,650,006

Common stock issued to directors as compensation	75,000	75	161,175	—	161,250

Modification of employee stock options	—	—	212,426	—	212,426

Issuance of restricted stock to employees	250,000	250	(250)	—	—

Common stock issued upon exercise of warrants	300,000	300	449,700	—	450,000

Amortization of deferred compensation	—	—	1,377,879	—	1,377,879

Net loss for the year	—	—	—	(14,136,599)	(14,136,599)

Balance — December 31, 2007	34,951,384	$34,951	$36,868,409	$(32,402,857)	$4,500,503

See accompanying notes to consolidated financial statements.

HEALTH BENEFITS DIRECT CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended
	December 31,
	2007	2006
Cash Flows From Operating Activities:
Net loss	$(14,136,599)	$(13,967,824)
Adjustments to reconcile net loss to net cash used in operating activities:
operating activities:
Depreciation and amortization	2,286,767	2,147,041
Stock-based compensation and consulting	1,772,031	2,162,498
Provision for bad debt	(20,317)	49,029
Changes in assets and liabilities:
Accounts receivable	1,140,843	(2,052,291)
Deferred compensation advances	106,626	(511,302)
Prepaid expenses	(71,944)	(87,520)
Other current assets	(11,274)	(11,011)
Other assets	(61,308)	(159,241)
Accounts payable	288,532	778,942
Accrued expenses	(143,662)	1,015,564
Due to related parties	(35,172)	(144,082)
Unearned commission advances	3,295,468	4,268,178
Deferred revenue	51,837	—
Income tax payable	37,288	—

Net cash used in operating activities	(5,500,884)	(6,512,019)

Cash Flows From Investing Activities:
Purchase of property and equipment	(555,787)	(1,595,176)
Purchase of intangible assets and capitalization of software development	(1,331,233)	(1,603,994)

Net cash used in investing activities	(1,887,020)	(3,199,170)

Cash Flows From Financing Activities:
Capital leases obligations assumed	19,081	—
Gross proceeds from capital leases	41,875	—
Payments on capital leases	(2,008)	—
Gross proceeds from sales of common stock	11,250,000	6,450,000
Gross proceeds from exercise of warrants	450,000	675,000
Gross proceeds from exercise of stock options	—	300,000
Restricted cash in connection with letters of credit	—	(1,150,000)
Placement and other fees paid in connection with offering	(895,240)	(285,826)
Payment on notes payable	—	(399,630)

Net cash provided by financing activities	10,863,708	5,589,544

Net increase (decrease) in cash	3,475,804	(4,121,645)

Cash — beginning of year	2,311,781	6,433,426

Cash — end of year	$5,787,585	$2,311,781

Supplemental Disclosures of Cash Flow Information
Cash payments for interest	$—	$15,044

Cash payments for income taxes	$—	$—

Non cash investing and financing activities:
Common stock and options issued for the purchase of ISG	$—	$3,736,187

Common stock issued for HealthPlan Choice asset purchase	$—	$270,240

Common stock issued for the purchase of domain name	$—	$111,200

Common stock issued for the purchase of SCA	$1,650,006

See accompanying notes to consolidated financial statements.

HEALTH BENEFITS DIRECT CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007
NOTE 1 — BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Organization
Health Benefits Direct Corporation (the “Company”, “we”, “us” or “our”) was incorporated under the laws of the state of Nevada on October 21, 2004 as Darwin Resources Corp., (“Darwin-NV”). On November 22, 2005, Darwin-NV merged with and into its newly-formed wholly-owned subsidiary, Darwin Resources Corp., a Delaware corporation (“Darwin-DE”), solely for the purpose of changing the Company’s state of incorporation from Nevada to Delaware. On November 23, 2005, HBDC II, Inc., a newly-formed wholly-owned subsidiary of Darwin-DE, was merged with and into Health Benefits Direct Corporation, a privately-held Delaware corporation (“HBDC”), and the name of the resulting entity was changed from Health Benefits Direct Corporation to HBDC II, Inc. Following the merger, Darwin-DE changed its name to Health Benefits Direct Corporation.
HBDC was formed in January 2004 for the purpose of acquiring, owning and operating businesses engaged in direct marketing and distribution of health and life insurance products, primarily utilizing the Internet. On September 9, 2005, HBDC acquired three affiliated Internet health insurance marketing companies, namely Platinum Partners, LLC, a Florida limited liability company, Health Benefits Direct II, LLC, a Florida limited liability company, and Health Benefits Direct III, LLC, a Florida limited liability company. HBDC issued 7,500,000 shares of its common stock and a warrant to purchase 50,000 shares of its common stock, in the aggregate, in exchange for 100% of the limited liability company interests of these companies.
The acquisition of HBDC by the Company was accounted for as a reverse merger because, on a post-merger basis, the former HBDC shareholders held a majority of the outstanding common stock of the Company on a voting and fully diluted basis. As a result, HBDC was deemed to be the acquirer for accounting purposes. Accordingly, the consolidated financial statements presented for the period ended December 31, 2005, are those of HBDC for all periods prior to the acquisition, and the financial statements of the consolidated companies from the acquisition date forward. The historical shareholders’ deficit of HBDC prior to the acquisition has been retroactively restated (a recapitalization) for the equivalent number of shares received in the acquisition after giving effect to any differences in the par value of the Company and HBDC’s common stock, with an offset to additional paid-in capital. The restated consolidated retained earnings of the accounting acquirer, HBDC, are carried forward after the acquisition.
The Company operates though two business segments, which are the Telesales Business Segment (“Telesales”) and the Atiam Business Segment (“Atiam”).
Telesales specializes in the direct marketing of health and life insurance and related products to individuals and families. Telesales has developed proprietary technologies and processes to connect prospective insurance customers with Telesales’ agents and service personnel using an integrated on-line platform with call center follow up. Telesales employs licensed agents supported by tele-application, customer service and technology employees for the purpose of providing immediate information to prospective customers and selling insurance products. Telesales receives commission and other fees from the insurance companies on behalf of which it sells insurance products for the sale of such products.

NOTE 1 — BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
Atiam is a provider of comprehensive, web-based insurance administration software applications. Atiam’s flagship software product is InsPro, which was introduced 2004. InsPro incorporates a modular design, which enables the customer to purchase only the functionality needed. Atiam’s clients include insurance carriers and third party administrators. Atiam realizes revenue from the sale of software licenses, application service provider fees, software maintenance fees and consulting and implementation services. See Note 5 — Atiam Acquisition and Note 16 Segment Information.
Basis of presentation
The consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”). The consolidated financial statements of the Company include the Company and its subsidiaries. All material inter-company balances and transactions have been eliminated.
For purposes of comparability, certain prior period amounts have been reclassified to conform to the 2007 presentation.
Use of estimates
The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates. Significant estimates in 2007 and 2006 include the allowance for doubtful accounts, stock-based compensation, the useful lives of property and equipment and intangible assets, revenue recognition and deferred compensation advances to employees.
Cash and cash equivalents
The Company considers all liquid debt instruments with original matuirities of 3 months or less to be cash equivalents.
Restricted cash
The Company considers all cash and cash equivalents held in restricted accounts pertaining to the Company’s letters of credit as restricted cash.
Accounts receivable
The Company has a policy of establishing an allowance for uncollectible accounts based on its best estimate of the amount of probable credit losses in its existing accounts receivable. The Company periodically reviews its accounts receivable to determine whether an allowance is necessary based on an analysis of past due accounts and other factors that may indicate that the realization of an account may be in doubt. Account balances deemed to be uncollectible are charged to the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. At December 31, 2007, the Company has established, based on a review of its outstanding balances, an allowance for doubtful accounts in the amount of $59,106.
Accounts receivable from the Company’s largest insurance carrier as measured by earned revenue accounted for 53% and 63% of the Company’s total accounts receivable balance at December 31, 2007 and 2006, respectively.

NOTE 1 — BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
Fair value of financial instruments
The carrying amounts of financial instruments, including cash and cash equivalents, restricted cash, accounts receivable, accounts payable, accrued expenses and capital leases approximated fair value as of December 31, 2007, because of the relatively short-term maturity of these instruments and their market interest rates.
Property and equipment
Property and equipment are carried at cost. The cost of repairs and maintenance is expensed as incurred; major replacements and improvements are capitalized. When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in income in the year of disposition. In accordance with Statement of Financial Accounting Standards (SFAS) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” the Company examines the possibility of decreases in the value of fixed assets when events or changes in circumstances reflect the fact that their recorded value may not be recoverable.
Intangible assets
Intangible assets consist of assets acquired in connection with the acquisitions of ISG and Atiam, costs incurred in connection with the development of the Company’s software and website, the purchase of internet domain names and assets acquired in connection with the HealthPlan Choice asset purchase agreement. See Note 2 — ISG Acquisition, Note 3 — HealthPlan Choice Asset Purchase, Note 4 — Internet Domain Name Purchase and Assignment Agreement, Note 5 — Atiam Acquisition and Note 7 — Intangible Assets. The Company capitalized certain costs valued in connection with developing or obtaining internal use software in accordance with American Institute of Certified Public Accountants Statement of Position 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use”. These costs, which consist of direct technology labor costs, are capitalized and amortized using the straight-line method over expected useful lives. Costs that the Company has incurred in connection with developing the Company’s websites and purchasing domain names are capitalized and amortized using the straight-line method over an expected useful life.
Under the criteria set forth in SOP 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use” capitalization of software development costs begins upon the establishment of technological feasibility of the software. The establishment of technological feasibility and the ongoing assessment of the recoverability of these costs require considerable judgment by management with respect to certain external factors, including, but not limited to, anticipated future gross product revenues, estimated economic life, and changes in software and hardware technology. Capitalized software development costs are amortized utilizing the straight-line method over the estimated economic life of the software not to exceed three years. We regularly review the carrying value of software development assets and a loss is recognized when the unamortized costs are deemed unrecoverable based on the estimated cash flows to be generated from the applicable software.

NOTE 1 — BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
Impairment of long-lived assets
In accordance with Statement of Financial Accounting Standards (SFAS) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the Company periodically reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. The Company recognizes an impairment loss when the sum of expected undiscounted future cash flows is less than the carrying amount of the asset. The amount of impairment is measured as the difference between the asset’s estimated fair value and its book value.
Effective June 30, 2007, the Company executed a software license agreement with Atiam Technologies L.P., which granted the Company a non-exclusive perpetual and irrevocable license to use certain modules of Atiam’s policy insurance software (“InsPro”) for internal use in Telesales. As of December 31, 2007, we determined that the portion of license fee paid for the policy administration module was impaired as a result of the absence of definitive plans to implement this module for internal use in Telesales. The Company recorded a $125,000 expense in the fourth quarter of 2007 to write-off the value of this asset.
Income taxes
The Company was taxed as a combination of LLCs until September 6, 2005, when the Company changed its form of ownership to a C corporation. As a result of the change of ownership, the Company accounts for income taxes under the liability method in accordance with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” under this method, deferred income tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.
Loss per common share
In accordance with SFAS No. 128 “Earnings Per Share,” basic earnings per share is computed by dividing net income by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share is computed by dividing net income by the weighted average number of shares of common stock, common stock equivalents and potentially dilutive securities outstanding during each period. Diluted loss per common share is not presented because it is anti-dilutive. The Company’s common stock equivalents at December 31, 2007 and 2006 include the following:

	December 31,	December 31,
	2007	2006
Options	4,831,900	4,881,268
Warrants	10,750,000	8,200,000

	15,581,900	13,081,268

Revenue recognition
We follow the guidance of the Commission’s Staff Accounting Bulletin 104 for revenue recognition. In general, the Company records revenue when persuasive evidence of an arrangement exists, services have been rendered or product delivery has occurred, the sales price to the customer is fixed or determinable, and collectibility is reasonably assured.

NOTE 1 — BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
Telesales segment revenue recognition
Our Telesales business segment generates revenue primarily from the receipt of commissions paid to the Company by insurance companies based upon the insurance policies sold to consumers by the Company. These revenues are in the form of first year, bonus and renewal commissions that vary by company and product. We recognize commission revenue primarily from the sale of health insurance, after we receive notice that the insurance company has received payment of the related premium. First year commission revenues per policy can fluctuate due to changing premiums, commission rates, and types or amount of insurance sold. Insurance premium commission revenues are recognized pro-rata over the terms of the policies. Revenues for renewal commissions are recognized after we receive notice that the insurance company has received payment for a renewal premium. Renewal commission rates are significantly smaller than first year commission rates and may not be offered by every insurance company or with respect to certain types of products. The unearned portion of premium commissions has been included in the consolidated balance sheet as a liability for unearned commission advances.
The length of time varies between when we submit a consumer’s application for insurance to an insurance company and when we recognize revenue. The type of insurance product, the insurance company’s premium billing and collection process, and the insurance company’s underwriting process backlog are the primary factors that impact the length of time between submitted applications and revenue recognition. Any changes in the amount of time between submitted application and revenue recognition, which are influenced by many factors not under our control, create fluctuations in our operating results and could affect our business, operating results and financial condition.
The Company receives bonuses based upon individual criteria set by insurance companies, which vary over time and generally do not extend beyond the current calendar year. We recognize bonus revenues when we receive notification from the insurance company of the bonus due to us.
The Company receives fees for the placement and issuance of insurance policies that are in addition to, and separate from, any sales commissions paid by insurance companies. As these policy fees are not refundable and the Company has no continuing obligation, all such revenues are recognized on the effective date of the policies or, in certain cases, the billing date, whichever is later.
The Company also generates revenue from the sale of leads to third parties. Such revenues are recognized when the Company delivers the leads and bills the purchaser of the leads.
Atiam segment revenue recognition
The Company’s Atiam business segment offers InsPro on a licensed and an ASP (Application Service Provider) basis. An InsPro software license entitles the purchaser a perpetual license to a copy of the InsPro software installed at a single client location. Alternatively, ASP hosting service enables a client to lease the InsPro software, paying only for that capacity required to support their business. ASP clients access InsPro installed on Atiam owned servers located at Atiam’s offices or at a third party’s site.
Software maintenance fees apply to both licensed and ASP clients. Maintenance fees cover periodic updates to the application and the InsPro help desk.

NOTE 1 — BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
Consulting and implementation services are generally associated with the implementation of an InsPro instance for either an ASP or licensed client, and cover such activity as InsPro installation, configuration, modification of InsPro functionality, client insurance plan set-up, client insurance document design and system documentation.
The Company recognizes revenues in accordance with AICPA Statement of Position (SOP) 97-2, Software Revenue Recognition, as amended by SOP 98-9 (Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions). Revenue from software license agreements is recognized when persuasive evidence of an agreement exists, delivery of the software has occurred, the fee is fixed or determinable, and collectibility is probable. The Company considers fees relating to arrangements with payment terms extending beyond one year to not be fixed or determinable and revenue for these arrangements is recognized as payments become due from the customer. In software arrangements that include more than one InsPro module, the Company allocates the total arrangement fee among the modules based on the relative fair value of each of the modules.
License revenue allocated to software products generally is recognized upon delivery of the products or deferred and recognized in future periods to the extent that an arrangement includes one or more elements to be delivered at a future date and for which fair values have not been established. Revenue allocated to maintenance agreements is recognized ratably over the maintenance term and revenue allocated to training and other service elements is recognized as the services are performed.
The unearned portion of Atiam’s revenue, which is revenue collected or billed but not yet recognized as earned, has been included in the consolidated balance sheet as a liability for deferred revenue.
Deferred compensation advances
The Company regularly advances commissions to sales employees, which are accounted for as deferred compensation advances. If the Company does not ultimately receive its revenue pertaining to the underlying product sales for which the Company has advanced commissions, the Company deducts such advanced commissions from the employee’s current or future commissions. Deferred compensation advances are charged to expense when earned by the employee, which approximates the Company’s recognition of earned revenue for the underlying product sales. The recoverability of deferred compensation advances is periodically reviewed by management and is net of management’s estimate for uncollectability. Management believes deferred compensation advances as reported are fully realizable.
Lead, advertising and other marketing expense
Lead expenses, which are costs incurred in Telesales, are paid referrals from third-party lead aggregators of individuals who have expressed an interest in purchasing insurance products. Advertising expense pertains to direct response advertising. Other marketing consists of professional marketing services. Lead, advertising and other marketing are expensed as incurred.

NOTE 1 — BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
Concentrations of credit risk
The Company maintains its cash and restricted cash in bank deposit accounts, which, at times, exceed the federally insured limits of $100,000 per account. At December 31, 2007, the Company had approximately $6,627,000 in United States bank deposits, which exceeded federally insured limits. The Company has not experienced any losses in such accounts through December 31, 2007.
During the year ended December 31, 2007, approximately 50%, 16%, 9% and 6% of the Company’s revenue was earned from each of the Company’s four largest insurance carriers. During the year ended December 31, 2006, approximately 33%, 31%, 9% and 8% of the Company’s revenue was earned from each of the Company’s four largest insurance carriers. Management believes that comparable carriers and products are available should the need arise. However, a termination of any of the Company’s agreements with any of these carriers could result in the loss or reduction of future sales, and, in certain cases, future commissions for pre-termination sales.
Stock-based compensation
Effective January 1, 2006, the Company adopted the provisions of SFAS No. 123(R), “Share-Based Payment,” under the modified prospective method. SFAS No. 123(R) eliminates accounting for share-based compensation transactions using the intrinsic value method prescribed under APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and requires instead that such transactions be accounted for using a fair-value-based method. Under the modified prospective method, the Company is required to recognize compensation cost for share-based payments to employees based on their grant-date fair value from the beginning of the fiscal period in which the recognition provisions are first applied. For periods prior to adoption, the financial statements are unchanged, and the pro forma disclosures previously required by SFAS No. 123, as amended by SFAS No. 148, will continue to be required under SFAS No. 123(R) to the extent those amounts differ from those in the Statement of Operations.
Non-employee stock based compensation
The cost of stock based compensation awards issued to non-employees for services are recorded at either the fair value of the services rendered or the instruments issued in exchange for such services, whichever is more readily determinable, using the measurement date guidelines enumerated in Emerging Issues Task Force Issue (“EITF”) Issue No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services” (“EITF 96-18”).
Registration rights agreements
The Company has adopted View C of EITF 05-4 “The Effect of a Liquidated Damages Clause on a Freestanding Financial Instrument Subject” to EITF Issue No. 00-19 “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled In, a Company’s Own Stock” (“EITF 05-4”). Accordingly, the Company classifies as liability instruments the fair value of registration rights agreements when such agreements (i) require it to file, and cause to be declared effective under the Securities Act, a registration statement with the Commission within contractually fixed time periods, and (ii) provide for the payment of liquidating damages in the event of its failure to comply with such agreements. Under View C of EITF 05-4, (i) registration rights with these characteristics are accounted for as derivative financial instruments at fair value and (ii) contracts that are (a) indexed to and potentially settled in an issuer’s own stock and (b) permit gross physical or net share settlement with no net cash settlement alternative are classified as equity instruments.

NOTE 1 — BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
At December 31, 2005, the Company recorded a registration rights penalty expense of $60,537, which had been included in accrued expenses as of December 31, 2005, and was reversed in the first quarter of 2006 concurrent with the belief that the registration of the shares, including the private placement shares, would be effective before the date after which a penalty would be incurred. On July 7, 2006, the Commission declared effective the Company’s Registration Statement on Form SB-2 filed with the Commission on April 10, 2006 as amended.
Recent accounting pronouncements
In February 2006, the Financial Accounting Standards Board (“the FASB”) issued Statement No. 155 (“SFAS No. 155”), “Accounting for Certain Hybrid Instruments: An Amendment of FASB Statements No. 133 and 140”. Management does not believe that this SFAS No. 155 will have a significant impact, as the Company does not use such instruments.
In December 2006, the FASB issued the FASB Staff Position (FSP) No. EITF 00-19-2, (“FSP EITF 00-19-2”), Accounting for Registration Payment Arrangements. This FSP addresses an issuer’s accounting for registration payment arrangements. This FSP specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement, should be separately recognized and measured in accordance with FASB Statement No. 5, Accounting for Contingencies. The guidance in this FSP amends FASB Statements No. 133, Accounting for Derivative Instruments and Hedging Activities, and No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, and FASB Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, to include scope exceptions for registration payment arrangements. This FSP further clarifies that a financial instrument subject to a registration payment arrangement should be accounted for in accordance with other applicable generally accepted accounting principles (GAAP) without regard to the contingent obligation to transfer consideration pursuant to the registration payment arrangement. This FSP shall be effective immediately for registration payment arrangements and the financial instruments subject to those arrangements that are entered into or modified subsequent to the date of issuance of this FSP, or for financial statements issued for fiscal years beginning after December 15, 2006, and interim periods within those fiscal years. The Company intends to adopt FSP EITF 00-19-2 beginning in 2007. The adoption of this FSP will not have a material effect upon the Company’s financial statements.
In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” (FIN 48), which prescribes a recognition threshold and measurement attribute for a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company believes that the adoption of FIN 48 will not have a material effect on the Company’s financial statements.

NOTE 1 — BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
In March 2006, the FASB issued FASB Statement No. 156 “Accounting for Servicing of Financial Assets — an amendment of FASB Statement No. 140” (“SFAS No. 156”), which establishes, among other things, the accounting for all separately recognized servicing assets and servicing liabilities. SFAS No. 156 amends Statement 140 to require that all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable. SFAS No. 156 permits, but does not require, the subsequent measurement of separately recognized servicing assets and servicing liabilities at fair value. An entity that uses derivative instruments to mitigate the risks inherent in servicing assets and servicing liabilities is required to account for those derivative instruments at fair value. Under SFAS No. 156, an entity can elect subsequent fair value measurement to account for its separately recognized servicing assets and servicing liabilities. By electing that option, an entity may simplify its accounting because this Statement permits income statement recognition of the potential offsetting changes in fair value of those servicing assets and servicing liabilities and derivative instruments in the same accounting period. SFAS No. 156 is effective for financial statements for fiscal years beginning after September 15, 2006. Earlier adoption of SFAS No. 156 is permitted as of the beginning of an entity’s fiscal year, provided the entity has not yet issued any financial statements for that fiscal year. Management believes that SFAS No. 156 will have no impact on the financial statements of the Company once adopted.
In September 2005, the FASB issued FASB Statement No. 157 “Fair Value Measurements” (“SFAS 157”), which defines fair value, establishes a framework for measuring fair value in US GAAP, and expands disclosures about fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements, the Board having previously concluded in those accounting pronouncements that fair value is a relevant measurement attribute. Accordingly, SFAS 157 does not require any new fair value measurements. However, for some entities, the application of SFAS 157 will change current practices. SFAS 157 is effective for financial statements for fiscal years beginning after November 15, 2007. Earlier application is permitted provided that the reporting entity has not yet issued financial statements for that fiscal year. Management believes SFAS 157 will have no impact on the financial statements of the Company once adopted.
In September 2006, FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No 87, 88, 106 and 132(R) (SFAS 158). SFAS No. 158 requires the recognition of the over-funded or under-funded status of a defined benefit postretirement plan as an asset or liability in the statement of financial position and the recognition of changes in that funded status in the year in which the changes occur through comprehensive income. SFAS No. 158 also requires the measurement of the funded status of a plan as of the date of the year-end statement of financial position. Management believes that the adoption of SFAS No. 158 will not have a material effect on the Company’s financial statements.
In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities,” which provides companies with an option to report selected financial assets and liabilities at fair value. SFAS No. 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year beginning after November 15, 2007. Management is currently assessing the impact of the adoption of this standard on its financial statements.

NOTE 1 — BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
In December 2007 FASB issued FAS 141(R) “Business Combinations” and FAS 160 “Noncontrolling Interests in Consolidated Financial Statements”. These statements are effective for fiscal years, and interim periods within those fiscal years in case of FAS 160, beginning on or after December 15, 2008. Earlier adoption is prohibited. Together these statements revise the accounting rules with respect to accounting for business combinations. Specifically, the objective of FAS 141(R) is to improve the relevance, representational faithfulness and comparability of the information that the reporting entity provides in its financial reports about a business combination and its effects. This statement thus establishes principles and requirements for how the acquirer:
•	Recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree;

•	Recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and

•	Determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination.
The objective of FAS 160 is to improve the relevance, comparability, and transparency of the financial information that a reporting entity provides in its consolidated financial statements by establishing accounting and reporting standards that require:
•	The ownership interests in subsidiaries held by parties other than the parent be clearly identified, labeled, and presented in the consolidated statement of financial position within equity, but separate from the parent’s equity.

•	The amount of consolidated net income attributable to the parent and to the noncontrolling interest be clearly identified and presented on the face of the consolidated statement of income.

•	Changes in a parent’s ownership interest while the parent retains its controlling financial interest in its subsidiary be accounted for consistently. A parent’s ownership interest in a subsidiary changes if the parent purchases additional ownership interests in its subsidiary or if the parent sells some of its ownership interests in its subsidiary. It also changes if the subsidiary reacquires some of its ownership interests or the subsidiary issues additional ownership interests. All of those transactions are economically similar, and this Statement requires that they be accounted for similarly, as equity transactions.

•	When a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary be initially measured at fair value. The gain or loss on the deconsolidation of the subsidiary is measured using the fair value of any noncontrolling equity investment rather than the carrying amount of that retained investment.

•	Entities provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners.
Together these statements are not currently expected to have a significant impact on the entity’s consolidated financial statements. A significant impact may however be realized on any future acquisition(s) by the Company. The amounts of such impact cannot be currently determined and will depend on the nature and terms of such future acquisition(s), if any.

NOTE 1 — BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption.
NOTE 2 — ISG ACQUISITION
On April 3, 2006, the Company entered into a merger agreement (the “ISG Merger Agreement”) with ISG Merger Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), Insurance Specialist Group Inc., a Florida corporation (“ISG”), and Ivan M. Spinner pursuant to which, among other things, Merger Sub merged with and into ISG (the “ISG Merger”). As consideration for the ISG Merger, the Company made a cash payment of $920,000 and issued 1,000,000 shares of its common stock to Mr. Spinner, the sole stockholder of ISG, in exchange for all of the outstanding stock of ISG. The ISG merger was completed on April 4, 2006.
On April 3, 2006, in connection with the ISG Merger, HBDC II, Inc., a wholly-owned subsidiary of the Company, entered into a two-year employment agreement with Mr. Spinner, which provides that Mr. Spinner will be compensated at an annual base salary of $371,000 with bonus compensation at the discretion of the Company’s board of directors. The agreement may be terminated by the Company for “cause” (as such term is defined in the agreement) and without “cause” upon 30 days notice. If Mr. Spinner is terminated by the Company for “cause” or due to death or disability, or if Mr. Spinner elects to terminate his employment at any time, he will be entitled to the amount, on a pro rata basis, in excess of $250,000 per year for the balance of the term. If Mr. Spinner is terminated without “cause” he will be entitled to his base salary for the remainder of the term. Under the agreement, Mr. Spinner also received an initial sign-on bonus of $150,000, and an option to purchase an aggregate of 150,000 shares of common stock at an exercise price of $3.50 per share, of which 25% of the shares subject to the option vested on April 3, 2007 and the remainder of which will vest in equal monthly installments for 36 months thereafter.
On October 6, 2006, the Company and Mr. Spinner entered into a working capital settlement and release agreement whereby the Company agreed to pay Mr. Spinner $65,000 as settlement of the working capital provision of the ISG Merger Agreement.

NOTE 2 — ISG ACQUISITION (continued)
The Company accounted for the acquisition of ISG using the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141 “Business Combinations”. The results of ISG’s operations have been included in the Company’s statement of operations as of April 4, 2006. ISG’s operations for the period April 1 through April 4, 2006 are considered immaterial. The Company’s purchase price for ISG in the aggregate was $5,154,329 and consisted of the following:

Cash payment to seller	$1,135,000
Fair value of common stock issued to seller	3,310,806
Discounted value of future fixed payments of employment agreement	225,212
Fair value of stock option issued to seller	425,381
Estimated direct transaction fees and expenses	57,930

Estimated purchase price	$5,154,329

The following table summarizes the estimated fair values of ISG’s assets acquired and liabilities assumed at the date of acquisition.

Cash	$111,024
Accounts receivable	210,889
Deferred compensation advances	256,775
Prepaid expenses and other assets	957
Property and equipment, net	600
Intangible assets	4,964,330
Accrued expenses	(164,549)
Unearned commission advances	(225,697)

$5,154,329

Intangible assets acquired from ISG were assigned the following values: value of purchased commission override revenue with an assigned value of $1,411,594 amortized over five years in proportion to expected future value; value of acquired carrier contracts and agent relationships with an assigned value of $2,752,143 amortized over five years in proportion to expected future value; and value of an employment and non-compete agreement acquired with an assigned value of $800,593 amortized straight line over the contractual period, which is a weighted average expected useful life of 3.1 years. Intangible assets acquired from ISG had the following unamortized values as of December 31. 2007: value of purchased commission override revenue of $380,350; value of acquired carrier contracts and agent relationships of $1,723,748; and value of an employment and non-compete agreement acquired of $286,179.
The following table summarizes the required disclosures of the pro forma combined entity, as if the acquisition of ISG occurred at January 1, 2006 for the year ended December 31, 2006.

Revenues, net	$12,674,814
Net loss	(14,145,739)

Net loss per common share — basic and diluted	$(0.51)

NOTE 3 — HEALTHPLAN CHOICE ASSET PURCHASE
On April 10, 2006, the Company, through its wholly-owned subsidiary HBDC II, Inc. entered into an asset purchase agreement with Healthplan Choice, Inc. (“HealthPlan Choice”) and Horace Richard Priester III, pursuant to which, among other things, HBDC II, Inc. acquired all of the operating assets of Healthplan Choice. As consideration for the asset purchase, the Company made a cash payment of $100,000 and issued 80,000 shares of the Company’s common stock to Mr. Priester.
Also on April 10, 2006, in connection with the acquisition of HealthPlan Choice, HBDC II, Inc. entered into a two-year employment agreement with Mr. Priester, which provided that Mr. Priester would receive an option to purchase an aggregate of 50,000 shares of common stock at an exercise price of $3.10 per share. Mr. Priester resigned effective July 7, 2006. The $127,070 fair value of Mr. Priester’s stock option was expensed in 2006.
The Company accounted for the acquisition of HealthPlan Choice in accordance with Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets”. As of December 31, 2006, the Company determined that all assets acquired as a result of the Healthplan Choice Asset Purchase were impaired as a result of the closure of the Company’s Atlanta office in the fourth quarter of 2006 and the Company’s decision to concentrate its marketing on its www.healthbenefitsdirect.com web site and domain name acquired in the third quarter of 2006. The fair value of the Company’s purchase price was $370,240, which was expensed in 2006.
NOTE 4 — INTERNET DOMAIN NAME PURCHASE AND ASSIGNMENT AGREEMENT
On July 17, 2006, the Company entered into an Internet Domain Name Purchase and Assignment Agreement with Dickerson Employee Benefits (“Dickerson”) to purchase the Internet domain name www.healthbenefitsdirect.com. As consideration for the Internet Domain Name Purchase and Assignment Agreement, the Company made a cash payment of $50,000 and issued 50,000 shares of our common stock to Dickerson. The fair value of the Company’s purchase price was estimated to be $161,200 and was accounted for as the purchase of an internet domain name, which is included in intangible assets and amortized straight line over 36 months. The Internet Domain Name Purchase and Assignment Agreement is subject to certain provisions pertaining to Dickerson’s transfer of their ownership and their discontinuance of their use of www.healthbenefitsdirect.com. The Internet Domain Name Purchase and Assignment Agreement will require the Company to pay Dickerson 10% of the net proceeds of the sale of the Internet domain name www.healthbenefitsdirect.com in the event that the Company sells the Internet domain name www.healthbenefitsdirect.com to an unaffiliated third party prior to July 16, 2009.

Note 5 — ACQUISITION OF ATIAM
On October 1, 2007, HBDC Acquisition, LLC (“HBDC Sub”), a Delaware limited liability company and wholly-owned subsidiary of the Company, entered into an Agreement to Transfer Partnership Interests (the “Bilenia Agreement”) with the former partners (the “Bilenia Partners”) of BileniaTech, L.P., a Delaware limited partnership (“Bilenia”), whereby HBDC Sub purchased all of the outstanding general and limited partnership interests of Atiam Technologies, L.P., a Delaware limited partnership, owned by the Bilenia Partners. Bilenia owned approximately 40% of Atiam Technologies, L.P. The execution of the Bilenia Agreement and the transfer of the Atiam partnership interests to HBDC Sub there under were conditions precedent to the closing of the Merger Agreement (as defined below) on October 1, 2007 (the “Closing Date”).
The aggregate amount paid by HBDC Sub to the Bilenia Partners for the Atiam partnership interests under the Bilenia Agreement was $1,000,000, consisting of $500,000 in cash and 224,216 shares of the Company’s common stock, which shares had an aggregate value of $500,000 based on the average closing price per share ($2.23) of Company Common Stock on The Over the Counter Bulletin Board on the five consecutive trading days preceding the Closing Date.
In connection with the Bilenia Agreement, the Company and Computer Command and Control Company, a Pennsylvania corporation (“CCCC”), also entered into a Registration Rights Agreement (the “Bilenia Registration Rights Agreement”). Under the terms of the Bilenia Registration Rights Agreement, the Company has agreed to give prompt written notice to CCCC of the registration of any of the Company’s securities under the Securities Act, and CCCC shall have the opportunity, upon 20 days’ written notice to the Company, to request that the shares of the Company’s common stock issued to CCCC under the Bilenia Agreement be included in such registration statement.
On September 21, 2007, the Company entered into an Agreement and Plan of Merger (the “Atiam Merger Agreement”) by and among the Company, HBDC, System Consulting Associates, Inc., a Pennsylvania corporation (“SCA”), and the shareholders of SCA party thereto (the “Shareholders”). SCA owned approximately 60% of Atiam Technologies, L.P. The Company and SCA closed on the Merger on October 1, 2007.
The Atiam Merger Agreement provided for a business combination whereby SCA would be merged with and into HBDC Sub, with HBDC Sub continuing as the surviving corporation and as a wholly-owned subsidiary of the Company (the “Atiam Merger”). The aggregate amount paid by the Company with respect to all outstanding shares of capital stock of SCA (such amount, the “Atiam Merger Consideration”) was $2,000,000, consisting of (a) $850,000 in cash and (b) 515,697 unregistered shares of the Company’s common stock, which number of shares had a value of $1,150,000 based on the average closing price per share ($2.23) of Common Stock on The Over the Counter Bulletin Board on the five consecutive trading days preceding the closing date. Upon the effectiveness of the Atiam Merger, each share of SCA Common Stock issued and outstanding immediately prior to the closing date was converted into the right to receive a pro rata portion of the Merger Consideration. The Company placed certificates representing 134,529 shares, or an amount equal to $300,000, of the Company’s common stock that otherwise would be payable to the Shareholders as Atiam Merger Consideration into an escrow account, which shares will be held in escrow for a period of one year to satisfy any indemnification claims by the Company or HBDC Sub under the Atiam Merger Agreement.
In connection with the Atiam Merger Agreement, the Company and Shareholders also entered into a Registration Rights Agreement (the “Shareholder Registration Rights Agreement”). Under the terms of the Shareholder Registration Rights Agreement, the Company has agreed to give prompt written notice to each Shareholder of the registration of any of the Company’s securities under the Securities Act and the Shareholders shall have the opportunity, upon 20 days’ written notice to the Company, to request that the shares of Company Common Stock issued to the Shareholders under the Atiam Merger Agreement be included in such registration statement.

Note 5 — ACQUISITION OF ATIAM (continued)
Through October 1, 2007, SCA operated through Atiam Technologies, L.P. Subsequent to October 1, 2007, SCA was merged into HBDC Sub, which was subsequently renamed Atiam Technologies LLC and operates as the Company’s Atiam business. The results of our Atiam business segment have been included in the Company’s statement of operations as of October 1, 2007. The Company’s Atiam business segment is a provider of comprehensive, web-based insurance administration software applications that support individual insurance products.
The Company accounted for the acquisition of Atiam using the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141 “Business Combinations”. Our preliminary calculation for the consideration paid for Atiam in connection with the Bilenia Agreement and the Atiam Merger Agreement in the aggregate was $3,080,744 and consisted of the following:

Cash payments to sellers	$1,350,000
Fair value of common stock issued to sellers	1,650,006
Estimated direct transaction fees and expenses	80,738

Estimated purchase price	$3,080,744

We estimated the fair values of Atiam’s assets acquired and liabilities assumed at the date of acquisition as follows:

Cash	$608,534
Accounts receivable	643,017
Prepaid expenses & other assets	22,623
Property and equipment, net	158,819
Other assets	3,401
Intangible assets	2,097,672
Accounts payable	(34,278)
Accrued expenses	(122,675)
Income taxes payable	(157,288)
Deferred revenue	(120,000)
Long and short term capital lease obligations	(19,081)

$3,080,744

Intangible assets acquired from Atiam were assigned the following values: value of client contracts and relationships other than license with an assigned value of $1,089,223 amortized straight line over five years; value of purchased software for sale and licensing value with an assigned value of $644,449 amortized straight line over five years; and employment and non-compete agreements acquired with an assigned value of $364,000 amortized straight line over three years. Intangible assets acquired from Atiam had the following unamortized values as of December 31. 2007: value of client contracts and relationships other than license of $1,034,761; value of purchased software for sale and licensing value of $612,227; and employment and non-compete agreements acquired of $333,663.
The estimated purchase price, estimated purchase price allocation and estimated useful lives of intangible assets acquired are preliminary and the final purchase accounting adjustments may differ from aforementioned.

Note 5 — ACQUISITION OF ATIAM (continued)
The following table summarizes the required disclosures of the pro forma combined entity, as if the acquisition of Atiam occurred at January 1, 2006.

	For the Year
	Ended December 31,
	2007	2006

Revenues, net	$23,710,061	$14,988,526
Net loss	(14,042,239)	(13,959,490)
Net loss per common share — basic and diluted	$(0.42)	$(0.49)
In connection with the Atiam acquisition, Atiam entered into three-year employment agreements with four key employees of Atiam effective October 1, 2007. These employment agreements provide that these four key employees will be compensated at an aggregate annual base salary of $700,000 with bonus compensation at the discretion of the Company’s board. These agreements may be terminated by the Company for “cause” (as such term is defined in the agreements) and without “cause” upon 30 days notice. These agreements may be terminated by the Company without “cause”, in which case the terminated employee will be entitled to their base salary for a period ranging from 6 to 12 months. These agreements also contain non-competition and non-solicitation provisions for the duration of the agreements plus a period ranging from 6 to 12 months after termination of employment.
NOTE 6 — PROPERTY AND EQUIPMENT
Property and equipment consisted of the following:

	Useful Life	At December 31,	At December 31,
	(Years)	2007	2006
Computer equipment and software	3	$967,347	$539,919
Phone equipment and software	3	726,535	728,891
Office equipment	3	89,485	64,760
Office furniture and fixtures	6,8	575,450	342,234
Leasehold improvements	7.5	349,225	319,592

		2,708,042	1,995,396

Less accumulated depreciation		(1,115,562)	(511,985)

		$1,592,480	$1,483,411

For the years ended December 31, 2007 and 2006, depreciation expense was $605,536 and $417,005, respectively.

NOTE 7 — INTANGIBLE ASSETS
Intangible assets consisted of the following:

	Useful Life
	(Years)	At December 31,	At December 31,
	Weighted average	2007	2006

ISG intangible assets acquired	4.5	$4,964,338	$4,964,330
Atiam intangible assets acquired	5.8	2,097,672	—
HealthPlan Choice intangible assets acquired	0.5	—	240,643
Software development costs	1.8	981,521	410,841
Internet domain (www.healthbenefitsdirect.com)	3.0	161,200	161,200

		8,204,731	5,777,014
Less: accumulated amortization		(3,108,771)	(1,668,181)

		$5,095,960	$4,108,833

For the years ended December 31, 2007 and 2006, amortization expense was $1,681,231 and $1,729,698, respectively.
Amortization expense subsequent to the period ended December 31, 2007 is as follows:

2008	$1,756,658
2009	1,507,921
2010	1,100,195
2011	471,136
2012	260,050

$5,095,960

NOTE 8 — LINE OF CREDIT
The Company had a $400,000 line of credit with Regions Bank, which was dated August 2004 and was repaid in full in the second quarter of 2006. The line of credit had an interest rate of prime plus 1%. The Company has no further obligations regarding this line of credit and this line of credit is not available for future borrowing.

NOTE 9 — UNEARNED COMMISSION ADVANCES
The Company has agreements with certain of its insurance carriers whereby the Company’s insurance carriers advance the Company first year premium commissions before the commissions are earned. The unearned portion of premium commissions has been included in the consolidated balance sheet as a liability for unearned commission advances. These advance agreements represent a material source of cash to fund the Company’s operations. The Company’s advance agreement with its largest insurance carrier is contractually limited to a maximum of $9,000,000, can be terminated by either party, and in the event of termination the Company’s outstanding advance balance can be called by the insurance carrier with 7 days written notice. As of December 31, 2007 and 2006, the Company’s outstanding advance balance with this carrier was $6,240,207 and $3,745,735, respectively. The Company’s advance agreement with its second largest insurance carrier allows the insurance carrier to terminate future advances and convert the outstanding advance balance into a promissory note, which if not repaid within 30 days, would incur interest expense. As of December 31, 2007 and 2006, the Company’s outstanding advance balance with this carrier was $1,123,950 and$1,338,309, respectively. During the third quarter of 2007, the Company began receiving advances of first year premium commissions before the commissions are earned from its third largest insurance carrier. The Company’s understanding pertaining to the advance from this carrier is that the carrier may terminate future advances and demand repayment of the outstanding unearned commission advance balance if certain performance standards are not met. The Company and this insurance carrier are working together on reaching an agreement pertaining to these advances. As of December 31, 2007, the Company’s outstanding advance balance with this carrier was $892,637.
NOTE 10 — RELATED PARTY TRANSACTIONS
John Harrison, a member of our board of directors, is associated with Keystone Equities Group, L.P. Keystone Equities Group, L.P. served as placement agent in connection with the Company’s private placement, which was completed in 2006. The placement agent received (i) a total cash fee of $558,000, which was paid $300,000 in 2005 and $258,000 in 2006 and represents 4% of the gross proceeds, and (ii) a five-year warrant to purchase 735,000 shares (5% of the shares sold in the private placement) of common stock at an exercise price of $1.50 per share. This warrant was subsequently included in the Company’s Registration Statement on Form SB-2 filed with the Commission on April 10, 2006, as amended.
Pursuant to an Advisory Agreement, dated November 1, 2005, Warren V. Musser, the Vice-Chairman of our board of directors, introduced potential investors to the Company and provided additional services. Under the Advisory Agreement, Mr. Musser did not (a) solicit investors to make any investment, (b) make any recommendations to individuals regarding an investment, or (c) provide any analysis or advice regarding an investment. As consideration for his services, Mr. Musser received a cash fee of $352,000, which was paid $330,000 in 2005 and $22,000 in 2006, and a five-year warrant to purchase 440,000 shares of the Company’s Common Stock at an exercise price of $1.50 per share. The warrant was subsequently included in the Company’s Registration Statement on Form SB-2 filed with the Commission on April 10, 2006, as amended.
On March 30, 2007, the Company’s Chairman and CEO, Alvin H. Clemens, participated in a private placement along with other accredited and institutional investors wherein he purchased 1,000,000 shares of the Company’s Common Stock and a warrant to purchase 500,000 shares of the Company’s Common Stock for a total purchase price of $2,225,000. See Note 11 — Shareholders’ Equity.

NOTE 10 — RELATED PARTY TRANSACTIONS (continued)
As of December 31, 2007, the Company recorded $28,500 due to related parties, which consisted of the following:
•	Keystone Equities Group, L.P provided the Company investment advisory services in 2007 at a cost of $53,572. The Company paid Keystone Equities Group, L.P $28,572 in 2007, recorded a related party liability of $25,000 as of December 31, 2007, which was subsequently paid in 2008.

•	SendTec, Inc. (“SendTec”) provided certain marketing and advertising services in 2007 at a cost of $14,950. Paul Soltoff, a director of the Company, is the Chief Executive Officer of SendTec. The Company paid SendTec $32,741 in 2007 and recorded a related party liability of $3,500 as of December 31, 2007, which was subsequently paid in 2008.
As of December 31, 2006, the Company recorded $63,672 due to related parties, which consisted of the following:
•	The Company from time to time used a credit card in the name of ISG Partners, Inc., which is an entity owned by Mr. Ivan Spinner, who is an officer of the Company, for travel expenses, purchases and operating purposes. This account is personally guaranteed by Mr. Spinner. Mr. Spinner does not incur any interest or expense in connection with the Company’s use of his credit card account. The Company does not pay Mr. Spinner interest or fees in connection with the Company’s use of his credit card account. At December 31, 2006, the Company owed Mr. Spinner $42,130 for charges incurred on his credit card, which was paid in January 2007.

•	In March 2006, the Company entered into Marketing Services Agreement with SendTec, Inc. (“SendTec”). Paul Soltoff, a director of the Company, is the Chief Executive Officer of SendTec. SendTec provided certain marketing and advertising services and received a flat fee of $7,500 per month plus commissions on services rendered. For the year ended December 31, 2006, the Company paid SendTec $352,740 and has recorded other general and administrative expense of $324,282, intangible assets pertaining to website development of $50,000 and due to related parties of $21,542 in the accompanying financial statements.

NOTE 11 — SHAREHOLDERS’ EQUITY
Common Stock
On December 1, 2005, the Company entered into a consulting agreement with Alliance Advisors, LLC (“Alliance”) to provide certain financial and public relations consulting services (the “Consulting Agreement”), ratified by our board of directors on January 12, 2006. Pursuant to the Consulting Agreement, Alliance will develop, implement, and maintain an ongoing system with the general objective of expanding awareness of our Company among stockholders, analysts, micro-cap fund managers, market makers, and financial and trade publications for a twelve month term. In consideration for the services provided by Alliance, we paid Alliance a monthly fee of $8,300 and we issued 100,000 shares of our common stock, which the Company valued the 100,000 common shares under the consulting agreement at $1.00 per share based on the recent selling price of the shares under a private placement. Accordingly, the Company recorded deferred compensation of $100,000, which was amortized into consulting expense over the term of the contract. For the years ended December 31, 2006 and 2005, the Company amortized $91,667 and $8,333 into stock-based consulting expense, respectively.
2006
On January 11, 2006, the Company completed the fifth closing of the Company’s private placement of units (the “Units”), which began in 2005, and terminated the offering. Each Unit sold in the private placement consisted of 50,000 shares of the Company’s common stock and a detachable, transferable warrant to purchase 25,000 shares of the Company’s common stock, at a purchase price of $50,000 per Unit. Each warrant entitles the holder to purchase shares of the Company’s common stock at an exercise price of $1.50 per share and expires on the three-year anniversary of the date of issuance, subject to certain redemption provisions. The Company received gross proceeds of $6,450,000 and net proceeds of $6,164,174 from this closing.
The private placement was made solely to “accredited investors,” as that term is defined in Regulation D under the Securities Act of 1933, as amended (the “Securities Act”). None of the Units, warrants or common stock, or shares of our common stock underlying such securities, were registered under the Securities Act, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) and Regulation D (Rule 506) under the Securities Act and corresponding provisions of state securities laws, which exempts transactions by an issuer not involving any public offering.
On April 3, 2006, the Company issued 1,000,000 shares of the Company’s common stock to Ivan M. Spinner. See Note 2 — ISG Acquisition.
On April 10, 2006, the Company issued 80,000 unregistered shares of the Company’s common stock to Mr. Horace Richard Priester III. See Note 3 — HealthPlan Choice Asset Purchase.
On May 31, 2006, the Company entered into a License Agreement with Realtime Solutions Group, L.L.C. As consideration for the grant of the rights and licenses under the License Agreement, the Company upon delivery of the STP software and other materials will pay to Realtime a license fee in the form of 216,612 unregistered shares of our common stock. See Note 15 — Restricted Cash, Commitments and Contingencies
On July 17, 2006, the Company issued 50,000 unregistered shares of common stock to Dickerson Employee Benefits. See Note 4 — Internet Domain Name Purchase and Assignment Agreement.

NOTE 11 — SHAREHOLDERS’ EQUITY (continued)
On July 20, 2006, the Company entered into a consulting agreement with Real IT Group LLC (“Real IT”) effective August 1, 2006 through July 17, 2007 whereby Real IT provided software design, development and implementation expertise to the Company. Effective May 7, 2007, Pete Gries, who is Real IT’s sole stockholder and employee, became an employee of the Company and the consulting agreement between the Company and Real IT was terminated. As part of the consideration for the consulting agreement, the Company issued 15,000 shares of our common stock to Real IT’s sole stockholder and employee pursuant to the Company’s 2006 Omnibus Equity Compensation Plan (“the Plan”). The fair value of the 15,000 shares of the Company’s common stock was $35,100 and accounted for as professional fee expense as incurred.
2007
On February 15, 2007, the Company granted 125,000 restricted shares of Common Stock to each of Charles A. Eissa, the Company’s President and Chief Operating Officer, and Ivan M. Spinner, the Company’s Senior Vice President, in accordance with the terms of the Plan. The shares granted to Messrs. Eissa and Spinner were valued at $3.00 per share and vest as follows: 50,000 shares on February 15, 2008; 50,000 additional shares on February 15, 2009; 2,083 shares per month on the 15th day of each month thereafter beginning on March 15, 2009 through January 15, 2010; and 2,087 shares on February 15, 2010.
On March 30, 2007, the Company entered into Securities Purchase Agreements (“Purchase Agreements”) and completed a private placement with certain institutional and individual accredited investors and issued 5,000,000 shares of its Common Stock, par value $0.001 per share and warrants to purchase 2,500,000 shares of its Common Stock. Pursuant to the Purchase Agreements, the Company sold investment units (each, a “2007 Unit”) in the 2007 Private Placement at a per Unit purchase price equal to $2.25. Each 2007 Unit sold in the 2007 Private Placement consisted of one share of Common Stock and a Warrant to purchase one-half (1/2) of one share of Common Stock at an initial exercise price of $3.00 per share, subject to adjustment (“Warrant”). The gross proceeds from the 2007 Private Placement were $11,250,000. The Company’s Chairman and CEO Alvin H. Clemens purchased 1,000,000 2007 Units in the 2007 Private Placement.
In connection with the 2007 Private Placement, the Company paid the placement agents an aggregate placement fee equal of $787,500 plus the reimbursement of certain expenses in the amount of $42,500. The Company also issued to the placement agents Warrants (the “Placement Agent Warrants”) to purchase in the aggregate 350,000 shares of the Company’s Common Stock with an exercise price of $2.80 and exercisable from September 30, 2007 through March 30, 2010. The Company also incurred legal and other expenses in the amount of $65,240 in connection with the 2007 private placement.
The Company also agreed, pursuant to the terms of the Purchase Agreement, that for a period of 90 days after the effective date of the initial registration statement required to be filed by the Company under the Registration Rights Agreement entered into and between the Company and the 2007 Private Placement participants (the “Registration Rights Agreement”), the Company shall not, subject to certain exceptions, offer, sell, grant any option to purchase, or otherwise dispose of any equity securities or equity equivalent securities, including without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, capital stock and other securities of the Company.
The Purchase Agreement also provides a customary participation right, subject to exceptions and limitations, which provides for a designated investor to be able to participate in future financings for capital raising purposes occurring within two years of March 30, 2007 at a level based on such investor’s ownership percentage of the Company on a fully-diluted basis prior to such financing.

NOTE 11 — SHAREHOLDERS’ EQUITY (continued)
On October 1, 2007 the Company issued 739,913 shares of its Common Stock in connection with the Company’s acquisition of Atiam. See Note 5 —Acquisition of Atiam.
On December 15, 2007 the Company issued 75,000 unrestricted shares of its Common Stock to certain Directors of the Company in accordance with the Company’s Non Employee Director Compensation Plan, which were valued at $161,250 based on the $2.15 closing price of our Common Stock on the OTCBB on December 14, 2007.
Stock Options
In connection with the appointment of Warren V. Musser to the board of directors, on January 11, 2006, the Company granted him a ten-year option to purchase 250,000 shares of the Company’s common stock at an exercise price of $1.00 per share. The fair market value of this option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: dividend yield of 0%; expected volatility of 103%; risk-free interest rate of 4.5%; and, a term of five years. The Company valued these options at a fair market value of $193,264 and recorded stock-based compensation expense of $20,132 and deferred compensation of $173,132, the latter of which was amortized over the vesting period of one year.
On March 14, 2006, the board of directors of the Company adopted the Company’s Compensation Plan for Directors (the “Plan”), which was approved by the Company’s shareholders at the Company’s annual shareholders meeting held on November 2, 2006. An aggregate of 1,000,000 shares of the Company’s common stock have been reserved for issuance under the Plan in addition to any authorized and unissued shares of common stock available for issuance under the Company’s 2005 Non-Employee Directors Stock Option Plan (“2005 Directors Plan”). The purpose of the Plan is to provide a comprehensive compensation program to attract and retain qualified individuals to serve as directors. The Company is authorized to award cash fees and issue non-qualified stock options under the Plan. The Plan is administered by the Company’s board of directors or the compensation committee established by the board.
The Plan provides for the (i) one-time (a) payment of $250,000 to each non-employee director who serves as Vice Chairman of the board of directors (who is not also Chairman or Executive Chairman), $125,000 of which is payable upon the adoption of the Plan and $125,000 of which is payable in 12 equal monthly installments commencing on March 31, 2006 so long as such person remains a director and is serving in such capacity on the date of each such installment, and (b) grant of an additional option to purchase 425,000 shares of common stock to each non-employee director who is or has been appointed or elected as Vice Chairman of the board of directors (who is not also Chairman or Executive Chairman) on the later of the date of (x) such appointment or election, or (y) adoption of the Plan, which option shall vest and become exercisable as to one-half of the shares subject to the option six months from the date of grant, and one-half of the shares six months thereafter; (ii) the payment of $1,000 to each director for each special or committee meeting of the board of directors attended, in person or by telephone, as reimbursement of fees and expenses of attendance and participation by such director at such meeting; and (iii) an annual retainer of $1,000 payable to each director upon appointment as chairperson of a committee of the board of directors.

NOTE 11 — SHAREHOLDERS’ EQUITY (continued)
On March 14, 2006, the Company granted to Warren V. Musser, as Vice Chairman of the board of directors, an option to purchase 425,000 shares of the Company’s common stock at an exercise price of $2.70 per share. The fair market value of this option was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: dividend yield of 0%; expected volatility of 105%; risk-free interest rate of 4.5%; and, a term of five years. The Company valued these options at a fair market value of $896,542 and recorded stock-based compensation expense of $37,356 and deferred compensation of $859,186, the latter of which was amortized over the vesting period of one year.
The Plan also provides for (i) the automatic initial grant of an option to purchase 100,000 shares of common stock to each director who joins the Company’s board of directors, at an exercise price equal to the fair market value, as defined in the Plan, on the date of such election to the board, and (ii) the grant of an option to purchase 10,000 shares of common stock to each director reelected to the board, at an exercise price equal to the fair market value, as defined in the Plan, on the date of such reelection to the board, subject to vesting as follows: one-third of the shares issuable pursuant to the option shall be exercisable on the first anniversary of the date of grant, an additional one-third of the shares shall be exercisable on the second year anniversary of the date of grant, and the remaining one-third of the shares shall be exercisable on the third anniversary of the date of grant. Upon removal without cause, or upon a “change of control” (as defined in the 2005 Directors Plan), all options shall vest and become immediately exercisable. The term of each option under the Plan is five years.
On April 3, 2006, in connection with the Merger, HBDC II, Inc., a wholly-owned subsidiary of the Company, entered into a two-year employment agreement with Mr. Spinner, which provided that Mr. Spinner receive an option to purchase an aggregate of 150,000 shares of common stock at an exercise price of $3.50 per share. See Note 2 — ISG Acquisition.
On April 10, 2006, in connection with the acquisition of HealthPlan Choice, HBDC II, Inc. entered into a two-year employment agreement with Mr. Priester, which provided that Mr. Priester receive an option to purchase an aggregate of 50,000 shares of common stock at an exercise price of $3.10 per share. See Note 3 — HealthPlan Choice Asset Purchase.
On April 27, 2006, the board of directors approved the grant of stock options to each of L.J. Rowell, C. James Jensen and Sanford Rich, who are all non-employee members of the board of directors (the “Director Options”). Messrs Rowell, Jensen and Rich each received nonqualified options to purchase 200,000 shares of common stock with a term of ten years at an exercise price of $3.60 per share. Forty percent (40%) of the Director Options will be exercisable on the date of grant; thirty percent (30%) on the first anniversary of the date of grant; and the remaining thirty percent (30%) in 12 equal increments at the end of each calendar month thereafter. These Director Options were approved by the Company’s shareholders at the Company’s annual shareholders meeting held on November 2, 2006. The fair market value of these option grants was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: dividend yield of 0%; expected volatility of 113%; risk-free interest rate of 4.66%; and, a term of five years. The Company valued these options at a fair market value of $1,761,973 and recorded stock-based compensation expense of $117,465 and deferred compensation of $1,644,509, the latter of which will be amortized over the vesting period of 2.75 years.
On April 27, 2006, the Company’s board of directors adopted the Health Benefits Direct Corporation 2006 Omnibus Equity Compensation Plan, (“Omnibus Plan”). The purpose of the Omnibus Plan is to attract, retain and motivate the employees, non-employee members of the board of directors and consultants of the Company and its subsidiaries and to focus their efforts on the long-term enhancement of stockholder value.

NOTE 11 — SHAREHOLDERS’ EQUITY (continued)
The Health Benefits Direct Corporation 2005 Incentive Stock Plan (“2005 Stock Plan”), the 2005 Directors Plan and the Health Benefits Direct Corporation Compensation Plan for Directors (the “Directors Compensation Plan”) (the 2005 Stock Plan, 2005 Directors Plan and Directors Compensation Plan, collectively, the “Prior Plans”) will be merged with and into the Omnibus Plan as of the effective date of the Omnibus Plan, and no additional grants will be made thereafter under the Prior Plans. Outstanding grants under the Prior Plans will continue in effect according to their terms as in effect before the Omnibus Plan merger (subject to such amendments as the board of directors determines, consistent with the Prior Plans, as applicable), and the shares with respect to outstanding grants under the Prior Plans will be issued or transferred under the Omnibus Plan. The effective date of the Omnibus Plan is April 27, 2006.
Key terms of the Plan are as follows:
The Omnibus Plan authorizes up to 6,000,000 shares of the Company’s common stock for issuance, subject to adjustment in certain circumstances. The maximum number of authorized shares includes shares to be issued or transferred pursuant to outstanding grants under the Prior Plans that are to be merged into the Omnibus Plan as of the effective date of the Omnibus Plan. The Omnibus Plan provides that the maximum aggregate number of shares of common stock that may be made with respect to grants, other than dividend equivalents, to any individual during any calendar year is 1,000,000 shares, subject to adjustment as described below. Grantees may not accrue dividend equivalents during any calendar year in excess of $1,000,000.
During 2006, the Company issued options to purchase 197,500 shares of the Company’s common stock to various employees at prices ranging from $2.55 to $3.60. These options will vest 25% on the first anniversary and an additional 25% on each anniversary thereafter.
During 2006, Alvin Clemens exercised an option to purchase 200,000 shares of the Company’s common stock and Paul Soltoff exercised an option to purchase 100,000 shares of the Company’s common stock each at an exercise price of $1 per share and the Company received $300,000 in aggregate.
During 2006, 426,232 options were forfeited, which included 225,000 options granted to Mr. Frohman and forfeited as a result of a separation agreement and 50,000 options to Mr. Priester, which were forfeited as a result of his resignation. See Note 15 — Restricted Cash, Commitments and Contingencies and Note 3 — HealthPlan Choice Asset Purchase. The remaining 151,232 options were forfeited as a result of the termination of the employment of various employees in accordance with the terms of the stock options.
On February 15, 2007, the Company and Daniel Brauser, the Company’s former Senior Vice President, entered into Amendment No. 1 (the “Brauser Amendment”) to Mr. Brauser’s Option dated November 10, 2005 (the “Brauser Option”). The Brauser Amendment was approved by the Company’s board of directors on February 15, 2007. Under the Option, Mr. Brauser has the right to purchase, at an exercise price of $2.50 per share, 500,000 fully-paid and non-assessable shares (the “Option Shares”) of the Company’s Common Stock.

NOTE 11 — SHAREHOLDERS’ EQUITY (continued)
Under the terms of the Brauser Option, the vesting schedule of the Brauser Option Shares was as follows: (a) 25% of the Brauser Option Shares on or after the first anniversary of the Brauser Option’s grant date; (b) 10,416 Brauser Option Shares on or after the last day of each month thereafter; and (c) 10,440 Brauser Option Shares on or after November 30, 2009. As of February 15, 2007, the Brauser Option was vested with respect to 145,832 Option Shares and remained unvested with respect to the remaining 354,168 Brauser Option Shares. The Amendment accelerates the vesting schedule of the Brauser Option Shares as follows: 25% of the Brauser Option Shares subject to the Brauser Option on the first anniversary of the Brauser Option’s date of grant; an additional 10,416 Brauser Option Shares on December 31, 2006; an additional 10,416 Brauser Option Shares on January 31, 2007; an additional 19,966 Brauser Option Shares on February 15, 2007; and an additional 30,382 Brauser Option Shares on the last day of each month thereafter beginning on February 28, 2007 through December 31, 2007.
The Amendment also provided that, in the event Mr. Brauser is removed as an officer or employee of the Company at any time on or before December 31, 2007, 100% of the Brauser Option Shares that are unexercisable as of the removal date will become fully vested upon such removal. Alternatively, in the event Mr. Brauser resigns as an employee of the Company at any time after June 30, 2007 but before December 31, 2007, 50% of the Brauser Option Shares that are unexercisable as of the resignation date will become exercisable upon such resignation.
Finally, the Amendment provides that, upon the termination of Mr. Brauser’s employment with the Company for any reason, the vested portion of the Brauser Option Shares as of the date of such termination will remain exercisable by Mr. Brauser for one year following such termination.
On September 10, 2007 the Company and Mr. Brauser entered into a Separation and Transitional Services Agreement, which among other things extended the exercisable period of Mr. Brauser’s exercisable options for an additional year. The Company recorded $106,925 of compensation expense as a result of the modification of Mr. Brauser’s options, which was valued as of September 10, 2007 using the Black-Scholes option-pricing model based on the following assumptions: expected volatility of 50%, risk free interest rate of 4.77%, expected life of 2 years and 0% assumed dividend yield.
On December 7, 2007 the Company and Mr. Frohman entered into an Amendment Agreement to the Separation Agreement, which among other things extended the exercisable period of Mr. Frohman’s exercisable options for an additional year and terminated all future severance payments from the Company to Mr. Frohman. The Company recorded $105,501 of compensation expense as a result of the modification of Mr. Frohman’s options, which was valued as of December 7, 2007 using the Black-Scholes option-pricing model based on the following assumptions: expected volatility of 48%, risk free interest rate of 3.32%, expected life of 1 year and 0% assumed dividend yield.
During 2007 the Company issued options to purchase 190,550 shares of Common Stock to various employees at prices ranging from $2.13 to $3.00. These options will vest one third on the first anniversary and an additional one third on each anniversary thereafter.
During 2007, 239,918 options were forfeited as a result of the termination of the employment of various employees in accordance with the terms of the stock options.
The Company recorded in salaries, commission and related taxes $1,377,880 and $2,070,831 pertaining to director and employee stock options in 2007 and 2006, respectively, exclusive of expense recorded pertaining to the modification of Mr. Frohman’s and Mr. Brauser’s options.

NOTE 11 — SHAREHOLDERS’ EQUITY (continued)
A summary of the Company’s outstanding stock options as of and for the years ended December 31, 2007 and 2006 are as follows:

	Number	Weighted
	Of Shares	Average	Weighted
	Underlying	Exercise	Average
	Options	Price	Fair Value

Outstanding at December 31, 2005	3,935,000	$1.89	$0.14
For the year ended December 31, 2006
Granted	1,672,500	2.91	2.35
Exercised	300,000	1.00	0.30
Forfeited	426,232	2.73	0.74

Outstanding at December 31, 2006	4,881,268	2.22	0.83

For the year ended December 31, 2007
Granted	190,550	2.83	1.41
Exercised	—	—	—
Forfeited	239,918	2.50	0.03

Outstanding at December 31, 2007	4,831,900	$2.23	$0.89

Outstanding and exercisable at December 31, 2007	3,597,764	$2.04	$0.75

The weighted average fair value of option grants are estimated as of the date of grant using the Black-Scholes option-pricing model based on the following assumptions:

	Stock Options Granted
	For the Year Ended	For the Year Ended
	December 31, 2007	December 31, 2007
Expected volatility	60%	111%
Risk-free interest rate	4.67%	4.61%
Expected life in years	5.0	5.0
Assumed dividend yield	0%	0%

NOTE 11 — SHAREHOLDERS’ EQUITY (continued)
The following information applies to options outstanding at December 31, 2007:

Options Outstanding				Options Exercisable
		Weighted
		Average	Weighted		Average
	Number of Shares	Remaining	Average		Weighted
Exercise	Underlying Options at	Contractual	Exercise	Number Exercisable	Exercise
Price	December 31, 2007	Life	Price	at December 31, 2007	Price
$1.00	1,550,000	7.9	$1.00	1,529,158	$1.00
2.13	15,000	4.9	2.13	—	—
2.30	5,000	4.6	2.30	—	—
2.50	1,787,500	6.2	2.50	1,110,481	2.50
2.55	25,000	3.5	2.55	—	—
2.62	20,000	4.0	2.62	5,000	2.62
2.70	475,000	3.3	2.70	425,000	2.70
2.95	45,000	3.3	2.95	11,250	2.95
3.00	111,900	4.4	3.00	—	—
3.50	150,000	8.3	3.50	62,500	3.50
$3.60	647,500	3.3	$3.60	454,375	$3.60

	4,831,900			3,597,764

As of December 31, 2007, there were 6,000,000 shares of our common stock authorized to be issued under the Plan of which 603,100 shares of our common stock remain available for future stock option grants.
The total intrinsic value of stock options granted during 2007 and 2006 was $268,675 and $3,930,375, respectively. The total intrinsic value of stock options outstanding and exercisable as of December 31, 2007 was $4,300,391 and $2,698,323, respectively.
Common Stock warrants
In January 2006, in connection with a private placement, the Company granted warrants to purchase an aggregate of 3,225,000 shares of common stock at an exercise price of $1.50 per share to investors and warrants to purchase an aggregate of 322,500 shares of common stock at an exercise price of $1.50 to the placement agent as compensation for services provided in connection with the private placement. All warrants issued in the private placement expire on the three-year anniversary of the date of issuance through January 2009.

NOTE 11 — SHAREHOLDERS’ EQUITY (continued)
In January 2006, in connection with a private placement and a Securities Contribution Agreement, dated September 9, 2005, by and among the Company, Marlin Capital Partners I, LLC, Scott Frohman, Charles Eissa, Platinum Partners II, LLC, and Dana Boskoff, the Company was obligated to issue to Dana Boskoff a warrant to purchase 50,000 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), at an exercise price of $1.50 per share, which shall vest immediately. The warrants expire on the three-year anniversary of the date of issuance.
During 2006, certain holders of the Company’s warrants exercised their warrants to purchase an aggregate of 450,000 shares of the Company’s common stock at an exercise price of $1.50 per share for an aggregate exercise price of $675,000.
In March 2007, in connection with the 2007 Private Placement, the Company issued warrants to purchase an aggregate of 2,500,000 shares of common stock at an exercise price of $3.00 per share to the participating investors in the 2007 Private Placement, which provides that the holder thereof shall have the right, at any time after March 30, 2007, but prior to the earlier of (i) ten business days’ after the Company has properly provided written notice to all such holders of a Call Event (as defined below) or (ii) the fifth anniversary of the date of issuance of the warrant, to acquire shares of Common Stock upon the payment of the exercise price. The Company also has the right, at any point after which the volume weighted average trading price per share of the Common Stock for a minimum of 20 consecutive trading days is equal to at least two times the Exercise Price per share, provided that certain other conditions have been satisfied to call the outstanding Warrants (a “Call Event”), in which case such Warrants will expire if not exercised within ten business days thereafter. The Warrants also include a cashless exercise and weighted average anti-dilution adjustment provisions for issuances of securities below the exercise price during the first two years following the date of issuance of the warrants, subject to customary exceptions.
Also in March 2007, in connection with the 2007 Private Placement, the Company issued to the placement agents warrants to purchase in the aggregate 350,000 shares of the Company’s Common Stock, which have an exercise price of $2.80 and are exercisable from September 30, 2007 through March 30, 2010.
During 2007, certain holders of the Company’s outstanding warrants exercised their warrants to purchase an aggregate of 300,000 shares of the Company’s common stock at an exercise price of $1.50 per share for an aggregate exercise price of $450,000.

NOTE 11 — SHAREHOLDERS’ EQUITY (continued)
A summary of the status of the Company’s outstanding stock warrants granted as of December 31, 2007 and changes during the period is as follows:

		Weighted
	Common	Average
	Stock	Exercise
	Warrants	Price

Outstanding at December 31, 2005	5,052,500	$1.50

For the year ended December 31, 2006
Granted	3,597,500	1.50
Exercised	450,000	1.50

Outstanding at December 31, 2006	8,200,000	1.50

For the year ended December 31, 2007
Granted	2,850,000	2.98
Exercised	300,000	1.50

Outstanding at December 31, 2007	10,750,000	$1.89

Exercisable at December 31, 2007	10,750,000	$1.89

Outstanding warrants at December 31, 2007 have a weighted average remaining contractual life of 1.8 years.
Registration Rights
On May 31, 2006, the Company entered into a License Agreement with Realtime Solutions Group, L.L.C. As consideration for the grant of the rights and licenses under the License Agreement, the Company upon delivery of the STP software and other materials will pay to Realtime a license fee in the form of 216,612 unregistered shares of our common stock. Concurrent with entering into the License Agreement the Company and Realtime Solutions Group, L.L.C entered into a Registration Rights Agreement that provides for piggyback registration rights for to be issued shares.

NOTE 11 — SHAREHOLDERS’ EQUITY (continued)
On March 30, 2007 and in connection with 2007 Private Placement, the Company and the participating investors entered into a Registration Rights Agreement (the “Registration Rights Agreement”). Under the terms of the Registration Rights Agreement, the Company agreed to prepare and file with the Commission, as soon as possible but in any event within 30 days following the later of (i) the date the Company is required to file with the Commission its Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006, or (ii) the date of the Registration Rights Agreement, a registration statement on Form SB-2 covering the resale of the shares and the warrant shares collectively, the “Registrable Securities”). Subject to limited exceptions, the Company also agreed to use its reasonable best efforts to cause the registration statement to be declared effective under the Securities Act of 1933 as amended (the “Securities Act”) as soon as practicable and agreed to use its reasonable best efforts to keep the registration statement effective under the Securities Act until the date that is two years after the date that the registration statement is declared effective by the Commission or such earlier date when all of the Registrable Securities covered by the Registration Statement have been sold or may be sold without volume restrictions pursuant to Rule 144(k) promulgated under the Securities Act. The Registration Rights Agreement also provides for payment of partial damages to the 2007 Private Placement investors under certain circumstances relating to failure to file or obtain or maintain effectiveness of the registration statement, subject to adjustment.
In connection with the 2007 Private Placement, the Company issued to the placement agents the Placement Agent Warrants. Under the terms of the Registration Rights Agreement, the holders of the Placement Agent Warrants have certain “piggyback” registration rights for the shares of Common Stock underlying the Placement Agent Warrants (the “Placement Agent Warrant Shares”).
On May 2, 2007, the Company and Alvin H. Clemens entered into a Waiver of Registration Rights Agreement whereby Mr. Clemens agreed to waive his registration rights for the 500,000 warrants that he purchased in the 2007 Private Placement until the later of 60 days following the sale of substantially all of the shares he purchased in the 2007 Private Placement or six months following the effectiveness of the registration statement filed in connection with the 2007 Private Placement. On May 10, 2007, the Company and Mr. Clemens entered into a Consent and Waiver of Registration Rights Agreement whereby Mr. Clemens and the Company consented to the filing of an amendment to the registration statement filed in connection with the 2007 Private Placement to remove the 1,000,000 shares of Common Stock that Mr. Clemens purchased in the 2007 private placement from the registration statement until the six months following the effectiveness of such registration statement.
On June 1, 2007, the Commission declared effective the Company’s Registration Statement on Form SB-2 filed with the Commission on May 2, 2007 as amended.
In connection with the Bilenia Agreement, the Company and CCCC entered into the Bilenia Registration Rights Agreement. In connection with the Atiam Merger Agreement, the Company and Shareholders also entered into a Registration Rights Agreement (the “Shareholder Registration Rights Agreement”). See Note 5 — Atiam Acquisition.

Note 12 — CAPTIAL LEASE OBLIGATIONS
The Company’s Atiam Business Segment entered into several capital lease obligations during 2007 to purchase equipment used for operations. The Company has the option to purchase the equipment at the end of the lease agreement for one dollar. The underlying assets and related depreciation were included in the appropriate fixed asset category, and related depreciation account.
Property and equipment includes the following amounts for leases that have been capitalized as of December 31, 2007:

	Useful Life (Years)

Computer equipment and software	3	$60,815

Less accumulated depreciation		(4,125)

		$56,690

Future minimum payments required under capital leases at December 31, 2007 are as follows:

2008	$21,381
2009	21,381
2010	20,134
2011	10,465
2012	—

Total future payments	73,361
Less amount representing interest	14,413

Present value of future minimum payments	58,948
Less current portion	14,707

Long-term portion	$44,241

NOTE 13 — INCOME TAXES
The Company has net operating losses for federal income tax purposes of approximately $14,900,000 at December 31, 2007 which will begin to expire in 2025. The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” “SFAS 109”. SFAS 109 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and the tax basis of assets and liabilities, and for the expected future tax benefit to be derived from tax losses and tax credit carry forwards. SFAS 109 additionally requires the establishment of a valuation allowance to reflect the likelihood of realization of deferred tax assets. Internal Revenue Code Section 382 places a limitation on the amount of taxable income that can be offset by carry forwards after a change in control (generally greater that a 50% change in ownership).
The table below summarizes the differences between the Company’s effective tax rate and the statutory federal rate as follows for the periods ended December 31, 2007 and 2007:

	2007	2006
Computed “expected” benefit	$(4,953,699)	$(4,888,738)
State tax benefit, net of federal effect	(424,603)	(419,035)
Amortization of ISG assets	489,211	488,933
Other permanent differences	13,737	13,207
Increase in valuation allowance	4,875,354	4,805,633

	$—	$—

Deferred tax assets and liabilities are provided for significant income and expense items recognized in different years for tax and financial reporting purposes. The components of the net deferred tax assets for the years ended December 31, 2007 and 2006 were as follows:

	2007	2006
Deferred tax assets:
Net operating loss carry forward	$5,668,883	$2,558,804
Unearned commission advances	3,211,222	1,958,944
Stock option and other compensation expense	1,431,623	962,192
All Other	411,434	126,209

Total deferred tax asset	10,723,162	5,606,149
Deferred tax liabilities:
Depreciation	(37,196)	(55,722)
Software development costs	(372,979)	(112,794)

Net deferred tax asset	10,312,987	5,437,633

Less: Valuation allowance	(10,312,987)	(5,437,633)

	$—	$—

The Company fully reserved the net deferred tax asset due to the fact that it is still operating within its initial period as a C Corporation and substantial uncertainty exists as to the utilization of any of its deferred tax assets in future periods. The valuation allowance was increased by $4,875,354 from the prior year.

NOTE 14 — DEFINED CONTRIBUTION 401(k) PLAN
The Company implemented a 401(k) plan on January 1, 2007. Eligible employees contribute to the 401(k) Plan. Employees become eligible after attaining age 19 and after 6 months of employment with the Company. The employee may become a participant of the 401(k) plan on the first day of the month following the completion of the eligibility requirements. Effective January 1, 2007 the Company implemented a elective contribution to the Plan of 25% of the employee’s contribution up to 4% of the employee’s compensation (the “Contribution”). The Contributions are subject to a vesting schedule and become fully vested after one year of service, retirement, death or disability, whichever occurs first. The Company made contributions of $73,236 for the year ended December 31, 2007.
NOTE 15 — RESTRICTED CASH, COMMITMENTS AND CONTINGENCIES
Employment and Separation Agreements
On December 7, 2006, Scott Frohman resigned as our Chief Executive Officer and as one of our directors and Alvin H. Clemens, our Executive Chairman, was appointed as our Chief Executive Officer. In connection with Mr. Frohman’s resignation, we and Mr. Frohman entered into a separation agreement dated December 7, 2006 (the “Separation Agreement”).
Under the Separation Agreement, Mr. Frohman’s employment with us ceased to be effective on December 7, 2006. The Separation Agreement provides for the resolution of all matters with respect to Mr. Frohman’s employment, including all obligations to Mr. Frohman under his employment agreement with us dated as of October 10, 2005, with respect to his outstanding options to purchase shares of our common stock and with respect to any other similar amounts or benefits payable to Mr. Frohman pursuant to the employment agreement or otherwise.
The Separation Agreement provides for the payment to Mr. Frohman of his current monthly salary for a period of 18 months, less taxes, in satisfaction of all obligations under the employment agreement, and in recognition that a material portion is in consideration of Mr. Frohman’s confidentiality, non-competition and non-solicitation obligations. In addition, Mr. Frohman will receive (i) a lump sum payment equal to $21,525 for four weeks of accrued but unused vacation, less $8,075 for certain business expenses and (ii) payment of, or reimbursement for, monthly COBRA premiums for a period of 18 months following the separation date. The Separation Agreement further provides that upon his termination of employment, Mr. Frohman’s option to purchase 600,000 shares of our common stock, exercisable at $2.50 per share and originally granted on November 10, 2005, will become vested as to 375,000 shares (150,000 of which were already vested and 225,000 of which became vested on December 7, 2006). These 375,000 shares shall remain exercisable by Mr. Frohman for one year following the separation date. The option will terminate with respect to the remaining 225,000 shares that will not become vested under the separation agreement.
Certain of Mr. Frohman’s shares of our common stock (1,566,007 shares) were locked up until November 23, 2007 under the terms of a lock-up agreement with us, dated as of November 23, 2005. A portion of Mr. Frohman’s shares (1,191,006 shares) and his option to acquire 375,000 shares of our common stock have since been released from the lock-up agreement. Under the separation agreement, Mr. Frohman has agreed that the released securities will remain subject to general lock-up terms for a period of 18 months following the separation date, subject to certain exceptions as set forth in the separation agreement.

NOTE 15 — RESTRICTED CASH, COMMITMENTS AND CONTINGENCIES (continued)
The separation agreement also provides for mutual non-disparagement by Mr. Frohman and us. Mr. Frohman also is subject to confidentiality, non-competition, non-solicitation and no-hire provisions under the Separation Agreement.
The Company estimated the future value of the payments under the Separation Agreement to be $389,119 and recorded an expense charge and liability for that amount as of December 31, 2006.
On April 5, 2007, we entered into a new Consent and Lock-Up Agreement with Mr. Frohman, which superseded a lock-up agreement with us. Under the new lock-up arrangement, we consented to the release from lock-up of 1,300,000 shares out of 1,566,007 shares of our common stock held by Mr. Frohman that were locked up in our favor until June 7, 2008 pursuant to Mr. Frohman’s Separation Agreement. We consented to this release in consideration for a lock-up until May 23, 2008 by Mr. Frohman in favor of us of 50% of Mr. Frohman’s remaining 1,566,007 shares of Common Stock (or securities exercisable for or convertible into shares of Common Stock) that were otherwise locked up until November 23, 2007 under Mr. Frohman’s prior Lock-Up Agreement with us. Prior to this Consent and Lock-up Agreement, the lock-up restrictions in the Separation Agreement allowed Mr. Frohman to sell or otherwise transfer up to 50,000 shares of the 1,300,000 shares in any given month. Under the new lock-up arrangement, Frohman will not be entitled to transfer any 50,000 monthly tranches of shares until on or after July 5, 2007 as these transfers relate to the 259,007 shares of that were not released from lock-up under the new lock-up arrangement.
On May 1, 2007, we entered into an Amendment to Consent and Lock-Up Agreement with Mr. Frohman. Under the Amendment to the Consent and Lock-Up Agreement, we consented to the release from lock-up of 200,000 shares that were locked up until July 5, 2007 under the Consent and Lock-Up Agreement. In consideration for this release, Mr. Frohman agreed that 200,000 shares of Common Stock that were locked up until November 23, 2007 under the Lock-Up Agreement between us and Mr. Frohman dated November 23, 2005 would continue to be locked up until February 21, 2008.
On December 7, 2007, we entered into an Amendment Agreement to the Separation Agreement with Mr. Frohman. Under this agreement, Mr. Frohman agreed to forego any rights he had to receive the approximately 6 remaining months of severance to which he was entitled under the Separation Agreement in consideration for our extension of the post-termination exercise period of Mr. Frohman’s option to purchase 375,000 shares of Common Stock for an additional year. According to this agreement, if the closing bid price of the Common Stock on any trading following December 7, 2007 is $5.00 or more, Mr. Frohman shall be obligated to exercise the option within five business days of such trading date. If Mr. Frohman fails to exercise any or all of the options, the options will terminate within five business days of the trading date with regard to the unexercised shares.
On September 10, 2007, the Company and Mr. Brauser entered into a separation agreement dated September 10, 2007 (the “Brauser Separation Agreement”). Under the Brauser Separation Agreement, Mr. Brauser’s employment with us ceased to be effective on September 10, 2007 and provides for the resolution of all matters with respect to Mr. Brauser’s employment, including all obligations to Mr. Brauser under his employment agreement with us dated as of November 10, 2005, with respect to his outstanding options to purchase shares of our common stock and with respect to any other similar amounts or benefits payable to Mr. Brauser pursuant to the employment agreement or otherwise.

NOTE 15 — RESTRICTED CASH, COMMITMENTS AND CONTINGENCIES (continued)
The Separation Agreement provides for the payment to Mr. Brauser of his current monthly salary for a period of 12 months, less taxes, in satisfaction of all obligations under the employment agreement. In addition, Mr. Brauser will receive payment of, or reimbursement for, monthly COBRA premiums for a period of 12 months following the separation date. The Separation Agreement further provides that upon his termination of employment, Mr. Brauser’s option to purchase 500,000 shares of our common stock, exercisable at $2.50 per share and originally granted on November 10, 2005, will become fully vested and shall remain exercisable by Mr. Brauser for two years following the separation date.
Marketing and Operating Commitments
The Company has marketing commitments to spend approximately $240,000 for direct response TV advertising during 2008.
Restricted Cash and Operating Leases
Effective during the first quarter of 2007, the letters of credit pertaining to the lease for our Florida office and our New York office were collateralized in the form of a money market account, which as of December 31, 2007 had a balance of $1,150,000. This money market account is on deposit with the issuer of the letters of credit and is classified as restricted cash on the Company’s balance sheet. The terms of the money market account allow the Company to receive interest on the principal but prohibits the Company from withdrawing the principal for the life of the letters of credit.
The Company leases 3 automobiles for the personal and business use by the Company’s employees, which are leased in the name of ISG and personally guaranteed by Mr. Ivan Spinner. None of the 3 automobiles are used by Mr. Spinner and Mr. Spinner receives no compensation pertaining to these leases or his personal guarentee. The aggregate payments for these leases are $2,826 per month.
The Company leases certain real and personal property under non-cancelable operating leases. Rent expense was approximately $1,710,010 and $1,074,995 for 2007 and 2006, respectively.

NOTE 15 — RESTRICTED CASH, COMMITMENTS AND CONTINGENCIES (continued)
Future minimum payments required under operating leases, severance and employment agreements and service agreements at December 31, 2007 are as follows:

2008	$2,032,428
2009	1,575,729
2010	1,535,233
2011	1,419,314
2012	1,252,578
thereafter	4,097,896

Total	$11,913,178

License Agreement With Realtime Solutions Group
On May 31, 2006, the Company entered into a Software and Services Agreement (the “License Agreement”) with Realtime Solutions Group, L.L.C. (“Realtime”), under which Realtime granted the Company a worldwide, transferable, non-exclusive, perpetual and irrevocable license to use, display, copy, modify, enhance, create derivate works within, and access Realtime Solutions Group’s Straight Through Processing software (“STP”) and all associated documentation, source code and object code, for use in the marketing, promotion and sale of health benefits or insurance products.
As consideration for the grant of the rights and licenses under the License Agreement, the Company paid to Realtime a $10,000 nonrefundable cash deposit and upon delivery of the STP software and other materials the Company will pay a license fee in the form of 216,612 unregistered shares of our common stock. Concurrent with entering into the License Agreement, HBDC and Realtime entered into a Registration Rights Agreement that provides for piggyback registration rights for the to be issued shares.
The Company may unilaterally terminate the License Agreement, with or without cause, at any time on 30 calendar day prior written notice to Realtime. The license rights in the software granted under the License Agreement survive any termination of the License Agreement in perpetuity.
As of December 31, 2007 the Company has not taken delivery of the STP software or issued Common Stock in connection with the License Agreement.
NOTE 16 — SEGMENT INFORMATION
The Company derives the results of the business segments directly from its internal management reporting system. The accounting policies the Company uses to derive business segment results are substantially the same as those the consolidated company uses. Business segment results are presented net of inter-segment amounts. Management measures the performance of each business segment based on several metrics, including earnings from operations. Management uses these results, in part, to evaluate the performance of, and to assign resources to, each of the business segments.

NOTE 16 — SEGMENT INFORMATION (continued)
Selected operating results information for each business segment was as follows for the following fiscal years ended December 31:

		For the Year			For the Year
	Ended December 31, 2007			Ended December 31, 2006
	Telesales	Atiam	Total	Telesales	Atiam	Total
Revenue	$19,568,722	$1,141,028	$20,709,750	$12,240,101	—	$12,240,101

Gain (loss) from operations	$(14,525,531)	$197,490	$(14,328,041)	$(14,311,375)	—	$(14,311,375)

Total assets	$12,492,539	$3,802,117	$16,294,656	$12,237,452	—	$12,237,452
NOTE 17 — SUBSEQUENT EVENTS
Issuance of Unrestricted Common Stock to Directors.
On January 3, 2008 the Company granted 75,000 shares of unrestricted Common Stock to its directors in accordance with the Company’s Non Employee Director Compensation Plan, which was valued in aggregate at $139,500 based on the closing price per share ($1.82) of Common Stock on the Over the Counter Bulletin Board on the date of grant.
Closure of New York Sales Office and Associated Reduction in Staffing
During the first quarter of 2008 the Company closed its sales office located in New York. The New York office accounted for approximately 20% of the Company’s sales activity for the year ended December 31, 2007. The Company also reduced sales and sales support staff in its Florida office. Management believes the closure of the New York sales office and the other staff reductions in Florida will result in the reduced expenses in excess of reduced revenue.
As a result of the closure, the Company terminated 47 employees, including 34 agents. The Company also eliminated 16 positions vacated subsequent to December 31, 2007, which included 8 agents.
The Company has not completed a determination of the impairment of long term assets as a result of the closure. The long term assets, which may be impaired, include property and equipment net of depreciation of approximately $290,000. The Company anticipates completing an impairment determination during the first quarter of 2008.

NOTE 17 — SUBSEQUENT EVENTS
Issuance of Common Stock and Warrants
On March 31, 2008, the Company entered into a Securities Purchase Agreement (the “2008 Purchase Agreement”) with certain institutional and individual accredited investors (collectively, the “2008 Investors”), whereby the Company has agreed to complete a private placement (the “2008 Private Placement”) of an aggregate of 6,250,000 shares of its Common Stock, par value $0.001 per share, and warrants to purchase 6,250,000 shares of its Common Stock. Pursuant to the 2008 Purchase Agreement, the Company has agreed to sell investment units (each, a “2008 Unit”) in the 2008 Private Placement at a per 2008 Unit purchase price equal to $0.80. Each 2008 Unit sold in the 2008 Private Placement will consist of one share of Common Stock and a Warrant to purchase one share of Common Stock at an initial exercise price of $0.80 per share, subject to adjustment (the “2008 Warrant”). The closing of the 2008 Private Placement occurred on March 31, 2008 and the Company received $5,000,000, which represented the total gross proceeds from the 2008 private placement.
The 2008 Warrants provide that the holder thereof shall have the right, at any time after March 31, 2008 but prior to the earlier of (i) ten business days’ after the Company has properly provided written notice to all such holders of a 2008 Call Event (as defined below) or (ii) the fifth anniversary of the date of issuance of the 2008 Warrant, to acquire shares of Common Stock upon the payment of $0.80 per Warrant Share (the “2008 Exercise Price”). The Company also has the right, at any point after which the volume weighted average trading price per share of the Common Stock for a minimum of 20 consecutive trading days is equal to at least two times the 2008 Exercise Price per share, provided that certain other conditions have been satisfied to call the outstanding 2008 Warrants (a “2008 Call Event”), in which case such 2008 Warrants will expire if not exercised within ten business days thereafter. The 2008 Warrants also include weighted average anti-dilution adjustment provisions for issuances of securities below $0.80 during the first two years following the date of issuance of the 2008 Warrants, subject to customary exceptions.
In connection with the signing of the 2008 Purchase Agreement, the Company and the 2008 Investors also entered into a Registration Rights Agreement (the “2008 Registration Rights Agreement”). Under the terms of the 2008 Registration Rights Agreement, the Company agreed to prepare and file with the Commission, as soon as possible but in any event within 30 days following the later of (i) the date the Company is required to file with the Commission its Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007, or (ii) the date of the Registration Rights Agreement, a registration statement on Form S-1 (the “2008 Registration Statement”) covering the resale of the Shares and the Warrant Shares collectively, the “2008 Registrable Securities”). Subject to limited exceptions, the Company also agreed to use its reasonable best efforts to cause the 2008 Registration Statement to be declared effective under the Securities Act of 1933 as amended (the “Securities Act”) as soon as practicable but, in any event, no later than 90 days following the date of the 2008 Registration Rights Agreement (or 150 days following the date of the 2008 Registration Rights Agreement in the event the 2008 Registration Statement is subject to review by the Commission), and agreed to use its reasonable best efforts to keep the 2008 Registration Statement effective under the Securities Act until the date that all of the 2008 Registrable Securities covered by the 2008 Registration Statement have been sold or may be sold without volume restrictions pursuant to Rule 144(b)(i)) promulgated under the Securities Act. The 2008 Registration Rights Agreement also provides for payment of partial damages to the Investors under certain circumstances relating to failure to file or obtain or maintain effectiveness of the 2008 Registration Statement, subject to adjustment.

Part II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 24. Indemnification of Directors and Officers.
     Section 145 of the Delaware General Corporation Law provides, in general, that a corporation incorporated under the laws of the State of Delaware, such as us, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses.
     Our certificate of incorporation and bylaws provide that we will indemnify our directors, officers, employees and agents to the extent and in the manner permitted by the provisions of the Delaware General Corporation Law, as amended from time to time, subject to any permissible expansion or limitation of such indemnification, as may be set forth in any shareholders’ or directors’ resolution or by contract. We also have director and officer indemnification agreements with each of our executive officers and directors which provide, among other things, for the indemnification to the fullest extent permitted or required by Delaware law, provided that such indemnitee shall not be entitled to indemnification in connection with any “claim” (as such term is defined in the agreement) initiated by the indemnitee against us or our directors or officers unless we join or consent to the initiation of such claim, or the purchase and sale of securities by the indemnitee in violation of Section 16(b) of the Exchange Act.
     Pursuant to Director and Officer Indemnification Agreements entered into with each of our directors and officers, we have agreed to indemnify each of our directors and officers to the fullest extent of the law permitted or required by the State of Delaware.
Item 25. Other Expenses of Issuance and Distribution
The expenses payable by us in connection with this registration statement are estimated as follows:

SEC Registration Fee	$399

Accounting Fees and Expenses	5,000

Legal Fees and Expenses	35,000

Printing Fees and Expenses	10,000

Miscellaneous	0

Total	$50,399

Item 26. Recent Sales of Unregistered Securities
     During the last three years, we have issued the following securities that were not registered under the Securities Act:
•	During 2005 and prior to the merger that resulted in our current public company structure:
•	Scott Frohman, our former Chief Executive Officer and director, advanced to us a total of $191,000, accruing interest at 5% annually, payable upon the demand of Mr. Frohman. Of this amount, $95,000 was repaid out of the net proceeds of our private placement and $96,000 was converted into shares of our common stock at a price of $1.00 per share upon the closing of the private placement.

•	Charles A. Eissa, our President and director, advanced to us a total of $73,000, accruing interest at 5% annually, payable upon the demand of Mr. Eissa. Of this amount, $49,000 was repaid out of the net proceeds of our private placement and $24,000 was converted into shares of our common stock at a price of $1.00 per share upon the closing of the private placement.

•	Marlin Capital Partners I, LLC advanced to us a total of $334,400, accruing interest at 5% annually, payable upon the demand of Marlin Capital Partners I, LLC. Of this amount, $167,200 was repaid out of the net proceeds of our private placement and $167,200 was converted into shares of our common stock at a price of $1.00 per share upon the closing of the private placement.
•	In September 2005, Alvin H. Clemens, our Co-Chairman and former CEO, purchased 300,000 shares of our common stock and a five-year warrant to purchase an additional 75,000 shares of our common stock at an exercise price of $1.50 per share in a private offering, for an aggregate purchase price of $225,000. In connection with the purchase of these securities, Mr. Clemens was granted “piggy back” registration rights with regard to the shares and the shares underlying the warrants.

•	In December 2005, we entered into a consulting agreement with Alliance Advisors, LLC to provide certain financial and public relations consulting services, approved by our board of directors on January 12, 2006. Pursuant to the consulting agreement, Alliance Advisors, LLC would develop, implement, and maintain an ongoing system with the general objective of expanding awareness of us among stockholders, analysts, micro-cap fund managers, market makers, and financial and trade publications for a 12 month term. In consideration for the services to be provided by Alliance Advisors, LLC, we agreed to pay Alliance Advisors, LLC a monthly fee of $8,300 and issued 100,000 shares of common stock to Alliance Advisors, LLC.

•	In January 2006, we completed a private placement under which we issued 14,700,000 shares of our common stock and warrants to purchase 7,350,000 shares of our common Stock. We sold an aggregate of 295 units to accredited investors in the private placement. Each unit sold in the private placement consisted of 50,000 shares of our common stock and a detachable transferable warrant to purchase 25,000 shares of our common stock. Keystone Equities Group, L.P. acted as the placement agent in connection with this private placement and received, as compensation, a total cash fee of $558,000 (4% of the gross proceeds), and warrants to purchase an aggregate of 735,000 shares (5% of the shares sold in the private placement) of our common stock at an exercise price of $1.50 per share. Warren V. Musser acted as an advisor to the Company in connection with the private placement. In his role as an advisor, Mr. Musser did not solicit investors to make an investment in the Company, make any recommendations to individuals regarding an investment in the Company or provide any analysis or advice regarding an investment in the Company. Mr. Musser received as compensation for his services a total cash fee of $325,000 and warrants to purchase 440,000 shares of our common stock at an exercise price of $1.50 a share. We realized gross proceeds of $14,700,000 from the private placement.

•	In April 2006, we and our wholly-owned subsidiary, ISG Merger Acquisition Corp., a Delaware corporation, or the Merger Sub, entered into a merger agreement with Insurance Specialist Group Inc., or ISG, and Ivan M. Spinner, pursuant to which, among other things, the Merger Sub merged with and into ISG. As consideration for the merger, we made a cash payment of $920,000 and issued 1,000,000 shares of our common stock to Mr. Spinner, the sole stockholder of ISG, in exchange for all of the outstanding stock of ISG. In connection with this merger, we entered into an employment agreement with Mr. Spinner, under which he was appointed as senior vice president of HBDC II, LLC. Mr. Spinner’s employment as our senior Vice President terminated on March 28, 2008.

•	In April 2006, our wholly-owned subsidiary, HBDC II, Inc., entered into an Asset Purchase Agreement with Healthplan Choice, Inc. and Horace Richard Priester III, pursuant to which among other things, HBDC II, Inc. acquired all of the operating assets of Healthplan Choice, Inc. As consideration for the asset purchase, we made a cash payment of $100,000 and issued 80,000 shares of our common stock to Mr. Priester.

•	In May 2006, we and Insurint Corporation, our wholly-owned subsidiary, entered into a software and services agreement with Realtime, under which Realtime granted to Insurint Corporation a worldwide, transferable, non-exclusive, perpetual and irrevocable license to use, display, copy, modify, enhance, create derivate works within, and access Realtime’s Straight Through Processing software and all associated documentation, source code and object code, for use in the marketing, promotion and sale of health benefits or insurance products. As consideration for the grant of the rights and licenses to Insurint Corporation under the agreement, we agreed to pay Realtime a license fee in the form of 216,612 unregistered shares of our common stock upon the later delivery of the licensed software and related materials.

•	On July 17, 2006, we entered into an Internet Domain Name Purchase and Assignment Agreement with Dickerson Employee Benefits, or Dickerson, to purchase the Internet domain name www.healthbenefitsdirect.com. As consideration for the Internet Domain Name Purchase and Assignment Agreement, we made a cash payment of $50,000 and issued 50,000 shares of our unregistered common stock to Dickerson.

•	On March 30, 2007, we completed a private placement of an aggregate of 5,000,000 shares of our common stock and warrants to purchase 2,500,000 shares of our common stock to certain institutional and individual accredited investors. We sold 5,000,000 investment units in the private placement at a per unit purchase price equal to $2.25 for gross proceeds to us of $11.25 million. These sales were made pursuant to a Securities Purchase Agreement that we entered into with certain institutional and individual accredited investors, effective as of March 30, 2007. Mr. Clemens, our Co-Chairman and former CEO, purchased 1.0 million units in the private placement. Each unit sold in the private placement consisted of one share of our common stock and a warrant to purchase one-half (1/2) of one share of common stock at an exercise price of $3.00 per share, subject to adjustment. In connection with the private placement, we also issued to Oppenheimer & Co. Inc., Sanders Morris Harris Inc. and Roth Capital Partners, as partial consideration for acting as placement agents, warrants to purchase in the aggregate 350,000 shares of our common stock at an exercise price of $2.80 per share.

•	On October 1, 2007, we acquired Atiam Technologies, L.P., or Atiam, pursuant to an Agreement and Plan of Merger, whereby System Consulting Associates, Inc., or SCA, the majority owner of Atiam, was merged with and into one of our subsidiaries. We paid an aggregate amount of $2,000,000 for all outstanding shares of capital stock of SCA, which amount consisted of $850,000 in cash and a total of 515,697 unregistered shares of our common stock, which number of shares had a value of $1,150,000 based on the average closing price per share ($2.23) of our common stock on the OTCBB on the five consecutive trading days preceding the closing date of the acquisition.

•	Immediately prior to the closing of the merger with SCA, we also entered into an Agreement to Transfer Partnership Interests with the former partners of BileniaTech, L.P., or Bilenia, whereby one of our subsidiaries purchased all of the outstanding general and limited partnership interests of Atiam owned by Bilenia, the minority owner of Atiam. We paid a total of $1,000,000 to the former partners of Bilenia for the Atiam partnership interests, which amount consisted of $500,000.00 in cash and 224,216 unregistered shares of our common stock, which number of shares had an aggregate value of $500,000 based on the average closing price per share ($2.23) of Company Common Stock on the OTCBB on the five consecutive trading days preceding the closing date of the acquisition.

•	In connection with each of the acquisitions, we entered into Registration Rights Agreements with each of the former shareholders of SCA and with Computer Command and Control Company, one of the former partners of Bilenia. Under the terms of these Registration Rights Agreements, we granted to the former shareholders of SCA and to Computer Command and Control Company “piggy back” registration rights with regard to the shares that were issued to them.

•	On March 31, 2008, we completed a private placement of an aggregate of 6,250,000 shares of our common stock and warrants to purchase 6,250,000 shares of our common stock to certain institutional accredited investors. We sold 6,250,000 investment units in the private placement at a per unit purchase price equal to $0.80 for gross proceeds to us of $5.0 million. These sales were made pursuant to two Securities Purchase Agreements, in substantially similar form, that we entered into with certain institutional accredited investors, effective as of March 31, 2008. Each unit sold in the private placement consisted of one share of our common stock and a warrant to purchase one share of our common stock at an exercise price of $0.80, subject to adjustment.
     No underwriters were involved in the above sales of securities. The securities described above in this Item 26 were issued to investors in the United States in reliance on the exemption from the registration requirements of the Securities Act, as set forth in Section 4(2) under the Securities Act and/or Rule 506 of Regulation D promulgated under the Securities Act relative to sales by an issuer not involving any public offering.
     During the last three fiscal years, we also have issued the following securities that were not registered under the Securities Act:
•	As of April 15, 2008, we had granted, pursuant to our 2006 Omnibus Equity Compensation Plan, Directors Compensation Plan, 2005 Incentive Stock Plan and 2005 Non-Employee Director Stock Option Plan, options to purchase a total of 6,368,050 shares of common stock at a weighted average exercise price of $2.09 per share. Also as of April 15, 2008, we had granted, pursuant to our 2006 Omnibus Equity Compensation Plan, 265,000 restricted shares of common stock at a weighted average per share price of $2.96 per share. For a more detailed description of our 2006 Omnibus Equity Compensation Plan, Directors Compensation Plan, 2005 Incentive Stock Plan and 2005 Non-Employee Director Stock Option Plan, see “Executive Compensation.” The issuance of stock options and the common stock issuable upon the exercise of such options as described in this Item 26 were issued pursuant to written compensatory plans or arrangements with the registrant’s employees, directors and consultants, in reliance on the exemption provided by Rule 701 under the Securities Act.

Item 27. Exhibits.
The following is a list of exhibits filed as part of this registration statement. Where so indicated by footnote, exhibits that were previously filed are incorporated by reference. For exhibits incorporated by reference, the location of the exhibit in the previous filing is indicated.

Exhibit
Number	Description

2.1	Agreement and Plan of Merger, dated November 23, 2005, among Darwin Resources Corp., Health Benefits Direct Corporation, and HBDC II, Inc. (incorporated by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on November 30, 2005).

2.2	Agreement and Plan of Merger, dated as of September 21, 2007, by and among the Company, HBDC Acquisition, LLC, System Consulting Associates, Inc. and the shareholders of System Consulting Associates, Inc. party thereto (incorporated by reference from Exhibit 2.1 to the Company’s Current Report on Form 8-K, filed with the Commission on September 26, 2007).

3.1	Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on November 22, 2005).

3.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, filed with the Commission on December 3, 2007).

3.3	Certificate of Amendment to Certificate of Incorporation (incorporated by reference to Exhibit 3.3 to the Registrant’s Current Report on Form 8-K, filed with the Commission on November 30, 2005).

3.4	Certificate of Merger of HBDC II, Inc. with and into Health Benefits Direct Corporation (incorporated by reference to Exhibit 3.4 to the Registrant’s Current Report on Form 8-K, filed with the Commission on November 30, 2005).

3.5	Certificate of Amendment to Certificate of Incorporation (incorporated by reference to Exhibit 3.3 to the Registrant’s Current Report on Form 8-K, filed with the Commission on November 30, 2005).

4.1	Form of Private Placement Subscription Agreement (incorporated by reference to Exhibit 10.5 to the Registrant’s Current Report on Form 8-K, filed with the Commission on November 30, 2005).

4.2	Form of Common Stock Purchase Warrant Certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on November 30, 2005).

4.3	Warrant to Purchase Common Stock issued to Alvin H. Clemens (incorporated by reference to Exhibit 4.2 to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005, filed with the Commission on March 31, 2006).

4.4	Securities Purchase Agreement, dated March 30, 2007, by and between Health Benefits Direct Corporation and the Investors party thereto (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on March 30, 2007).

4.5	Registration Rights Agreement, dated March 30, 2007, by and between Health Benefits Direct Corporation and the Investors party thereto (incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K, filed with the Commission on March 30, 2007).

4.6	Form of Warrant (incorporated by reference to Exhibit 4.3 to the Registrant’s Current Report on Form 8-K, filed with the Commission on March 30, 2007).

Exhibit
Number	Description

4.7	Form of Placement Agent Warrant (incorporated by reference to Exhibit 4.4 to the Registrant’s Current Report on Form 8-K, filed with the Commission on March 30, 2007).

4.8	Registration Rights Agreement, dated October 1, 2007, by and between Health Benefits Direct Corporation and Computer Command and Control Company (incorporated by reference from Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed with the Commission on October 4, 2007).

4.9	Registration Rights Agreement, dated October 1, 2007, by and among Health Benefits Direct Corporation and Robert J. Oakes, Jeff Brocco, Tim Savery and Lisa Roetz (incorporated by reference from Exhibit 4.2 to the Company’s Current Report on Form 8-K, filed with the Commission on October 4, 2007).

4.10	Securities Purchase Agreement, dated March 31, 2008, by and between Health Benefits Direct Corporation and the Investors party thereto (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on March 31, 2008).

4.11	Securities Purchase Agreement, dated March 31, 2008, by and between Health Benefits Direct Corporation and the Investors party thereto (incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K, filed with the Commission on March 31, 2008).

4.12	Registration Rights Agreement, dated March 31, 2008, by and between Health Benefits Direct Corporation and the Investors party thereto (incorporated by reference to Exhibit 4.3 to the Registrant’s Current Report on Form 8-K, filed with the Commission on March 31, 2008).

4.13	Registration Rights Agreement, dated March 31, 2008, by and between Health Benefits Direct Corporation and the Investors party thereto (incorporated by reference to Exhibit 4.4 to the Registrant’s Current Report on Form 8-K, filed with the Commission on March 31, 2008).

4.14	Form of Warrant (incorporated by reference to Exhibit 4.5 to the Registrant’s Current Report on Form 8-K, filed with the Commission on March 31, 2008).

4.15	Letter Agreement, dated March 31, 2008, by and between Health Benefits Direct Corporation and The Co-Investment Fund II, L.P. (incorporated by reference to Exhibit 4.6 to the Registrant’s Current Report on Form 8-K, filed with the Commission on March 31, 2008).

5.1**	Opinion of Morgan, Lewis & Bockius LLP

10.1	Health Benefits Direct Corporation 2005 Incentive Stock Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on November 30, 2005).

10.2	Health Benefits Direct Corporation 2005 Non-Employee Directors Stock Option Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K/A, filed with the Commission on December 22, 2005).

10.3	Health Benefits Direct Corporation Compensation Plan for Directors (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on March 20, 2006).

10.4	Lease Agreement, dated February 9, 2004, between Case Holding Co. and Platinum Partners, LLC (incorporated by reference to Exhibit 10.7 to the Registrant’s Current Report on Form 8-K, filed with the Commission on November 30, 2005).

10.5	Lease between Health Benefits Direct Corporation and FG2200, LLC, effective March 15, 2006 (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on March 6, 2006).

10.6	Employment Agreement, dated November 18, 2005, between Health Benefits Direct Corporation and Charles A. Eissa (incorporated by reference to Exhibit 10.15 to the Registrant’s Current Report on Form 8-K, filed with the Commission on November 30, 2005).

10.7	Form of Director and Officer Indemnification Agreement (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on January 17, 2006).

10.8	Securities Contribution Agreement, dated September 9, 2005, among Health Benefits Direct Corporation, Marlin Capital Partners I, LLC, Scott Frohman, Charles A. Eissa, Platinum Partners II LLC and Dana Boskoff (incorporated by reference to Exhibit 10.22 to the Registrant’s Current Report on Form 8-K, filed with the Commission on November 30, 2005).

10.9	Lockup Agreement, dated November 23, 2005, among Health Benefits Direct Corporation, Scott Frohman, Charles A. Eissa and Daniel Brauser (incorporated by reference to Exhibit 10.24 to the Registrant’s Current Report on Form 8-K, filed with the Commission on November 30, 2005).

10.10	Advisory Agreement, dated November 1, 2005, between Health Benefits Direct Corporation and Warren V. Musser (incorporated by reference to Exhibit 10.25 to the Registrant’s Current Report on Form 8-K, filed with the Commission on November 30, 2005).

Exhibit
Number	Description

10.11	Merger Agreement, dated April 3, 2006, among Health Benefits Direct Corporation, ISG Merger Acquisition Corp., Insurance Specialist Group Inc. and Ivan M. Spinner (incorporated by reference to the Registrant’s Current Report on Form 8-K, filed with the Commission on April 6, 2006).

10.12	Employment Agreement, dated April 3, 2006, between HBDC II, Inc. and Ivan M. Spinner (incorporated by reference to the Registrant’s Current Report on Form 8-K, filed with the Commission on April 6, 2006).

10.13	Health Benefits Direct Corporation 2006 Omnibus Equity Compensation Plan (incorporated by reference to the Registrant’s Current Report on Form 8-K, filed with the Commission on May 2, 2006).

10.14	Health Benefits Direct Corporation 2006 Omnibus Equity Compensation Plan Form of Nonqualified Stock Option Grant (incorporated by reference to the Registrant’s Current Report on Form 8-K, filed with the Commission on May 2, 2006).

10.15	Sublease, dated March 7, 2006, between Health Benefits Direct Corporation and World Travel Partners I, LLC (incorporated by reference to the Registrant’s Current Report on Form 8-K, filed with the Commission on May 19, 2006).

10.16	First Amendment to Sublease, dated April 18, 2006, between Health Benefits Direct Corporation ad World Travel Partners I, LLC (incorporated by reference to the Registrant’s Current Report on Form 8-K, filed with the Commission on May 19, 2006).

10.17	Letter Agreement, dated April 18, 2006, among World Travel Partners I, LLC, Health Benefits Direct Corporation, and 1120 Avenue of the Americas, LLC (incorporated by reference to the Registrant’s Current Report on Form 8-K, filed with the Commission on May 19, 2006).

10.18	Software and Services Agreement, dated May 31, 2006, among Health Benefits Direct Corporation, Insurint Corporation, and Realtime Solutions Group, L.L.C. (incorporated by reference to the Registrant’s Current Report on Form 8-K, filed with the Commission on June 2, 2006).

10.19	Lease, dated July 7, 2006, between Health Benefits Direct Corporation and Radnor Properties-SDC, L.P. (incorporated by reference to the Registrant’s Current Report on Form 8-K, filed with the Commission on July 10, 2006)

10.20	Separation Agreement, dated December 7, 2006, between Health Benefits Direct Corporation and Scott Frohman (incorporated by reference to the Registrant’s Current Report on Form 8-K, filed with the Commission on December 11, 2006).

10.21	Amendment No. 1 to Option, dated as of February 15, 2007, delivered by Health Benefits Direct Corporation to Daniel Brauser (incorporated by reference to the Registrant’s Current Report on Form 8-K, filed with the Commission on February 16, 2007).

10.22	Consent and Lock-Up Agreement, dated April 5, 2007, between Health Benefits Direct Corporation and Scott Frohman (incorporated by reference to the Registrant’s Current Report on Form 8-K, filed with the Commission on April 6, 2007).

10.23	Agreement to Transfer Partnership Interests, dated October 1, 2007, by and among HBDC Acquisition, LLC and the former partners of BileniaTech, L.P. (incorporated by reference from Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the Commission on October 4, 2007).

10.24	Amended and Restated Employment Agreement, dated November 27, 2007, between Health Benefits Direct Corporation and Alvin H. Clemens (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on December 3, 2007).

Exhibit
Number	Description

10.25	Amended and Restated Employment Agreement, dated November 27, 2007, between Health Benefits Direct Corporation and Anthony R. Verdi (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K, filed with the Commission on December 3, 2007).

10.26	Amended and Restated Employment Agreement, dated November 27, 2007, between Health Benefits Direct Corporation and Ivan M. Spinner (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K, filed with the Commission on December 3, 2007).

10.27	Amendment 2008-1 to Amended and Restated Employment Agreement, dated March 31, 2008, between Health Benefits Direct Corporation and Anthony R. Verdi (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K, filed with the Commission on March 31, 2008).

10.28	Amendment 2008-1 to Employment Agreement, dated March 31, 2008, between Health Benefits Direct Corporation and Charles Eissa (incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K, filed with the Commission on March 31, 2008).

10.29	Health Benefits Direct Corporation 2008 Equity Compensation Plan (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K, filed with the Commission on March 31, 2008).

14	Code of Business Conduct and Ethics (incorporated by reference to Exhibit 14.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on February 4, 2008).

21	Subsidiaries of Health Benefits Direct Corporation (incorporated by reference to Exhibit 21 to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006, filed with the Commission on April 2, 2007).

23.1**	Consent of Sherb & Co., LLP.

23.2**	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1)

**	Filed herewith

Item 28. Undertakings.
The undersigned Registrant undertakes:
(a) (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:
          (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
          (ii) Reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
          (iii) Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
     (2) For determining liability under the Securities Act of 1933, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.
     (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.
(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
(c) In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorizes this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Radnor, Commonwealth of Pennsylvania, on this 30th day of April, 2008.

HEALTH BENEFITS DIRECT CORPORATION
By:	ANTHONY R. VERDI
Anthony R. Verdi
Chief Financial Officer and Chief Operating Officer

Power of Attorney
     We, the undersigned officers and directors of Health Benefits Direct Corporation, hereby severally constitute and appoint Anthony R. Verdi our true and lawful attorney with full power to him to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-1 filed herewith and any and all subsequent amendments to said Registration Statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Health Benefits Direct Corporation to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney, or any of them, to said Registration Statement and any and all amendments thereto.
     Pursuant to the requirements of the Securities Act of 1933, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

ALVIN H. CLEMENS Alvin H. Clemens	Co-Chairman	April 30, 2008

DONALD R. CALDWELL Donald R. Caldwell	Co-Chairman	April 30, 2008

ANTHONY R. VERDI Anthony R. Verdi	Chief Financial Officer and Chief Operating Officer (Principal Executive and Financial Officer)	April 30, 2008

WARREN V. MUSSER Warren V. Musser	Director	April 30, 2008

CHARLES A. EISSA Charles A. Eissa	President and Director	April 30, 2008

JOHN HARRISON John Harrison	Director	April 30, 2008

PAUL SOLTOFF Paul Soltoff	Director	April 30, 2008

L.J. ROWELL L.J. Rowell	Director	April 30, 2008

SANFORD RICH Sanford Rich	Director	April 30, 2008

FREDERICK C. TECCE Frederick C. Tecce	Director	April 30, 2008

EXHIBIT INDEX

Exhibit
Number	Description

2.1	Agreement and Plan of Merger, dated November 23, 2005, among Darwin Resources Corp., Health Benefits Direct Corporation, and HBDC II, Inc. (incorporated by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on November 30, 2005).

2.2	Agreement and Plan of Merger, dated as of September 21, 2007, by and among the Company, HBDC Acquisition, LLC, System Consulting Associates, Inc. and the shareholders of System Consulting Associates, Inc. party thereto (incorporated by reference from Exhibit 2.1 to the Company’s Current Report on Form 8-K, filed with the Commission on September 26, 2007).

3.1	Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on November 22, 2005).

3.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, filed with the Commission on December 3, 2007).

3.3	Certificate of Amendment to Certificate of Incorporation (incorporated by reference to Exhibit 3.3 to the Registrant’s Current Report on Form 8-K, filed with the Commission on November 30, 2005).

3.4	Certificate of Merger of HBDC II, Inc. with and into Health Benefits Direct Corporation (incorporated by reference to Exhibit 3.4 to the Registrant’s Current Report on Form 8-K, filed with the Commission on November 30, 2005).

3.5	Certificate of Amendment to Certificate of Incorporation (incorporated by reference to Exhibit 3.3 to the Registrant’s Current Report on Form 8-K, filed with the Commission on November 30, 2005).

4.1	Form of Private Placement Subscription Agreement (incorporated by reference to Exhibit 10.5 to the Registrant’s Current Report on Form 8-K, filed with the Commission on November 30, 2005).

4.2	Form of Common Stock Purchase Warrant Certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on November 30, 2005).

4.3	Warrant to Purchase Common Stock issued to Alvin H. Clemens (incorporated by reference to Exhibit 4.2 to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005, filed with the Commission on March 31, 2006).

4.4	Securities Purchase Agreement, dated March 30, 2007, by and between Health Benefits Direct Corporation and the Investors party thereto (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on March 30, 2007).

4.5	Registration Rights Agreement, dated March 30, 2007, by and between Health Benefits Direct Corporation and the Investors party thereto (incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K, filed with the Commission on March 30, 2007).

4.6	Form of Warrant (incorporated by reference to Exhibit 4.3 to the Registrant’s Current Report on Form 8-K, filed with the Commission on March 30, 2007).

4.7	Form of Placement Agent Warrant (incorporated by reference to Exhibit 4.4 to the Registrant’s Current Report on Form 8-K, filed with the Commission on March 30, 2007).

4.8	Registration Rights Agreement, dated October 1, 2007, by and between Health Benefits Direct Corporation and Computer Command and Control Company (incorporated by reference from Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed with the Commission on October 4, 2007).

Exhibit
Number	Description

4.9	Registration Rights Agreement, dated October 1, 2007, by and among Health Benefits Direct Corporation and Robert J. Oakes, Jeff Brocco, Tim Savery and Lisa Roetz (incorporated by reference from Exhibit 4.2 to the Company’s Current Report on Form 8-K, filed with the Commission on October 4, 2007).

4.10	Securities Purchase Agreement, dated March 31, 2008, by and between Health Benefits Direct Corporation and the Investors party thereto (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on March 31, 2008).

4.11	Securities Purchase Agreement, dated March 31, 2008, by and between Health Benefits Direct Corporation and the Investors party thereto (incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K, filed with the Commission on March 31, 2008).

4.12	Registration Rights Agreement, dated March 31, 2008, by and between Health Benefits Direct Corporation and the Investors party thereto (incorporated by reference to Exhibit 4.3 to the Registrant’s Current Report on Form 8-K, filed with the Commission on March 31, 2008).

4.13	Registration Rights Agreement, dated March 31, 2008, by and between Health Benefits Direct Corporation and the Investors party thereto (incorporated by reference to Exhibit 4.4 to the Registrant’s Current Report on Form 8-K, filed with the Commission on March 31, 2008).

4.14	Form of Warrant (incorporated by reference to Exhibit 4.5 to the Registrant’s Current Report on Form 8-K, filed with the Commission on March 31, 2008).

4.15	Letter Agreement, dated March 31, 2008, by and between Health Benefits Direct Corporation and The Co-Investment Fund II, L.P. (incorporated by reference to Exhibit 4.6 to the Registrant’s Current Report on Form 8-K, filed with the Commission on March 31, 2008).

5.1**	Opinion of Morgan, Lewis & Bockius LLP

10.1	Health Benefits Direct Corporation 2005 Incentive Stock Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on November 30, 2005).

10.2	Health Benefits Direct Corporation 2005 Non-Employee Directors Stock Option Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K/A, filed with the Commission on December 22, 2005).

10.3	Health Benefits Direct Corporation Compensation Plan for Directors (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on March 20, 2006).

10.4	Lease Agreement, dated February 9, 2004, between Case Holding Co. and Platinum Partners, LLC (incorporated by reference to Exhibit 10.7 to the Registrant’s Current Report on Form 8-K, filed with the Commission on November 30, 2005).

10.5	Lease between Health Benefits Direct Corporation and FG2200, LLC, effective March 15, 2006 (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on March 6, 2006).

10.6	Employment Agreement, dated November 18, 2005, between Health Benefits Direct Corporation and Charles A. Eissa (incorporated by reference to Exhibit 10.15 to the Registrant’s Current Report on Form 8-K, Filed with the Commission on November 30, 2005).

10.7	Form of Director and Officer Indemnification Agreement (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on January 17, 2006).

10.8	Securities Contribution Agreement, dated September 9, 2005, among Health Benefits Direct Corporation, Marlin Capital Partners I, LLC, Scott Frohman, Charles A. Eissa, Platinum Partners II LLC and Dana Boskoff (incorporated by reference to Exhibit 10.22 to the Registrant’s Current Report on Form 8-K, filed with the Commission on November 30, 2005).

10.9	Lockup Agreement, dated November 23, 2005, among Health Benefits Direct Corporation, Scott Frohman, Charles A. Eissa and Daniel Brauser (incorporated by reference to Exhibit 10.24 to the Registrant’s Current Report on Form 8-K, filed with the Commission on November 30, 2005).

10.10	Advisory Agreement, dated November 1, 2005, between Health Benefits Direct Corporation and Warren V. Musser (incorporated by reference to Exhibit 10.25 to the Registrant’s Current Report on Form 8-K, filed with the Commission on November 30, 2005).

10.11	Merger Agreement, dated April 3, 2006, among Health Benefits Direct Corporation, ISG Merger Acquisition Corp., Insurance Specialist Group Inc. and Ivan M. Spinner (incorporated by reference to the Registrant’s Current Report on Form 8-K, filed with the Commission on April 6, 2006).

Exhibit
Number	Description

10.12	Employment Agreement, dated April 3, 2006, between HBDC II, Inc. and Ivan M. Spinner (incorporated by reference to the Registrant’s Current Report on Form 8-K, filed with the Commission on April 6, 2006).

10.13	Health Benefits Direct Corporation 2006 Omnibus Equity Compensation Plan (incorporated by reference to the Registrant’s Current Report on Form 8-K, filed with the Commission on May 2, 2006).

10.14	Health Benefits Direct Corporation 2006 Omnibus Equity Compensation Plan Form of Nonqualified Stock Option Grant (incorporated by reference to the Registrant’s Current Report on Form 8-K, filed with the Commission on May 2, 2006).

10.15	Sublease, dated March 7, 2006, between Health Benefits Direct Corporation and World Travel Partners I, LLC (incorporated by reference to the Registrant’s Current Report on Form 8-K, filed with the Commission on May 19, 2006).

10.16	First Amendment to Sublease, dated April 18, 2006, between Health Benefits Direct Corporation ad World Travel Partners I, LLC (incorporated by reference to the Registrant’s Current Report on Form 8-K, filed with the Commission on May 19, 2006).

10.17	Letter Agreement, dated April 18, 2006, among World Travel Partners I, LLC, Health Benefits Direct Corporation, and 1120 Avenue of the Americas, LLC (incorporated by reference to the Registrant’s Current Report on Form 8-K, filed with the Commission on May 19, 2006).

10.18	Software and Services Agreement, dated May 31, 2006, among Health Benefits Direct Corporation, Insurint Corporation, and Realtime Solutions Group, L.L.C. (incorporated by reference to the Registrant’s Current Report on Form 8-K, filed with the Commission on June 2, 2006).

10.19	Lease, dated July 7, 2006, between Health Benefits Direct Corporation and Radnor Properties-SDC, L.P. (incorporated by reference to the Registrant’s Current Report on Form 8-K, filed with the Commission on July 10, 2006)

10.20	Separation Agreement, dated December 7, 2006, between Health Benefits Direct Corporation and Scott Frohman (incorporated by reference to the Registrant’s Current Report on Form 8-K, filed with the Commission on December 11, 2006).

10.21	Amendment No. 1 to Option, dated as of February 15, 2007, delivered by Health Benefits Direct Corporation to Daniel Brauser (incorporated by reference to the Registrant’s Current Report on Form 8-K, filed with the Commission on February 16, 2007).

10.22	Consent and Lock-Up Agreement, dated April 5, 2007, between Health Benefits Direct Corporation and Scott Frohman (incorporated by reference to the Registrant’s Current Report on Form 8-K, filed with the Commission on April 6, 2007).

10.23	Agreement to Transfer Partnership Interests, dated October 1, 2007, by and among HBDC Acquisition, LLC and the former partners of BileniaTech, L.P. (incorporated by reference from Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the Commission on October 4, 2007).

10.24	Amended and Restated Employment Agreement, dated November 27, 2007, between Health Benefits Direct Corporation and Alvin H. Clemens (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on December 3, 2007).

10.25	Amended and Restated Employment Agreement, dated November 27, 2007, between Health Benefits Direct Corporation and Anthony R. Verdi (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K, filed with the Commission on December 3, 2007).

Exhibit
Number	Description

10.26	Amended and Restated Employment Agreement, dated November 27, 2007, between Health Benefits Direct Corporation and Ivan M. Spinner (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K, filed with the Commission on December 3, 2007).

10.27	Amendment 2008-1 to Amended and Restated Employment Agreement, dated March 31, 2008, between Health Benefits Direct Corporation and Anthony R. Verdi (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K, filed with the Commission on March 31, 2008).

10.28	Amendment 2008-1 to Employment Agreement, dated March 31, 2008, between Health Benefits Direct Corporation and Charles Eissa (incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K, filed with the Commission on March 31, 2008).

10.29	Health Benefits Direct Corporation 2008 Equity Compensation Plan (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K, filed with the Commission on March 31, 2008).

14	Code of Business Conduct and Ethics (incorporated by reference to Exhibit 14.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on February 4, 2008).

21	Subsidiaries of Health Benefits Direct Corporation, (incorporated by reference to Exhibit 21 to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006, filed with the Commission on April 2, 2007).

23.1**	Consent of Sherb & Co., LLP.

23.2**	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1)

**	Filed herewith